Exhibit 10.1

LEASE

DOLP 1133 PROPERTIES II LLC

as Landlord

to

TAKE-TWO INTERACTIVE SOFTWARE, INC.

as Tenant

Date: as of December 12, 2016

Premises

1133 Avenue of the Americas and 110 West 44th Street

New York, New York 10036

ARTICLE 31 CONSENTS	74
ARTICLE 32 MISCELLANEOUS	75
ARTICLE 33 SUCCESSORS AND ASSIGNS	80
ARTICLE 34 HAZARDOUS MATERIALS	80
ARTICLE 35 INTENTIONALLY OMITTED	81
ARTICLE 36 SUBMISSION TO JURISDICTION	81
ARTICLE 37 LANDLORD’S WORK AND TENANT’S WORK	81
ARTICLE 38 RENEWAL OPTION	88
ARTICLE 39 EXPANSION OPTION	91
ARTICLE 40 AMENITY PREMISES	91
ARTICLE 41 EXTERIOR SIGNAGE	96
ARTICLE 42 PRIVATE ENTRANCE	97
ARTICLE 43 BUILDING EMERGENCY GENERATOR	103
ARTICLE 44 SETBACKS	103
ARTICLE 45 TENANT’S CONTRACTION OPTION	110

EXHIBIT A-1	FLOOR PLANS - THE OFFICE SPACE
EXHIBIT A-2	FLOOR PLAN - THE PRIVATE ENTRANCE
EXHIBIT A-3	FLOOR PLAN - THE AMENITY PREMISES
EXHIBIT A-4	FLOOR PLANS - SETBACKS
EXHIBIT B	CLEANING SPECIFICATIONS
EXHIBIT C	RULES AND REGULATIONS
EXHIBIT D	BUILDING STANDARDS
EXHIBIT D-1	LIST OF APPROVED CONTRACTORS
EXHIBIT E	LANDLORD’S WORK
EXHIBIT F	LETTER OF CREDIT
EXHIBIT G	SAMPLE INSURANCE CERTIFICATE
EXHIBIT H	EXTERIOR SIGNAGE
EXHIBIT I	FORM OF NON-DISTURBANCE AGREEMENT FOR EXISTING MORTGAGE
EXHIBIT I-1	FORM OF NON-DISTURBANCE AGREEMENT FOR FUTURE MORTGAGE
EXHIBIT J	RETURNED SPACE
EXHIBIT K	LIMITATIONS ON BUILDING NAMING RIGHTS
EXHIBIT L	TENANT’S CONTRACTORS
EXHIBIT M-1	SECURITY DEPOSIT
EXHIBIT M-2	PAYMENT INSTRUCTIONS AND RENT COMMENCEMENT DATE
EXHIBIT M-3	TENANT’S PERCENTAGES
EXHIBIT M-4	EXPENSE STATEMENT DISPUTE COSTS
EXHIBIT M-5	SERVICE CHARGES
EXHIBIT M-6	INITIAL AFTER-HOURS FREIGHT ELEVATOR SERVICE
EXHIBIT M-7	TENANT’S REMEDIES FOR UTILITY, SERVICE OR ACCESS INTERRUPTIONS

EXHIBIT M-8	ELECTRICAL CAPACITY
EXHIBIT M-9	ADDITIONAL LANDLORD OBLIGATIONS IN CONNECTION WITH NON-DISTURBANCE AGREEMENTS
EXHIBIT M-10	TENANT’S OFFSET RIGHTS
EXHIBIT M-11	NOTICE
EXHIBIT M-12	CURRENT BUILDING SECURITY SYSTEM
EXHIBIT M-13	ADDITIONAL LIMITED REMEDY IN CONNECTION WITH CONSENTS
EXHIBIT M-14	TENANT’S WORK AMOUNTS
EXHIBIT M-15	LIMITATIONS ON THE RENEWAL OPTION
EXHIBIT M-16	EXPANSION OPTION
EXHIBIT M-17	AMENITY PREMISES CLEANING ALLOWANCE
EXHIBIT M-18	SETBACK RULES

INDENTURE OF LEASE, dated as of this 12th day of December, 2016 between DOLP 1133 PROPERTIES II LLC, having an office at One Bryant Park, New York, New York 10036 (“Landlord”) and TAKE-TWO INTERACTIVE SOFTWARE, INC., having an office at 622 Broadway, 6th floor, New York, New York 10012 (“Tenant”).

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1

PREMISES; TERM; DEFINITIONS

1.1                               Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the entire leasable area of the second (2nd) and third (3rd) floors as shown on the floor plans annexed hereto as Exhibit A-1 (collectively the “Office Space”) and the portions of the leasable area of the ground floor as shown on the floor plans annexed hereto as Exhibit A-2 (the “Private Entrance”) and Exhibit A-3 (the “Amenity Premises;” the Private Entrance and the Amenity Premises, collectively, the “Ground Floor Space;” the Ground Floor Space, together with the Office Space and any additional space leased by Tenant pursuant to the provisions of this Lease, including Exhibit M-16 attached hereto, taking into account any reduction in the space comprising the Demised Premises pursuant to Article 45 of this Lease or otherwise, collectively, the “Premises” or the “Demised Premises”), in the building known as 1133 Avenue of the Americas and 110 West 44th Street, hereinafter called the “Building,” in the Borough of Manhattan, City, County and State of New York. Floor references are designated rental floor numbers, there being no rental floor designated as the thirteenth (13th) floor. Notwithstanding anything herein to the contrary but subject to the terms of the final three (3) sentences of Section 11.1 hereof, all core toilet rooms located on any floor(s) of the Building on which Tenant shall lease all of the leasable area (including pursuant to the terms of Exhibit M-16 attached hereto) shall be deemed to be part of the Premises for all purposes of this Lease, including for the purposes of Articles 11, 12, 16 and 17 hereof.

1.2                               The Demised Premises are leased, together with the appurtenances, including the right to use in common with others, the lobbies, elevators and other public portions of the Building.

TO HAVE AND TO HOLD unto Tenant, its successors and permitted assigns, for the term (the “Initial Term”) of approximately sixteen (16) years, to commence on the date hereof (the “Commencement Date”) and to end (subject to the terms of Article 38 hereof) on the final day of the month during which the fifteenth (15th) anniversary of the Rent Commencement Date shall occur (the “Expiration Date”) unless the term shall terminate sooner pursuant to any of the terms of this Lease or pursuant to law, YIELDING AND PAYING the Rent hereinafter set forth, all on the covenants, conditions and agreements hereinbefore and hereinafter stated. Landlord shall deliver to Tenant vacant, broom-clean possession of the Premises and the North Second Floor Setback on the Commencement Date.

1.3                               Definitions:

As used in this Lease, the following terms shall have the following meanings, such meanings to be equally applicable to both the singular and plural forms of the terms defined:

(i)                                                        “Actual Delivery Date” shall mean the date on which vacant possession of the entire applicable Expansion Space is actually delivered by Landlord to Tenant in accordance with the applicable terms hereof.

(ii)                                                     “Actual Returned Space Surrender Date” shall have the meaning set forth in Section 45.1 of this Lease.

(i)                                                        “ADA” shall have the meaning set forth in Section 11.1 of this Lease.

(ii)                                                     “Additional Rent” or “additional rent” shall mean all rent other than Fixed Rent, and all costs, charges, sums and expenses which Tenant assumes, agrees or is obligated to pay to Landlord pursuant to this Lease.

(iii)                                                  “Affiliate” shall have the meaning set forth in Section 8.6(4) of this Lease.

(iv)                                                 “after-hours air-conditioning service” shall have the meaning set forth in Section 6.5 of this Lease.

(v)                                                    “Amenity Premises” shall have the meaning set forth in Section 1.1 of this Lease.

(vi)                                                 “Amenity Premises Storefront” shall mean the storefront of the Amenity Premises (including (if any) the upper sign band(s), horizontal and vertical mullions and the base wainscot).

(vii)                                              “Ancillary Uses” shall have the meaning set forth in Section 5.1 of this Lease.

(viii)                                           “Arbitration Notices” shall mean any notice by Landlord or Tenant to the other pursuant to the terms of Article 38 hereof or Exhibit M-16 attached hereto setting forth (a) the Fixed Rent of the Premises (or the Expansion Space, as the case may be) on a “gross basis” (i.e., with Taxes and Expenses (to the extent applicable) being paid on an escalated basis above a base number, which base number for Taxes and Expenses (to the extent applicable) is included in the gross rent) for which the party in question believes that Landlord could lease the Premises (or the Expansion Space, as the case may be) to an unrelated third party in an arm’s length transaction in the then Manhattan real estate marketplace for a term equal to ten (10) or fifteen (15) years, as the case may be (which Fixed Rent may include periodic increases and which amounts may differ from any terms previously proposed by the parties), and (b) an arbitrator designated by such party meeting the standards therefor set forth herein.

(ix)                                                 “Article 25 Arbitration Notice” shall have the meaning set forth in Section 25.1 of this Lease.

(x)                                                    “Availability Notice” shall mean any notice by Landlord to Tenant setting forth (i) the Estimated Delivery Date of the applicable Expansion Space and (ii) the applicable Expansion Space

(xi)                                                 “Bankruptcy Event” shall mean any of the following: (i) a general assignment by Tenant for the benefit of its creditors; (ii) the admission in writing by

Tenant, or the final determination by a court of competent jurisdiction, of the insolvency of Tenant or its inability to pay its debts as they become due; (iii) the voluntary commencement of any case or proceeding with respect to Tenant under any Bankruptcy Law or the filing by Tenant of a petition, application, motion or complaint seeking the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or similar official of or for itself or of or for a material part of its assets; (iv) the involuntary commencement of any case or proceeding with respect to Tenant under any Bankruptcy Law or the filing of a petition, application, motion or complaint seeking the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or similar official of or for Tenant or of or for a material part of its assets which case, proceeding, petition, application, motion or complaint is not both timely and diligently controverted and dismissed within ninety (90) days of its commencement or filing; (v) the appointment of or taking of possession by a receiver, custodian, trustee, liquidator or similar official of or for Tenant or of or for a substantial part of its assets which is not both timely and diligently controverted and stayed or dismissed within ninety (90) days of its commencement; or (vi) the making of any levy on or judicial seizure or attachment of a substantial part of Tenant’s assets which is not both timely and diligently controverted and stayed or dismissed within ninety (90) days of its commencement.

(xii)                                              “Bankruptcy Law” shall mean, collectively, Title 11 of the U.S. Code or any other present or future law of any jurisdiction which is applicable to Tenant for the relief, liquidation or rehabilitation of debtors, as amended.

(xiii)                                           “Base Tax” shall have the meaning set forth in Section 4.1A(1) of this Lease.

(xiv)                                          “Broker” shall mean Cushman & Wakefield, Inc.

(xv)                                             “Broker’s Commission Amortization Amount” shall have the meaning set forth in Section 45.2 of this Lease.

(xvi)                                          “BTU Water Notice” shall have the meaning set forth in Section 40.11 of this Lease.

(xvii)                                       “Building” shall mean the building located at 1133 Avenue of the Americas and 110 West 44th Street in the Borough of Manhattan, City, County and State of New York.

(xviii)                                    “Building Emergency Generator” shall have the meaning set forth in Section 43.1 of this Lease.

(xix)                                          “Building Emergency Generator Date” shall have the meaning set forth in Section 43.3 of this Lease.

(xx)                                             “Building Standards” shall have the meaning set forth in Section 13.4J of this Lease.

(xxi)                                          “business days” shall mean Monday through Friday, exclusive of holidays.

(xxii)                                       “business hours” shall mean 8:00 A.M. to 6:00 P.M. on business days.

(xxiii)                                    “Commencement Date” shall have the meaning set forth in Section 1.2 of this Lease.

(xxiv)                                   “Commencement Date Agreement” shall have the meaning set forth in Section 2.2 of this Lease.

(xxv)                                      “Condenser Water Notice” shall have the meaning set forth in Section 6.6B of this Lease.

(xxvi)                                   “Consequential Damages” shall mean any incidental, consequential, indirect, punitive, speculative, special or exemplary damages, or damages on account of lost profits, unrealized expectations or other similar claims.

(xxvii)                                “Contraction Date” shall have the meaning set forth in Section 45.1 of this Lease.

(xxviii)                             “Contraction Notice” shall have the meaning set forth in Section 45.1 of this Lease.

(xxix)                                   “Contraction Option” shall have the meaning set forth in Section 45.1 of this Lease.

(xxx)                                      “Contraction Payment” shall have the meaning set forth in Section 45.2 of this Lease.

(xxxi)                                   “Conversion” shall have the meaning set forth in Section 9.11A of this Lease.

(xxxii)                                “CPI” shall have the meaning set forth in Section 4.1A(5) of this Lease.

(xxxiii)                             “Delivering Party” shall have the meaning set forth in Section 25.1 of this Lease.

(xxxiv)                            “Demised Premises” or “Premises” shall have the meaning set forth in Section 1.1 of this Lease.

(xxxv)                               “Desired Capacity” shall have the meaning set forth in Section 43.2 of this Lease.

(xxxvi)                            “Durst Entity” shall mean The Durst Organization and/or any entity owned or controlled by, or trust(s) set up primarily for the benefit of, one or more of the members of the immediate family of Joseph Durst. For purposes of the foregoing definition, (a) the term “control” shall mean the ownership, directly or indirectly, of at least 50% of the outstanding stock if a corporation, or other equity interest if not a corporation, and the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or by contract or otherwise and (b) the phrase “members of the immediate family” shall mean a spouse, a sibling, a lineal ancestor or descendant (including a legally adopted child) and a spouse of any lineal ancestor or lineal descendant.

(xxxvii)                         “Election Notice” shall have the meaning set forth in Section 38.1 of this Lease.

(xxxviii)                      “Electric Rates” shall have the meaning set forth in Section 7.4 of this Lease.

(xxxix)                            “Electrical Work” shall have the meaning set forth in Section 7.3B of this Lease.

(xl)                                                 “Escalator” shall mean the two (2) new escalators (i.e., one (1) escalator conveying people from the Private Entrance to the second (2nd) floor and one (1) escalator conveying people from the second (2nd) floor to the Private Entrance) connecting the Private Entrance and the second (2nd) floor of the Building to be installed by Landlord as part of Landlord’s Post-Delivery Work.

(xli)                                              “Estimated Delivery Date” shall mean the date on which Landlord anticipates that vacant possession of the entire applicable Expansion Space shall be delivered to Tenant in accordance with the applicable terms hereof.

(xlii)                                           “Estimated Expense Payment” shall have the meaning set forth in Section 4.1C(2) of this Lease.

(xliii)                                        “Estimated Tax Statement” shall have the meaning set forth in Section 4.1B(1) of this Lease.

(xliv)                                       “Expansion Space” shall have the meaning set forth in Exhibit M-16 attached to this Lease.

(xlv)                                          “Expense Base” shall have the meaning set forth in Section 4.1A(8) of this Lease.

(xlvi)                                       “Expense Payment” shall have the meaning set forth in Section 4.1C(1) of this Lease.

(xlvii)                                    “Expense Statement” shall have the meaning set forth in Section 4.1C(4) of this Lease.

(xlviii)                                 “Expense Year” shall have the meaning set forth in Section 4.1A(7) of this Lease.

(xlix)                                       “Expenses” shall have the meaning set forth in Section 4.1A(9) of this Lease.

(l)                                                        “Expiration Date” shall have the meaning set forth in Section 1.2 of this Lease.

(li)                                                     “Exterior Signage” shall have the meaning set forth in Section 41.1 of this Lease.

(lii)                                                  “Final Tax Statement” shall have the meaning set forth in Section 4.1B(1) of this Lease.

(liii)                                               “First Rent Period” shall have the meaning set forth in Section 3.1A of this Lease.

(liv)                                              “Fixed Rent” shall have the meaning set forth in Section 3.1 of this Lease.

(lv)                                                 “Free Rent Amortization Amount” shall have the meaning set forth in Section 45.2 of this Lease.

(lvi)                                              “GAAP” shall mean generally accepted accounting principles (consistently applied).

(lvii)                                           “Ground Floor Space” shall have the meaning set forth in Section 1.1 of this Lease.

(lviii)                                        “Hazardous Material(s)” shall have the meaning set forth in Section 34.1 of this Lease.

(lix)                                              “Heat Meter” shall have the meaning set forth in Section 40.11 of this Lease.

(lx)                                                 “Heating Rate” shall have the meaning set forth in Section 40.11 of this Lease.

(lxi)                                              “holidays” shall mean all federal holidays, state holidays and Building Service Employees Union contract holidays.

(lxii)                                           “Initial Desired Capacity” shall have the meaning set forth in Section 43.2 of this Lease.

(lxiii)                                        “Initial Term” shall have the meaning set forth in Section 1.2 of this Lease.

(lxiv)                                       “Interest Rate” shall mean the Prime Rate plus 2% per annum.

(lxv)                                          “JAMS” shall have the meaning set forth in Section 25.1 of this Lease.

(lxvi)                                       “JAMS Rules” shall have the meaning set forth in Section 25.1 of this Lease.

(lxvii)                                    “Land” shall mean the land on which the Building is located, except as otherwise provided in Article 28 below.

(lxviii)                                 “Landlord” shall mean DOLP 1133 Properties II LLC or its successors and assigns, subject to Article 23 below.

(lxix)                                       “Landlord Entities” shall have the meaning set forth in Section 4.1A(9) of this Lease.

(lxx)                                          “Landlord’s Construction Representative” shall mean any person(s) designated by Landlord in writing from time to time to serve as its representative during the performance of Landlord’s Work and Tenant’s Work. As of the date hereof,

Landlord’s Construction Representative shall be Ms. Leila Colbert, whose email address is lcolbert@durst.org.

(lxxi)                                       “Landlord’s Delay” shall have the meaning set forth in Section 37.2B of this Lease.

(lxxii)                                    “Landlord’s Indemnified Parties” shall have the meaning set forth in Section 16.4 of this Lease.

(lxxiii)                                 “Landlord’s North Setback Work” shall have the meaning set forth in Section 44.9E of this Lease.

(lxxiv)                                “Landlord’s Post-Possession Work” shall have the meaning set forth in Section 37.1A of this Lease.

(lxxv)                                   “Landlord’s Pre-Possession Work” shall have the meaning set forth in Section 37.1A of this Lease.

(lxxvi)                                “Landlord’s Setback Work” shall have the meaning set forth in Section 44.9F of this Lease.

(lxxvii)                             “Landlord’s South Setback Work” shall have the meaning set forth in Section 44.9F of this Lease.

(lxxviii)                          “Landlord’s Work” shall have the meaning set forth in Section 37.1A of this Lease.

(lxxix)                                “Legal Requirements” shall have the meaning set forth in Section 11.1 of this Lease.

(lxxx)                                   “Letter of Credit” shall have the meaning set forth in Exhibit M-1 attached to this Lease.

(lxxxi)                                “Low Rise Bank” shall mean the passenger elevator bank currently serving the second (2nd) through eleventh (11th) floors of the Building.

(lxxxii)                             “NAM” shall have the meaning set forth in Section 25.1 of this Lease.

(lxxxiii)                          “Network” shall have the meaning set forth in Section 13.4K of this Lease.

(lxxxiv)                         “Non-Disturbance Agreement” shall have the meaning set forth in Section 9.8 of this Lease.

(lxxxv)                            “North Second Floor Setback” shall mean the entire northern Setback located on the second (2nd) floor of the Building adjacent to the Office Space.

(lxxxvi)                         “notice” shall mean any demand, notice, request, consent, approval, authorization, advice, submission or other communication permitted or required to be given by the terms and provisions of this Lease, or by any law or governmental regulation, either by Landlord to Tenant or by Tenant to Landlord.

(lxxxvii)                        “OFAC” shall have the meaning set forth in Section 32.16 of this Lease.

(lxxxviii)                       “Office Space” shall have the meaning set forth in Section 1.1 of this Lease.

(lxxxix)                         “Order” shall have the meaning set forth in Section 32.16 of this Lease.

(xc)                                              “Orders” shall have the meaning set forth in Section 32.16 of this Lease.

(xci)                                           “Other Name” shall mean another name requested by Tenant with which an entity comprising the named Tenant herein or its Affiliate, Parent Company, Subsidiary or Successor is then widely and publicly known or identified, provided that such name (a) is not detrimental to the reputation or image of the Building as a first-class multi-tenanted office building and (b) can reasonably be accommodated in the space allocated for the applicable signage, in each instance as determined by Landlord in its reasonable judgment.

(xcii)                                        “Parent Company” shall have the meaning set forth in Section 8.6(4) of this Lease.

(xciii)                                     “Permitted Licensees” shall have the meaning set forth in Section 8.10 of this Lease.

(xciv)                                    “Permitted Uses” shall have the meaning set forth in Section 5.1 of this Lease.

(xcv)                                       “Prime Rate” shall mean the then prime rate as most recently published in The Wall Street Journal Eastern Edition (or, in the event that The Wall Street Journal fails to publish such rate, such other comparable publication as Landlord shall designate in its sole and absolute discretion).

(xcvi)                                    “Private Entrance” shall have the meaning set forth in Section 1.1 of this Lease.

(xcvii)                                 “Private Entrance Reception Desk” shall have the meaning set forth in Section 42.6 of this Lease.

(xcviii)                              “Private Entrance Storefront” shall mean the storefront of the Private Entrance (including (if any) the upper sign band(s), horizontal and vertical mullions and the base wainscot).

(xcix)                                    “Prohibited Work” shall mean any alterations creating excessive noise or fumes (including any alteration(s) involving (a) demolition; (b) cutting, trenching, chopping and drilling of floor slabs; (c) shooting fasteners into slab, floor or overhead; (d) spraying of paint or other coatings; (e) disconnects or shutdowns affecting other tenants or other parts of the Building; (f) burning or welding of steel which causes fumes to be transmitted to other parts of the Building; or (g) the use of air hammers or concrete saws).

(c)                                                     “Pro Rata Installment” shall have the meaning set forth in Section 37.4B of this Lease.

(ci)                                                  “Renewal Option” shall have the meaning set forth in Section 38.1 of this Lease.

(cii)                                               “Renewal Term” shall have the meaning set forth in Section 38.1 of this Lease.

(ciii)                                            “Rent” or “rent” shall mean the Fixed Rent and additional rent, collectively.

(civ)                                           “Rent Commencement Date” shall have the meaning set forth in Exhibit M-2 attached to this Lease.

(cv)                                              “Restoration Termination Notice” shall have the meaning set forth in Section 17.4 of this Lease.

(cvi)                                           “Retained Space” shall have the meaning set forth in Section 45.1 of this Lease.

(cvii)                                        “Returned Space” shall have the meaning set forth in Section 45.1 of this Lease.

(cviii)                                     “Rules and Regulations” shall have the meaning set forth in Section 26.1 of this Lease.

(cix)                                           “Second Rent Period” shall have the meaning set forth in Section 3.1A of this Lease.

(cx)                                              “Security Deposit” shall have the meaning set forth in Exhibit M-1 attached to this Lease.

(cxi)                                           “Setback Permits” shall have the meaning set forth in Section 44.2 of this Lease.

(cxii)                                        “Setback Requirements” shall have the meaning set forth in Section 44.2 of this Lease.

(cxiii)                                     “Setbacks” shall mean, collectively, the entire northern and southern setbacks located on the second (2nd) floor of the Building adjacent to the Office Space, as more particularly shown on the floor plans attached hereto as Exhibit A-4. The Setbacks are not part of the Office Space or the Premises but shall be licensed by Tenant upon and subject to the terms of Article 44 of this Lease.

(cxiv)                                    “South Second Floor Setback” shall mean the entire southern Setback located on the second (2nd) floor of the Building adjacent to the Office Space.

(cxv)                                       “South Second Floor Setback Possession Date” shall mean the date that Landlord’s South Setback Work has been substantially completed. The delivery, non-delivery and/or late delivery by Landlord to Tenant of the South Second Floor Setback

shall in no event delay or otherwise affect the Commencement Date or the Rent Commencement Date.

(cxvi)                                    “Specialty Alterations” shall mean those alterations, installations, additions and improvements installed by or on behalf of Tenant (including those portions of Tenant’s Work) which, in Landlord’s reasonable discretion, are of a specialized nature (e.g., not typical of a customary office installation), including any Supplemental Air-Conditioning System, reinforced flooring, internal staircases, any gym or health club facility, vaults, kitchen facilities (including flues, as opposed to a pantry), additional toilet rooms installed by Tenant, auditoriums, private elevators, a canopy on the exterior of the Private Entrance, any alterations with respect to an open-air café on the plaza, escalators, any alteration by Tenant to the Setbacks, any louvers (including those installed pursuant to the terms of Section 37.2A hereof), any slab cuts and any other improvements not usable generally by office tenants.

(cxvii)                                 “Subsidiary” shall have the meaning set forth in Section 8.6(4) of this Lease.

(cxviii)                              “Successor” shall have the meaning set forth in Section 8.6(4) of this Lease.

(cxix)                                    “Superior Holder” shall have the meaning set forth in Section 9.8 of this Lease.

(cxx)                                       “superior leases” shall have the meaning set forth in Section 9.1 of this Lease.

(cxxi)                                    “superior mortgages” shall have the meaning set forth in Section 9.1 of this Lease.

(cxxii)                                 “Supplemental Air-Conditioning System” shall have the meaning set forth in Section 6.6A of this Lease.

(cxxiii)                              “Tax Year” shall have the meaning set forth in Section 4.1A(2) of this Lease.

(cxxiv)                             “Taxes” shall have the meaning set forth in Section 4.1A(3) of this Lease.

(cxxv)                                “Tenant” shall mean Take-Two Interactive Software, Inc., a Delaware corporation, and to the extent permitted in this Lease, its successors and assigns.

(cxxvi)                             “Tenant Alteration Guidelines” shall have the meaning set forth in Section 13.4J of this Lease.

(cxxvii)                          “Tenant’s Communications Equipment” shall have the meaning set forth in Section 13.4K of this Lease.

(cxxviii)                       “Tenant’s Construction Representative” shall mean any person(s) designated by Tenant in writing from time to time to serve as its representative during the performance of Landlord’s Work and Tenant’s Work. As of the date hereof,

Tenant’s Construction Representative shall be Mr. Brian Flaherty of SPK Lewis Inc., whose email address is b.flaherty@spklewis.com.

(cxxix)                             “Tenant’s Expense Percentage” shall have the meaning set forth in Exhibit M-3 attached to this Lease.

(cxxx)                                “Tenant’s Final Plans” shall have the meaning set forth in Section 37.3A of this Lease.

(cxxxi)                             “Tenant’s Indemnified Parties” shall have the meaning set forth in Section 16.5 of this Lease.

(cxxxii)                          “Tenant’s Insurable Property” shall have the meaning set forth in Section 16.3(b) of this Lease.

(cxxxiii)                       “Tenant’s Post-Possession Work Delay” shall have the meaning set forth in Section 37.1D of this Lease.

(cxxxiv)                      “Tenant’s Specialty Passenger Elevator” shall have the meaning set forth in Section 6.12A of this Lease.

(cxxxv)                         “Tenant’s Tax Payment” shall have the meaning set forth in Section 4.1B(1) of this Lease.

(cxxxvi)                      “Tenant’s Tax Percentage” shall have the meaning set forth in Exhibit M-3 attached to this Lease.

(cxxxvii)                   “Tenant’s Work” shall have the meaning set forth in Section 37.2A of this Lease.

(cxxxviii)                “Termination Date” shall have the meaning set forth in Section 17.4 of this Lease.

(cxxxix)                      “Third Rent Period” shall have the meaning set forth in Section 3.1A of this Lease.

(cxl)                                           “Waiver” shall have the meaning set forth in Section 28.2 of this Lease.

(cxli)                                        “Wi-Fi” shall have the meaning set forth in Section 13.4K of this Lease.

(cxlii)                                     “Work Allowance” shall have the meaning set forth in Section 37.4A of this Lease.

(cxliii)                                  “Work Allowance Amortization Amount” shall have the meaning set forth in Section 45.2 of this Lease.

(cxliv)                                 “Zoning Resolution” shall have the meaning set forth in Section 28.1 of this Lease.

ARTICLE 2

COMMENCEMENT OF TERM

2.1                               The Initial Term of this Lease (and, except as otherwise expressly provided herein, the payment of rent hereunder) shall commence on the Commencement Date.

2.2                               Promptly after such dates shall have been determined, Landlord and Tenant will execute an agreement(s) in a form prepared by Landlord and reasonably acceptable to Tenant, hereafter referred to as the “Commencement Date Agreement,” stating among other things, the Rent Commencement Date, the South Second Floor Setback Possession Date, the Expiration Date and the final days of the First Rent Period, the Second Rent Period and the Third Rent Period. Any disputes with respect to the determination of the foregoing dates and periods shall be determined by arbitration in accordance with the provisions of Article 25 hereof. Tenant’s failure or refusal to sign the same shall in no event affect Landlord’s designation of the foregoing, provided that such designation has been determined in accordance with the terms of this Lease.

2.3                               Tenant expressly waives any right to rescind this Lease under Section 223 a of the New York Real Property Law or under any present or future statute of similar import then in force and further expressly waives the right to recover any damages, direct or indirect, which may result from Landlord’s failure to timely deliver possession of the Demised Premises or the Setbacks. Tenant agrees that the provisions of this Article 2 are intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a.

ARTICLE 3

RENT

3.1                               During the Initial Term of this Lease, Tenant covenants and agrees to pay to Landlord a fixed minimum rent (the “Fixed Rent”) in lawful money of the United States, as follows:

A.                                    With respect to the Office Space:

(i)                                     $3,981,040.00 per annum during the period (the “First Rent Period”) commencing upon the Commencement Date and ending upon the final day of the month preceding the month in which occurs the fifth (5th) anniversary of the Rent Commencement Date, payable in advance in equal monthly installments of $331,753.33;

(ii)                                  $4,265,400.00 per annum during the period (the “Second Rent Period”) commencing upon the first day immediately following the end of the First Rent Period and ending upon the final day of the month preceding the month in which occurs the tenth (10th) anniversary of the Rent Commencement Date, payable in advance in equal monthly installments of $355,450.00; and

(iii)                               $4,549,760.00 per annum during the period (the “Third Rent Period”) commencing upon the first day immediately following the end of the Second Rent Period and ending upon the Expiration Date, payable in advance in equal monthly installments of $379,146.67.

B.                                    With respect to the Private Entrance:

(i)                                     $127,750.00 per annum during First Rent Period, payable in advance in equal monthly installments of $10,645.83;

(ii)                                  $136,875.00 per annum during the Second Rent Period, payable in advance in equal monthly installments of $11,406.25; and

(iii)                               $146,000.00 per annum during the Third Rent Period, payable in advance in equal monthly installments of $12,166.67.

C.                                    With respect to the Amenity Premises:

(i)                                     $327,692.00 per annum during First Rent Period, payable in advance in equal monthly installments of $27,307.67;

(ii)                                  $351,866.00 per annum during the Second Rent Period, payable in advance in equal monthly installments of $29,322.17; and

(iii)                               $373,354.00 per annum during the Third Rent Period, payable in advance in equal monthly installments of $31,112.83.

Fixed Rent shall be payable in equal monthly installments in advance on the first day of each month during the term of this Lease to Landlord without any setoff or deduction whatsoever, except (a) as otherwise expressly provided in this Lease and (b) that the first full monthly installment thereof shall be paid on the execution and delivery of this Lease. In the event that the Rent Commencement Date or the Expiration Date shall occur on a day other than the first day of a month, the Fixed Rent for such month shall be prorated on a per diem basis.

3.2                               The terms and provisions set forth in Exhibit M-2 attached hereto are incorporated by reference herein as if set out in full in this Article 3.

3.3                               Tenant covenants to pay all additional rent when due. In the event of nonpayment of any additional rent, Landlord shall have all the rights and remedies with respect thereto as is herein provided for in case of nonpayment of Fixed Rent. All rent shall be payable by Tenant to Landlord without offset, reduction, counterclaim and/or deduction, except as otherwise expressly set forth in this Lease.

3.4                               If any of the rent payable under the terms of this Lease shall be or become uncollectible, reduced or required to be refunded because of any rent control, federal, state or local law, regulation, proclamation or other Legal Requirement, Tenant shall enter into such agreement(s) and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rent which, from time to time, during the continuance of such legal rent restriction may be legally permissible (and not in excess of the amounts then reserved therefor under this Lease). Upon the termination of such legal rent restriction, (a) the Fixed Rent and additional rent shall become and shall thereafter be payable in accordance with the amounts reserved herein for the periods following such termination and (b) Tenant shall promptly pay in full to Landlord, unless expressly prohibited by law, an amount equal to (i) rentals which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rent actually paid by Tenant during the period such legal rent restriction was in effect.

3.5                               If any installment of Fixed Rent or additional rent is not paid within five (5) business days following the date due, Tenant shall also pay Landlord interest thereon from the due date until paid at the Interest Rate (provided however, Tenant shall not be obligated to pay such interest the first time in any calendar year that Tenant shall fail to so timely pay any installment of Fixed Rent or additional rent, unless Tenant shall fail to pay such amount in full within five (5) business days following Tenant’s receipt of notice from Landlord that such amount is past due). If Tenant shall be more than ten (10) business days late in making any payment of Fixed Rent and/or monthly recurring payments of additional rent pursuant to the terms of Article 4 of this Lease more than three (3) times in any twelve

(12) month period, then in addition to the remedies provided for in this Section 3.5, Tenant, within thirty (30) days thereafter, shall deliver to Landlord a Letter of Credit in the amount of one (1) month’s then annual Fixed Rent to be held and applied in accordance with the terms of Exhibit M-1 attached hereto, it being agreed that such security shall be returned to Tenant if Tenant timely makes payments of Fixed Rent and monthly recurring payments of additional rent pursuant to the terms of Article 4 of this Lease for a period of twelve (12) consecutive months thereafter.

ARTICLE 4

 ADJUSTMENT OF RENT, ESCALATION

4.1                               Tenant shall pay additional rent as in this Article provided to reflect the increase in Landlord’s expenses incurred in operating the Building. Landlord shall have all of the rights and remedies for Tenant’s failure to pay additional rent under this Article as Landlord has for Tenant’s failure to pay Fixed Rent.

A.                                    For the purposes of this Article:

(1)                           “Base Tax” shall mean one-half (1/2) of the sum of (a) the Taxes, as finally determined, for the fiscal year July 1, 2016 to June 30, 2017 and (b) the Taxes, as finally determined, for the fiscal year July 1, 2017 to June 30, 2018.

(2)                           “Tax Year” shall mean each successive New York City real estate fiscal year commencing on July 1st and expiring on June 30th. If the present use of July 1 to June 30 real estate tax year shall change, then such changed tax year shall be used with appropriate adjustment for the transition.

(3)                           “Taxes” shall mean (a) the amount finally determined to be legally payable, by legal proceedings or otherwise, of all real estate taxes which shall be levied, assessed or imposed, or become due and payable or become liens upon, or arise in connection with the use, occupancy or possession of, the Land and the Building or any part thereof or interest therein during the term of this Lease (without taking into consideration any abatement, exemption and/or deferral applicable to the Land and the Building), (b) any assessments, special and extraordinary assessments, and government levies imposed upon or with respect to the Land and the Building, including business improvement district charges, exclusive of any abatements, exemptions and/or deferrals (it being agreed that if pursuant to applicable Legal Requirements, any such assessment or levy that is included in Taxes may be divided and paid in installments, then for the purposes of this Article 4, such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by applicable Legal Requirements, together with any interest charged by the applicable government authority) and (c) any franchise, income, profit, value added, use, or other tax expressly imposed in whole or partial substitution for, or in lieu of an increase (in whole or part) in such real estate taxes (provided that the foregoing shall be computed as if Landlord’s sole asset were the Land and the Building), whether due to a change in the method of taxation or otherwise, exclusive of any abatements, exemptions and/or deferrals, it being understood and agreed that the portion of the Taxes so computed hereunder may be a different amount than the real estate taxes actually payable by Landlord in any Tax Year because of any such abatements, exemptions and/or deferrals. Taxes also shall include the reasonable expenses, including payments to attorneys, experts and appraisers, incurred by Landlord in connection with any application, proceeding or settlement wherein Landlord obtains or seeks to obtain a reduction in the assessed valuation and/or a reduction in, or refund of, Taxes (which expenses shall not exceed the amount of any such reduction or refund of Taxes so obtained). The benefit of any discount for any early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord and such discount shall not be subtracted from Taxes, it being agreed that there shall be no acceleration of Tenant’s obligation to pay Tenant’s Tax Payment as a result of such early payment or prepayment. Taxes shall not include any franchise, income, profit, value added or use tax, except as otherwise expressly provided above. Notwithstanding anything herein to the contrary but subject to the terms of clause (b) above, any interest charges, administrative fees, penalties or surcharges due on account of Landlord’s failure to timely pay Taxes shall be borne by Landlord and shall not be included in computing the amount of Tenant’s Tax Payment.

(4)                           Intentionally omitted.

(5)                           “CPI” shall mean the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, all items (1982-84=100) as published by the Bureau of Labor Statistics of the United States Department of Labor or if the same is discontinued, a replacement index published by the Department of Labor or other applicable governmental authority. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of the management fee provided for hereinbelow shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord and Tenant shall reasonably agree upon shall be substituted for the Consumer Price Index.

(6)                           Intentionally omitted.

(7)                           “Expense Year” shall mean the 2017 calendar year and each subsequent calendar year.

(8)                           “Expense Base” shall mean the Expenses for the 2017 Expense Year.

(9)                           “Expenses” shall mean the total of all costs and expenses incurred or borne by Landlord with respect to (and attributable to) the operation and maintenance of the Land and Building and all appurtenances thereto, and the services provided to the tenants thereof, including the costs and expenses incurred for and with respect to: electricity (other than electricity purchased by or for individual tenants for consumption in such tenants’ space); steam and any other fuel, water and sewer charges; air conditioning, ventilation and heating; metal, elevator and elevator cab maintenance; messenger service; lobby, sidewalk and plaza maintenance; equipment, services and personnel for protection and security; lobby decoration and interior and exterior landscape maintenance; sprinkler maintenance and alarm service; maintenance, repairs, replacements, and improvements which are appropriate for the continued operation of the Building as a first-class building in Manhattan; rental (or depreciation) of vacuums, window washing rigs and other equipment used in cleaning and maintenance; painting and decoration of non-tenant areas; cleaning and window washing (interior and exterior) of the Building by contract or otherwise; garbage and trash removal; premiums for fire insurance, owner’s protective insurance, and other casualty insurance coverage, boiler and machinery insurance, sprinkler, apparatus insurance, public liability and umbrella liability insurance, property damage insurance, rent, or rental value insurance, plate glass insurance, environmental peril insurance, terrorism insurance and any other insurance which Landlord may reasonably deem necessary or which is required by the lessor under any superior lease and/or the holder of any superior mortgage; supplies, wages, salaries, disability benefits, pensions, hospitalization, retirement plans, and group insurance and other direct or indirect expenses respecting employees of Landlord and Landlord’s contractors up to and including the grade of Building manager; uniforms and working clothes for such employees and the cleaning thereof; expenses imposed on Landlord pursuant to laws, orders, rules, regulations, and other Legal Requirements or pursuant to any collective bargaining agreement with respect to such employees, worker’s compensation insurance, payroll, social security, unemployment, and other similar taxes with respect to such employees; a bookkeeper and an accountant for the Building; telephone and other Building office expenses; professional and consulting fees, including legal and auditing fees; dues to real estate related professional and lobbying organizations (e.g., REBNY); computer services, by contract or by otherwise; and an annual fee for management of the Building in the sum of $1,775,786.00. The management fee shall be increased for each Expense Year after the 2015 calendar year as follows: the management fee for any Expense Year subsequent to the 2015 calendar year shall be equal to the sum of (x) the management fee for the immediately preceding Expense Year, plus (y) the product of (i) the management fee for the immediately preceding Expense Year and (ii) 100% of any percentage increase in the CPI as of the first day of such Expense Year above the CPI as of the first day of the immediately preceding Expense Year.

Expenses shall exclude or have deducted from them, as the case may be and as shall be appropriate:

(i)                                     leasing commissions;

(ii)                                  salaries, fringe benefits, payroll taxes and other compensation of personnel above the grade of Building manager (except for any personnel regardless of grade employed by Landlord or by any parent, affiliate, subsidiary or successor of Landlord (collectively, “Landlord Entities”) which provides services typically performed by a third party in first-class office buildings such as cleaning, security and messenger services to the Building and/or other buildings owned by Landlord or other Landlord Entities (provided that the cost of such services, including the salaries, fringe benefits, payroll taxes, and other compensation for such personnel, does not exceed competitive market rates charged by independent third parties for services comparable to such services being provided at the Building) in which case such salaries, fringe benefits, payroll taxes and compensation shall be equitably apportioned among all such buildings);

(iii)                               expenditures for capital improvements except (a) capital expenditures or expenses for equipment designed to result in a savings or reduction of Expenses (e.g., energy saving devices) that is greater than  the amortized amount of such capital expenditure or expense to be included in Expenses and (b) capital expenditures required by Legal Requirements enacted after the Commencement Date (or by amendments enacted after the Commencement Date to any Legal Requirements enacted prior to the Commencement Date solely to the extent required by such amendments); in each case the cost thereof shall be included in Expenses for the Expense Year in which the costs are incurred and subsequent Expense Years, calculated to reflect depreciation over the useful life thereof as determined in accordance with GAAP, on a straight line basis inclusive of an annual interest factor equal to the Prime Rate at the time of Landlord’s having incurred said expenditure. Notwithstanding the foregoing, solely if the actual savings realized during any Expense Year as a result of any such expenditure by Landlord pursuant to clause (a) above may be determined by Landlord with reasonable certainty, the amortized amount of such capital expenditure relating to such Expense Year that may be included in Expenses shall not exceed the amount of such actual savings. If Landlord shall lease any such item of capital equipment designed to result in savings or reductions in Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Expenses for the Expense Year in which they are incurred;

(iv)                              cost of repairs or replacements incurred by reason of fire or other casualty or by the exercise of the right of eminent domain;

(v)                                 advertising and promotional expenditures;

(vi)                              legal fees incurred in disputes with tenants and other legal and auditing fees, other than legal and auditing fees reasonably incurred (a) in connection with the maintenance and operation of the Land and Building or (b) in connection with the preparation of statements required pursuant to additional rent or rental escalation provisions comparable to such provisions hereunder;

(vii)                           costs incurred in performing work or furnishing services to or for individual tenants (including Tenant) other than work or services of a kind and scope which Landlord would be obligated to furnish Tenant without charge if such work were required in the Demised Premises;

(viii)                        costs incurred by Landlord in performing work or furnishing services to or for individual tenants (including Tenant) for which a separate charge is made or would be made if provided to Tenant hereunder, including the supply of overtime air-conditioning, ventilation and heating at Landlord’s cost and expense, regardless of the amount billed or received by Landlord for performing such work or furnishing such service;

(ix)                              mortgage interest and amortization payments under any mortgage or other financing securing the Land or the Building, and rent payable under any ground lease;

(x)                                 Taxes and any franchise, income, estate, or transfer taxes imposed upon Landlord;

(xi)                              political and charitable contributions;

(xii)                           dues to professional and lobbying organizations, to the extent that such dues are in excess of customary memberships in professional and lobbying organizations;

(xiii)                        the cost of removing, remediating and/or wrapping asbestos and asbestos containing materials and other materials which, as of the date hereof, are Hazardous Materials pursuant to any applicable Legal Requirements;

(xiv)                       all costs incurred in connection with leasing or subleasing or licensing space, canceling leases, assignments of leases, and/or preparing or renovating space in the Building for leasing or occupancy, including brokerage commissions, attorneys’ fees, finders’ fees, construction allowances, and alteration costs;

(xv)                          any charges taken by Landlord for capital reserves for future capital improvements to the Building;

(xvi)                       amounts paid to Landlord Entities in excess of commercially reasonable amounts payable to unrelated third parties for labor, service, materials, supplies and/or equipment furnished by such Landlord Entities, other than management fees as described in this Section 4.1A;

(xvii)                    costs resulting from the negligence or willful acts of Landlord or its agents, contractors, employees or representatives;

(xviii)                 expenses fairly allocable to the retail space of the Building (including plate glass insurance) and to any garage in the Building;

(xix)                       depreciation and amortization and capital expenditures, except as expressly provided above;

(xx)                          costs of acquiring, leasing, insuring, restoring, removing or replacing works of art of the quality and nature of “fine art”; and

(xxi)                       to the extent any costs that are otherwise includable in Expenses are incurred with respect to both the Building and other properties, there shall be excluded from Expenses a percentage thereof that is equitably apportioned to such other properties.

If, during all or part of any Expense Year, Landlord shall not furnish any cleaning service to more than five (5%) percent of the rentable square footage of the office space of the Building, due to the fact that such portions are not occupied or leased, or because such cleaning service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such cleaning service, or for other reasons, then, for the purposes of computing the additional rent payable hereunder, the amount of such cleaning service cost included in Expenses for such period shall be increased by an amount equal to the additional expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such cleaning service to ninety five (95%) percent of the rentable square footage of the office space of the Building.

B.

(1)                           Commencing on the Rent Commencement Date, Tenant shall pay to Landlord as additional rent for each Tax Year during the term of this Lease an amount equal to Tenant’s Tax Percentage of the amount by which the Taxes in each such Tax Year exceed the Base Tax (“Tenant’s Tax Payment”). Landlord shall make reasonable estimates of Tenant’s Tax Payment with respect to any current or forthcoming Tax Year and Tenant shall be required to pay such estimated amounts in such installments and amounts as Landlord may require upon not less than thirty (30) days’ prior notice, in advance, on the first day of each month, based upon delivery of an “Estimated Tax Statement.” If there shall be any increase in Taxes for any Tax Year, prior to or during such Tax Year, Landlord may deliver to Tenant a revised Estimated Tax Statement, and Tenant’s Tax Payment for such Tax Year shall be appropriately adjusted. In the event of any increase in Taxes, Tenant shall, within thirty (30) days of rendition of such revised Estimated Tax Statement, pay to Landlord the amount of any underpayment of Tenant’s Tax Payment with respect to such Tax Year. In the event of any decrease in Taxes for any Tax Year for which Tenant has made a Tenant’s Tax Payment, Landlord shall either promptly pay to Tenant, or at Landlord’s election (to the extent there are any remaining payments by Tenant of Rent hereunder), credit against the next payments of Rent, the amount of any overpayment. At any time after, during or prior to the end of each Tax Year, Landlord shall cause the actual amount of Tenant’s Tax Payment to be computed and a “Final Tax Statement” to be given to Tenant. Landlord shall endeavor to deliver a Final

Tax Statement to Tenant within one hundred twenty (120) days after the expiration of each Tax Year. If such Final Tax Statement shall show a deficiency, Tenant shall pay such amount to Landlord within thirty (30) days; if it shall show that Tenant has made an overpayment, Landlord shall either promptly pay to Tenant, or at Landlord’s election (to the extent there are any remaining payments by Tenant of Rent hereunder), credit against the next payments of Rent, the amount of such overpayment.

(2)                           The Final Tax Statements furnished to Tenant shall constitute a final determination as between Landlord and Tenant of the Taxes for the periods represented thereby, unless (a) the Taxes for any such period are subsequently adjusted by tax certiorari proceedings or otherwise (in which event the Final Tax Statement for such adjusted Taxes shall be conclusive and binding, subject to subsection (b) of this Section), or (b) Tenant, within ninety (90) days after they are furnished, shall give a notice to Landlord that it disputes the accuracy or appropriateness of any of same, which notice shall set forth Tenant’s reasons for desiring to challenge the accuracy or appropriateness thereof (without waiving other grounds on which to object to such Final Tax Statement); it being agreed that Landlord shall have no right to challenge the validity of such notice based on the ground(s) specified therein. Pending the resolution of such dispute, Tenant shall pay Tenant’s Tax Percentage of any increase in Taxes over the Base Tax to Landlord in accordance with the Estimated Tax Statements and/or Final Tax Statements furnished by Landlord. Tenant shall have the right to receive a copy of any tax bill or statement from the applicable taxing authority upon which the disputed Final Tax Statement is based within twenty (20) days after demand therefor. Upon Tenant’s request with respect to any disputed Final Tax Statement, Landlord shall provide Tenant, within twenty (20) days after demand, with reasonably detailed documentation setting forth the expenses incurred by Landlord during such Tax Year in connection with obtaining or seeking to obtain a reduction in the assessed valuation and/or a reduction in, or refund of, Taxes. Tenant may not dispute Estimated Tax Statements so long as a Durst Entity owns or controls Landlord.

(3)                           If the Rent Commencement Date is not the first day of a Tax Year or if the date of expiration or termination of this Lease, whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of a Tax Year, then Tenant’s Tax Payment for such applicable period shall be equitably adjusted. With respect to the year in which the term of this Lease expires or terminates, such pro rata portion shall be payable by Tenant to Landlord within thirty (30) days following demand therefor if it has not theretofore already been paid, and Landlord, as soon as reasonably practicable, shall cause the annual statements of the Taxes for that Tax Year to be prepared and furnished to Tenant. Landlord and Tenant thereupon shall make appropriate adjustments of all amounts then owing.

C.                                    (1) Commencing on the Rent Commencement Date, if the Expenses for any Expense Year shall be greater than the Expense Base, Tenant shall pay to Landlord, as additional rent for such Expense Year, in the manner hereinafter provided, an amount equal to Tenant’s Expense Percentage of the excess of the Expenses for such Expense Year over the Expense Base (such amount being hereinafter called the “Expense Payment”).

(2)                           Landlord shall, prior to or following the commencement of each Expense Year, deliver to Tenant a statement of the reasonably projected Expenses for such Expense Year and Tenant shall pay on the first day of each month as additional rent, together with the payment of Fixed Rent (but in no event prior to thirty (30) days following Tenant’s receipt of such statement), an “Estimated Expense Payment” which shall be equal to one-twelfth (1/12th) of Tenant’s Expense Percentage of the amount by which such reasonably projected Expenses exceed the Expense Base. At any time during any Expense Year, Landlord may deliver a revised statement of reasonably projected Expenses and Tenant’s monthly Estimated Expense Payment shall be adjusted accordingly.

(3)                           To the extent that at the time of furnishing of any statement of projected Expenses the aggregate monthly payments made during the preceding months of the Expense Year in question are less than the amount which would have been paid if the installment required pursuant to such statement had been made for such preceding months, the deficiency shall be due and payable in full as additional rent upon the later to occur of (a) the date upon which the next monthly installment of Fixed Rent is due or (b) thirty (30) days after the receipt of such statement.

(4)                           Following the expiration of each Expense Year, Landlord shall submit to Tenant an unaudited “Expense Statement” prepared by Landlord, setting forth the Expenses for the preceding Expense Year and the Expense Payment, if any, due to Landlord from Tenant for such Expense Year. Landlord shall endeavor to deliver an Expense Statement to Tenant within two hundred seventy (270) days after the expiration of each Expense Year. In the event Tenant’s Expense Payment shall be greater than or less than, respectively, the aggregate of Tenant’s Estimated Expense Payments for such Expense Year, then within thirty (30) days after receipt of such Expense Statement Tenant shall make payment of any unpaid portion of its Expense Payment as additional rent, or any excess paid by Tenant shall be, at Landlord’s option, either promptly refunded to Tenant or (to the extent there are any remaining payments by Tenant of Rent hereunder) credited against the payment(s) of Rent next coming due.

(5)                           Until a new statement of projected Expenses is rendered, Tenant’s Estimated Expense Payment for any Expense Year shall be deemed to be equal to the Estimated Expense Payment for December of the preceding Expense Year.

(6)                           The Expense Statements furnished to Tenant shall constitute a final determination as between Landlord and Tenant of the Expenses for the periods represented thereby, unless Tenant, within one hundred eighty (180) days after they are furnished, shall give a notice to Landlord that it disputes the accuracy or appropriateness of any of same, which notice shall set forth Tenant’s reasons for desiring to challenge the accuracy or appropriateness thereof (without waiving other grounds on which to object to such Expense Statement); it being agreed that Landlord shall have no right to challenge the validity of such notice based on the ground(s) specified therein. Notwithstanding the foregoing, solely with respect to the Expense Statement furnished to Tenant with respect to the 2017 Expense Year, Tenant may issue the foregoing dispute notice with respect thereto at any time prior to the date that is one hundred eighty (180) days following Landlord’s delivery to Tenant of the Expense Statement with respect to the 2018 Expense Year. Pending the resolution of such dispute, Tenant shall pay the Estimated Expense Payments, as well as the Expense Payment in dispute, to Landlord in accordance with the statements of projected and actual Expenses furnished by Landlord. Tenant shall have the right, during reasonable business hours and upon not less than ten (10) business days’ prior notice to Landlord, to examine Landlord’s books and records with respect to any disputed Expense Statement, provided (a) such examination is commenced within sixty (60) days and concluded (i.e., Tenant shall submit its final audit findings to Landlord) within one hundred twenty (120) days following the end of such one hundred eighty (180) day period, (b) such examination may only be conducted by full-time, regular employees of Tenant or of an independent and reputable, certified public accounting firm, and such employee(s) or firm is not being compensated by Tenant for such services on a contingency or success fee basis and (c) Tenant delivers a confidentiality agreement to Landlord with respect to such dispute and such examination in form and substance reasonably satisfactory to Landlord and Tenant. If following such examination, the parties shall agree in writing, or it shall be ultimately determined by a final non-appealable judgment of a court of competent jurisdiction, that (i) Tenant overpaid the Expense Payment for any Expense Year, then such excess with interest at the Interest Rate shall be, at Landlord’s option, either promptly refunded to Tenant or (to the extent there are any remaining payments by Tenant of Rent hereunder) credited against the payment(s) of Rent next coming due or (ii) Tenant underpaid the Expense Payment for any Expense Year, then such shortfall with interest at the Interest Rate shall be paid by Tenant within thirty (30) days thereafter. The terms and provisions set forth in Exhibit M-4 attached hereto are incorporated by reference herein as if set out in full in this Section 4.1C(6).

(7)                           If the Rent Commencement Date is not the first day of an Expense Year or if the date of expiration or termination of this Lease, whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of an Expense Year, then the Expense Payment for such applicable period shall be equitably adjusted. With respect to the year in which the term of this Lease expires or terminates, such pro rata portion shall be payable by Tenant to Landlord within thirty (30) days following demand therefor if it has not theretofore already been paid, and Landlord, as soon as reasonably practicable, shall cause the annual statements of the Expenses for that Expense Year to be prepared and furnished to Tenant. Landlord and Tenant thereupon shall make appropriate adjustments of all amounts then owing.

(8)                           If the first Expense Year is not a full calendar year, then the Expenses for such first Expense Year shall be annualized, giving effect to seasonal variations, to obtain the amounts thereof which would have been incurred had said first Expense Year been a full calendar year, and the Expense Payment shall be computed by Landlord based upon such annualized amounts.

D.                                    Landlord’s failure to render a statement with respect to any additional rent due pursuant to this Article 4 shall not prejudice Landlord’s right to render such a statement retroactively respecting such additional rent and/or with respect to any subsequent payment of additional rent. The obligations of Tenant under the provisions of this Article with respect to any additional rent due shall survive the expiration or sooner termination of the term. Notwithstanding the foregoing or anything herein to the contrary, if Landlord fails to deliver to Tenant any Final Tax Statement or Expense Statement (as the case may be) within two (2) years after the end of such Tax Year or Expense Year (as the case may be), Landlord shall be deemed to have irrevocably waived its right to demand and receive any additional payment from Tenant on account of increases in Taxes or Expenses (as the case may be) for such Tax Year or Expense Year (as the case may be).

E.                                     The computations of additional rent under this Article 4 are intended to constitute a formula for an agreed rental adjustment and may or may not constitute an actual reimbursement to Landlord for costs and expenses paid by Landlord with respect to the Building. In no event shall the Fixed Rent under this Lease be reduced by virtue of this Article 4.

ARTICLE 5

USE

5.1                               Tenant shall use and occupy the Office Space (as opposed to the Private Entrance or the Amenity Premises, which are covered by the terms of Articles 40 and 42 hereof, respectively) for general, administrative and executive offices (collectively, the “Permitted Uses”) and other legally permitted related uses ancillary or incidental to the Permitted Uses (collectively, the “Ancillary Uses”) and for no other purpose, it being agreed that (a) Tenant’s use of any portion of the Office Space for any Ancillary Use shall be upon and subject to the applicable terms of Section 5.4 hereof and (b) Landlord’s provision of cleaning services shall not be expanded beyond that provided for herein by reason of Tenant’s use of such space for any such Ancillary Uses. Tenant will not at any time use or occupy the Demised Premises, or permit same to be used or occupied in violation of the certificate of occupancy of the Building. Landlord shall not amend the certificate of occupancy of the Building during the term of this Lease so as to adversely affect Tenant’s use of (i) the Office Space for the Permitted Uses or (ii) the Private Entrance or the Amenity Premises for the permitted uses thereof hereunder.

5.2                               The use of the Office Space for the purposes specified in Section 5.1 shall not include:

(1)                           the sale to the general public of any products kept in the Demised Premises, or any demonstrations to the general public, or the sale (whether by persons or by vending machines) of alcoholic beverages, cigarettes, cigars, tobacco, narcotics or other controlled or prohibited substances, newspapers, magazines, beverages, or similar items;

(2)                           the rendition of medical, psychological, or therapeutic services;

(3)                           the conduct of an auction;

(4)                           the conduct of any gambling activities, or any political activities, or of an employment agency;

(5)                           offices of a governmental agency, or government (including an autonomous governmental corporation or any entity having governmental immunity), or a diplomatic or trade mission;

(6)                           the operation of any school or college;

(7)                           the conduct of a bank, trust company, savings bank, safe deposit, savings and loan association or a branch of any of the foregoing, except for corporate, executive or legal staff offices of businesses not open to the general public;

(8)                           the issuance and sale of traveler’s checks, foreign drafts, letters of credit, foreign exchange or domestic money orders or the receipt of money for transmission on an “off-the-street” basis;

(9)                           an executive search firm (other than solely for the purpose of the hiring by Tenant of employees);

(10)                    offices of any general public or private utility company, other than corporate, executive or legal staff offices not open to the general public;

(11)                    a brokerage house open to the general public on an “off-the-street” basis;

(12)                    an executive suite business;

(13)                    reservation centers for airlines or for travel agencies on an “off-the-street” basis; or

(14)                    any use prohibited by the Rules and Regulations attached hereto and made a part hereof as Exhibit C.

5.3                               Tenant shall not use, occupy, suffer or permit the Demised Premises (or any part thereof) to be used in any manner, or suffer or permit anything to be brought into or kept therein, which would, in Landlord’s reasonable judgment, (a) make unobtainable at standard rates from any reputable insurance company authorized to do business in New York State any fire insurance or liability, elevator, boiler, umbrella, terrorism, environmental, or other insurance, (b) cause, or be likely to cause, injury or damage to the Building or to any Building equipment or to the Demised Premises, (c) constitute a public or private nuisance, (d) violate the certificate of occupancy of the Building, (e) emit objectionable noise, fumes, vibrations, heat, chilled air, vapors or odors into or from the Building or the Building equipment, or (f) impair or interfere with any of the Building services, including the furnishing of electrical energy, or the cleaning, heating, ventilating, air conditioning or other servicing of the Building, Building equipment, or the Demised Premises; provided, however, the foregoing shall not restrict the use of the Premises for the Permitted Use (as opposed to the manner of use thereof). In addition, Tenant shall conduct its business in the Premises throughout the term in such a manner that does not create any noise or vibration which, in Landlord’s reasonable judgment, impairs or interferes with the use or enjoyment by any other tenant of any other space in the Building. Landlord represents that all current leases with respect to the fourth (4th) through sixth (6th) floors of the Building include (and Landlord shall use commercially reasonable efforts to cause all future leases with respect thereto to include) a provision substantially similar to the immediately preceding sentence; Landlord shall enforce such provisions in a non-discriminatory manner.

5.4                               Subject to the terms of Articles 11 and 37 hereof, Tenant shall be solely responsible at its expense for the obtaining of all permits, approvals and certificates required by any governmental or quasi-governmental bodies in connection with its use of all or any portion of the Premises, including any necessary amendment to the Building’s current certificate of occupancy, Tenant hereby acknowledging that (w) the foregoing shall not be deemed in any manner to constitute the approval of, or consent by, Landlord to the performance by or on behalf of Tenant of any alterations, (x) Landlord has made no representation or warranty, oral or otherwise, with respect to whether the current certificate of occupancy allows the Premises to be lawfully used for the uses set forth above, (y) Tenant shall submit any such permits, approvals and certificates to Landlord for inspection upon Landlord’s request and (z) Tenant shall comply with the terms and conditions of each such permit, approval and certificate. If Tenant fails, for any reason whatsoever, to obtain all permits, approvals and certificates necessary for the operation of Tenant’s business, such failure shall not affect Tenant’s obligations under this Lease or postpone the Commencement Date or the Rent Commencement Date. Landlord and Tenant agree that if the Building’s certificate of occupancy must be modified or amended to allow the Premises to be lawfully used for the uses set forth above (including any use by Tenant of the Private Entrance and the Amenity Premises), Tenant shall, in its sole and absolute discretion, either (i) procure such modification or amendment at its sole cost and expense in accordance with all of the terms and conditions of this Lease or (ii) not use all or any portion of the Premises for such use. If Tenant elects to procure such modification or amendment, (a) Tenant shall deliver to Landlord copies of all documents furnished or received by Tenant in connection therewith and shall regularly advise Landlord as to the status thereof and (b) Landlord shall reasonably cooperate with Tenant in connection therewith upon Tenant’s request, although any reasonable out-of-pocket expenses or costs incurred by Landlord in connection therewith shall be paid by Tenant to Landlord within thirty (30) days after demand therefor as additional rent. Landlord shall have no liability to Tenant for any loss, damage, cost or expense which Tenant may sustain in connection with any such modification or amendment (or any failure by Tenant to obtain same), nor shall this Lease or any of the obligations of Tenant hereunder be affected by reason thereof.

5.5                               Notwithstanding anything herein to the contrary, in connection with, and only incidental to, Tenant’s use of the Premises as expressly permitted hereunder, Tenant, at its sole cost and expense and upon and subject to all applicable Legal Requirements and all of the terms of this Lease, may use portion(s) of the Office Space for one (1) or more pantries for the use of its officers, employees, and business guests (but not for use as a public restaurant), provided that (i) no cooking or food preparation shall be permitted in such pantry(ies) (except that the heating, reheating and microwaving of food and the service of beverages shall be permitted) and no vents or exhausts shall be required in accordance with applicable Legal Requirements; and (ii) Tenant shall, at its expense, cause any food and beverage refuse or rubbish to be removed from the Building daily pursuant to the terms of Section 6.4 hereof.

5.6                               Without limiting the terms of Section 13.4H of this Lease, the conduct of Tenant’s business in the Demised Premises (including all maintenance, operation and repair obligations and other services performed by Tenant on its own behalf pursuant to the terms of this Lease, including the terms of Article 6 hereof, and the use of any materials in connection therewith) shall not be done in a manner which would, in Landlord’s reasonable opinion, create any difficulty, work slowdown, sabotage, wild-cat strike, strike or jurisdictional dispute with other contractors, subcontractors, construction managers, mechanics and/or laborers engaged by Tenant or Landlord or others, or would in any way disturb the peaceful and harmonious construction, maintenance, cleaning, repair, management, security or operation of the Building or any part thereof. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall immediately stop the performance of such aspect of Tenant’s business in the Premises.

5.7                               Except as otherwise expressly provided in Section 8.10 hereof, no licensing of desk space shall be permitted.

ARTICLE 6

SERVICES AND EQUIPMENT

6.1                               So long as this Lease shall be in full force and effect, Landlord shall, at its cost and expense commencing upon the date that Tenant commences the conduct of its business in the Office Space (other than those services required for the performance of Tenant’s Work, which shall commence upon the Commencement Date) furnish the following services to the Office Space:

A.                                    Provide passenger elevator service to and from the Building lobby and the second (2nd) and third (3rd) floors of the Office Space during business hours, it being agreed that Landlord at its expense shall program the passenger elevators in the Low Rise Bank so that the foregoing elevator service shall be provided to the extent feasible in the following manner: (i) from the second (2nd) and/or third (3rd) floors of the Building, the elevator cab may be directed to travel solely to the Building lobby and the second (2nd) and/or third (3rd) floors of the Building and (ii) from the Building lobby, if an elevator car is directed to the second (2nd) and/or third (3rd) floors of the Building, such elevator cab shall travel solely to the second (2nd) and/or third (3rd) floors of the Building. At all times other than during business hours, not fewer than one (1) passenger elevator car shall be on call to the Office Space to provide the foregoing passenger elevator service. Upon the written request of Tenant at any time (or upon the written request of Landlord if Landlord in its reasonable discretion determines after a reasonable period that the foregoing passenger elevator service to the Office Space adversely affects beyond a de minimis extent the furnishing by Landlord of passenger elevator service to the balance of the floors served by the Low Rise Bank), (a) Landlord shall provide non-exclusive passenger elevator service to the Office Space during business hours and (b) at all times other than during business hours, not fewer than one (1) passenger elevator shall be on call to the Office Space.

B.                                    Maintain and keep in good order and repair the central heating, ventilating and air-conditioning system serving the Office Space installed by Landlord and provide heating, ventilating and air-conditioning through such system to the Office Space in accordance with the specifications set forth on Exhibit D attached hereto. The aforesaid system shall be operated by Landlord during business hours. Landlord shall not be liable to Tenant if the aforesaid system fails to comply with the foregoing specifications if such failure is the result of any act or negligence by Tenant or to the extent that such failure is the result of Landlord’s compliance with any Legal Requirement enacted after the date of this Lease.

C.                                    Provide Building Standard cleaning services solely to the Office Space and public portions of the Building on business days. The cleaning specifications are annexed hereto and made a part hereof as Exhibit B. Notwithstanding the foregoing, (i) Landlord shall not be obligated to perform any cleaning with respect to any pantry located in the Office Space other than the dust mopping of all composition tile flooring in any pantry nightly on business days, (ii) Landlord shall clean any additional toilet room(s) installed by Tenant in the Office Space at Tenant’s expense equal to Landlord’s then commercially reasonable charge therefor and (iii) Landlord shall remove all wet garbage (i.e. all garbage other than paper products) generated in the Office Space at Tenant’s expense pursuant to the terms of Section 6.4 hereof. Tenant agrees that all wet garbage generated in the Office Space shall be disposed of solely in a limited number of designated receptacles kept in any pantry located in the Office Space. Tenant shall have such pantry(ies) periodically exterminated in accordance with the applicable terms hereof. Subject to the terms of Articles 40 and 42 hereof, Tenant at its expense shall be responsible for all other cleaning with respect to the Premises not performed by Landlord, which cleaning shall be performed to the reasonable satisfaction of Landlord.

D.                                    Furnish water to the Office Space for ordinary pantry (including no more than one (1) non-commercial Energy Star dishwasher on each floor of the Office Space), lavatory (including any additional toilet rooms installed by Tenant in the Office Space), drinking and office cleaning purposes, twenty-four (24) hours per day, seven (7) days per week. Tenant shall be responsible for creating its own hot water wherever required, provided, however, that Landlord shall maintain hot water heaters for the core toilet rooms and janitors closets only. If Tenant requires, uses or consumes water for any other purposes (including for any other dishwasher), Landlord, at Tenant’s reasonable expense, may install and maintain a meter or meters to measure Tenant’s water consumption. Tenant shall reimburse Landlord for the actual out-of-pocket cost of all water consumed for such other purposes as measured by said meter or meters, including sewer rents. Prior to any installation of a dishwasher in the Office Space for which a meter hereunder shall be required, Tenant shall deliver notice to Landlord thereof, which notice shall expressly refer to the applicable terms set forth above.

E.                                     Provide emergency power sufficient for 0.25 watts per usable square foot demand load for up to 3,000 square feet per full floor of the Office Space (prorated with respect to any partial floor of the Office Space) for Tenant’s emergency lighting of the egress paths immediately adjacent to the core areas on such floors, provided that Tenant at its expense upon and subject to the terms hereof shall bring such power from such core areas to such egress paths.

6.2                               Landlord shall afford Tenant the opportunity to use the freight elevator and loading dock, for the delivery and removal of construction material and personnel, on the same terms and conditions as other tenants in the Building. All deliveries and removals shall first be scheduled with the Property Management Office in writing on company letterhead (either via facsimile or via electronic mail) or entered in the web-based Aware program (or as may be subsequently designated by Landlord from time to time). The freight elevator may be used by Tenant on call solely with respect to workmen (as opposed to construction material) and small deliveries on a “first come, first served” (i.e., non-discriminatory) basis (but not more than two (2) elevator loads for each contractor or vendor on any one day) without additional charge from 8:00 A.M. to 5:00 P.M. on business days. The freight elevator may not be used for the delivery or removal of construction material or other large deliveries during such hours. The charge for the overtime use of the freight elevator and operator as of the date hereof is equal to the rate set forth in clause (a) of Exhibit M-5 attached hereto, subject to any applicable union rules regarding the minimum number of hours of operation thereof (Landlord hereby advises Tenant that such rules as of the date hereof require a minimum of four (4) hours use on any non-business day). The charge for the posting of the security guard at the loading dock as of the date hereof is equal to the rate set forth in clause (b) of Exhibit M-5 attached hereto, subject to any applicable union rules. The above charges are subject to increase after the date of this Lease if Landlord’s then standard charges for furnishing such services shall be increased (but not to exceed the rate charged by Landlord to tenants of comparable sized office space in the Building). Notwithstanding the foregoing, the terms and provisions set forth in Exhibit M-6 attached hereto shall apply to Tenant’s use of after-hours freight elevator service. Tenant shall cooperate and coordinate with Landlord in scheduling Tenant’s use of the freight elevator during Tenant’s move in and any construction performed by Tenant. Tenant shall take all measures necessary to protect the freight elevator from injury and damage during such construction and move in and shall promptly notify Landlord of any injury or damage to the freight elevator. Tenant shall reimburse Landlord for all actual out-of-pocket costs and expenses incurred by Landlord in repairing any injury or damage to the freight elevator caused by Tenant during such construction and/or move-in, or at Landlord’s option and at Tenant’s sole cost and expense, Tenant shall promptly repair such injury or damage. Supplementing the foregoing, Landlord hereby advises Tenant that as of the date hereof, (a) food or other small deliveries (by hand delivery only, no carts) may be made by use of the Building’s messenger center from 8:00 A.M. to 7:00 P.M. on business days, (b) in connection with any large food or other deliveries requiring use of the freight elevator from 8:00 A.M. to 5:00 P.M. on business days, the name of the applicable vendor must be entered in advance in the visitor list and (c) large food or other deliveries during hours other than 8:00 A.M. to 5:00 P.M. on business days requiring use of the freight elevator must be made by reservation of the freight elevator in accordance with the foregoing terms hereof and submission of vendor insurance for review by Landlord no less than forty-eight (48) hours in advance of such reservation.

6.3                               Landlord reserves the right to interrupt, curtail or suspend the services required to be furnished by Landlord under this Article 6 or elsewhere under this Lease or otherwise to interrupt, curtail or suspend any services provided to the Demised Premises when the necessity therefor arises by reason of (i) required maintenance or repairs, (ii) alterations or improvements reasonably deemed necessary or desirable by Landlord for the benefit of the Building or any portion(s) thereof or if required by any law, order or regulation of any federal, state, county or municipal authority or (iii) accident, labor dispute, riot, war, insurrection, terrorism, bioterrorism, emergency, casualty, shortages of labor or materials, mechanical breakdown, Acts of God or for any other cause beyond the reasonable control of Landlord. Landlord shall use commercially reasonable efforts (subject to delays by Tenant and/or its agents and/or delays on account of force majeure) to complete all such maintenance, repairs, alterations or improvements or other work so that Tenant’s inconvenience resulting therefrom may be for as short a period of time as circumstances will permit. Except as otherwise expressly provided in this Lease, no diminution or abatement of rent or other compensation shall or will be claimed by Tenant as a result thereof, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of such interruption, curtailment or suspension, nor shall Tenant be entitled to terminate this Lease or to claim an actual or constructive eviction in whole or in part.

6.4                               Tenant shall pay Landlord within thirty (30) days after demand as additional rent its then reasonable charge for the removal from the Office Space and the Building of any refuse and rubbish of Tenant other than normal office trash.

6.5

A.                                    If Tenant shall require HVAC service in the Office Space (“after-hours air-conditioning service”) at any time other than during business hours, Landlord shall furnish such service upon advance notice from Tenant as specified below and Tenant shall pay Landlord’s then established charges therefor (as provided for below) within thirty (30) days after Landlord’s demand therefor as additional rent. Requests for after-hours air-conditioning service shall be submitted in writing on company letterhead (either via facsimile or via electronic mail) to the Building manager or entered in the web-based Aware program (or as may be subsequently designated by Landlord from time to time), by a person designated by Tenant as authorized to make such requests, before 1:00 P.M. on Thursday for the following weekend and at least twenty-four (24) hours in advance for service on any weekday. Notwithstanding the aforesaid, if Tenant’s request for after-hours air-conditioning service is not in compliance with the preceding requirements, Landlord shall furnish such service if reasonably possible in Landlord’s reasonable judgment. Subject to union requirements, there shall be no minimum number of hours for which after-hours air-conditioning service is required.

B.                                    Landlord’s current charges for after-hours air-conditioning service are set forth in clause (c) of Exhibit M-5 attached hereto, in each case, subject to adjustment to reflect increases in Landlord’s then standard rate to the Building after calendar year 2016, it being understood that if the Office Space includes parts of any of such zones, Tenant shall be entitled to order service for any of such zones.

C.                                    If more than one (1) tenant in the same zone of the Building requests after-hours air-conditioning service for the same period, Landlord shall divide Landlord’s standard labor charge thereof equally among such tenants.

6.6

A.                                    Landlord agrees that in the event that Tenant requires additional heating, ventilation and air-conditioning in the Office Space, and Landlord, upon Tenant’s request therefor, consents to the installation of a system in the Office Space to provide such additional heating, ventilating and air-conditioning (which consent shall not be unreasonably withheld or delayed), then and in such event, Tenant may install, and Landlord consents to the installation of, at Tenant’s own cost and expense in accordance with, and subject to, the applicable provisions of this Lease (including Article 13 hereof) an additional heating, ventilating and air-conditioning system (hereinafter referred to as the “Supplemental Air-Conditioning System”). The costs of installation (including connection to any condenser water source), maintenance and operation of the Supplemental Air-Conditioning System shall be borne by Tenant, and Tenant shall be responsible for the design and installation of its own condenser water pumps, capable of delivering the required flow to Tenant’s equipment. Any Supplemental Air-Conditioning System shall be located wholly within the Office Space. Tenant shall install, at Tenant’s sole cost and expense, valved outlets into the condenser water riser, the cost of which valves are to be paid for by Tenant. Whenever Tenant shall make a connection to any condenser water source, Tenant shall also leave additional valved outlets of a size, and in such locations, to be determined by Landlord upon its review and approval of Tenant’s plans with respect thereto.  All facilities, equipment, machinery and ducts installed by Tenant in connection with the Supplemental Air-Conditioning System shall (a) be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, (b) comply with Landlord’s reasonable requirements as to installation, maintenance and operation, and (c) comply with all other terms, covenants and conditions of this Lease applicable thereto. Landlord shall have no liability or responsibility whatsoever for any interruption in service of the Supplemental Air-Conditioning System (if any) for any cause whatsoever (except to the extent caused by Landlord’s negligence or willful misconduct), nor shall any such interruption be construed as an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of Fixed Rent or additional rent (except as otherwise expressly provided in this Lease), or relieve or release Tenant from any of its obligations under this Lease. Tenant agrees to reasonably cooperate with Landlord and to abide by all reasonable regulations and requirements which Landlord may prescribe for the proper connection, functioning and protection of the Supplemental Air-Conditioning System. Landlord shall not impose any tap-in fees in connection with the installation by Tenant of Tenant’s Supplemental Air-Conditioning System. The Building’s condenser water system has the capacity to support a water-side economizer when outdoor wet bulb temperature permits.

B.                                    Landlord shall furnish, if required by Tenant, up to seventy-five (75) tons of condenser water for Tenant’s Supplemental Air-Conditioning System with respect to the Office Space on a twenty-four (24) hours per day, three hundred sixty-five (365) days per year basis, at a charge equal to the rate set forth in clause (d) of Exhibit M-5 attached hereto.  Tenant shall give notice (the “Condenser Water Notice”) to Landlord (which Notice may be included within Tenant’s plans for Tenant’s Work, provided that such tonnage is clearly indicated thereon) within three hundred sixty-five (365) days following the date hereof setting forth how many of such tons Tenant desires to have reserved for its use in the Office Space. Tenant acknowledges that it shall pay Landlord’s charges for all such reserved tons of condenser water, whether or not any or all of such tons are used by Tenant. Tenant further acknowledges that if Tenant fails to timely deliver the Condenser Water Notice to Landlord, Tenant shall be deemed to have elected to reserve no (0) tons of condenser water and Landlord shall have no obligation to furnish any condenser water to Tenant or to reserve any condenser water for Tenant’s use in the Office Space. Commencing on the later of the Rent Commencement Date or the delivery of the Condenser Water Notice, Tenant shall pay to Landlord, as additional rent, one twelfth (1/12th) of the annual charge hereunder for any condenser water reserved by Tenant as set forth above. Such charge shall be paid by Tenant to Landlord in equal monthly installments in advance on the first day of each month of the term of this Lease together with Tenant’s installment of Fixed Rent. If Tenant elects to reserve condenser water for its use as set forth above and Tenant thereafter requires more tons therefor than the number of tons it elected to reserve for its use pursuant to the Condenser Water Notice (including on account of the leasing by Tenant of the Expansion Space(s) pursuant to the terms of Exhibit M-16 attached hereto, subject to the applicable terms of Exhibit M-16 attached hereto) and provided such additional tonnage is then available in Landlord’s reasonable discretion, taking into account the future needs of existing and future occupants of space in the Building (whether or not such space is then vacant) as well as Landlord’s existing and future needs in the operation of the Building, Landlord agrees that it will make such additional tonnage available to Tenant at an additional charge equal to the rate set forth in clause (d) of Exhibit M-5 attached hereto, which charge shall be payable by Tenant to Landlord in the manner set forth above. The above charge is subject to increase after the date of this Lease to the extent that Landlord’s then standard charge for furnishing condenser water shall be increased. If Tenant elects to reserve condenser water for its use as set forth above with respect to the Office Space and Tenant thereafter requires fewer tons therefor than the number of tons it elected to reserve for its use pursuant to the Condenser Water Notice, Tenant has a one-time right to reduce the amount of condenser water so reserved by the delivery of notice to Landlord with respect thereto, and the charges due and payable by Tenant for condenser water under this Section 6.6B shall be adjusted based upon such reduction in the amount of the condenser water reserved by Tenant.

6.7                               Following the Commencement Date, Tenant at its expense may install one (1) sign containing Tenant’s name and/or logo reasonably approved by Landlord on or adjacent to the exterior doors of the Office Space on each of the second (2nd) and third (3rd) floors of the Building. If Tenant subsequently ceases to lease all of the leasable area of either of such floors of the Building, Tenant at its expense upon the request of Landlord shall remove the foregoing signage on such floor and Landlord at Tenant’s expense shall install one (1) Building Standard sign identifying Tenant in the elevator lobby (and on or adjacent to the exterior doors of the Office Space) on such floor. Tenant at its expense shall maintain such signs during the term and Tenant shall remove such signs (and repair any damage caused by the removal thereof) prior to the expiration or sooner termination of this Lease.

6.8

A.                                    Subject to Landlord’s reasonable maintenance and security requirements, force majeure and Legal Requirements, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

B.                                    Landlord currently provides security for the Building twenty-four (24) hours a day, seven (7) days a week utilizing personnel, equipment, systems and procedures, including the posting of a concierge or lobby attendant twenty-four (24) hours a day, seven (7) days a week, and to the extent applicable, the screening of all employees, guests and visitors before being admitted access to the elevator banks in the Building lobby located on the Sixth Avenue side of the Building. Any failure of such security shall be without liability to Landlord. At any time and from time to time during the term of this Lease, Landlord may modify its security procedures without notice to (or the consent of) Tenant, provided that its security procedures shall be consistent with the security procedures of other comparable first-class office buildings in midtown Manhattan. Tenant at its expense may install its own security system within the Office Space upon and subject to the other terms of this Lease, provided that any such system (a) is capable of being read by (and is compatible with) Landlord’s then existing Building-wide security system, (b) will not decrease the then existing security standards of the Building below the levels maintained by Landlord with respect thereto and (c) shall be tied into the then existing Building’s security and fire alarm systems by Landlord at Tenant’s expense. In connection therewith Tenant at its expense shall be obligated to employ the security system vendor designated by Landlord in connection with Tenant’s installation and programming of (and any modifications by Tenant to) such security system, provided that Tenant shall not be obligated to pay amounts in excess of competitive market rates for such services. Tenant is solely responsible for all ongoing expenses in connection with Tenant’s security system, including charges for any ongoing monitoring services provided by the applicable vendor.

6.9                               Tenant at its expense, upon and subject to all of the applicable terms of this Lease, may utilize conduit space equivalent to two (2) two (2) inch pathways from the second (2nd) or third (3rd) floor telephone closet to the cellar POE room (as determined by Landlord) within existing conduits for Tenant’s telecommunications requirements, provided that the foregoing and use thereof shall not adversely affect (a) the occupancy of other tenants, (b) Landlord’s use or operation of the Building, the common areas of the Building or premises leased to, or available for lease to, other tenants or (c) the proper functioning of the mechanical, electrical, plumbing, fire safety, and heating, ventilating and air conditioning systems of the Building (in each case (a) through (c) as determined by Landlord in its sole but reasonable discretion). In accordance with the terms of Section 13.3 hereof, Tenant at its expense shall remove all of such wiring installed by Tenant outside of the Premises on or before the expiration or sooner termination of the term hereof and Tenant at its expense shall repair any damage to the Building or the Premises by reason of such removal.

6.10                        Tenant shall have a non-exclusive right to use the southern fire stairs serving the Office Space for the purpose of access between the contiguous full floors of the Office Space at no additional charge to Tenant (except as otherwise expressly provided herein), provided that (a) such use shall be permitted by, and at all times in accordance with, all applicable Legal Requirements, (b) Tenant obtains all necessary governmental and regulatory approvals for the use of such fire stairs, (c) Tenant shall comply with all of Landlord’s reasonable, non-discriminatory rules and regulations adopted from time to time with respect thereto, (d) Tenant shall not prop or block open access doors to such fire stairs, (e) Tenant shall not store anything in such fire stairs or otherwise impede ingress thereto or egress therefrom, (f) subject to applicable Legal Requirements, Tenant at its expense may install a key card locking system reasonably satisfactory to Landlord on all doors between such fire stairs and the floors of the Office Space (provided that the card key system has a key override so that the Fire Department and the Building management can gain access to the Office Space in any emergency or when otherwise required by applicable Legal Requirements or for Building maintenance), and (g) Tenant shall tie Tenant’s security system into the Building’s fire alarm system (it being agreed that such fire stairs shall be locked from the stairwell side and released only by the Building’s fire alarm system, to the extent then required by applicable Legal Requirements). Tenant shall be solely responsible for the operation of the locking system on the doors from such fire stairs to the Office Space and hereby waives any and all claims against Landlord arising out of or in connection with parties gaining access to and from the Office Space through such fire stairs, except to the extent any such claims arise as a direct result of Landlord’s gross negligence or willful misconduct. Tenant’s indemnity in Section 16.4 hereof shall apply to such fire stairs as if the same were part of the Office Space, if and to the extent any such indemnification obligation arises from the use or misuse of such fire stairs by Tenant or any employee, contractor or invitee thereof or anyone claiming by, through or under Tenant. Subject to applicable Legal Requirements, Tenant may install light fixtures therein and make such other alterations as Landlord shall approve, which approval shall be granted or withheld in accordance with the applicable terms of this Lease. Tenant shall pay, or reimburse Landlord for, all incremental insurance costs incurred by Landlord in connection with or arising out of Tenant’s use of such fire stairs. Landlord shall provide Building Standard cleaning services to such fire stairs in accordance with the terms of Exhibit B attached hereto, provided that Tenant shall be responsible for all additional cleaning with respect to such fire stairs that is necessitated by Tenant’s use of, or installations in, such fire stairs, which cleaning shall be performed by Landlord at Tenant’s expense equal to Landlord’s then charge therefor.

6.11                        The terms and provisions set forth in Exhibit M-7 attached hereto are incorporated by reference herein as if set out in full in this Article 6.

6.12

A.                                    As of the date hereof, there is installed in the Premises one (1) passenger elevator which exclusively serves the second (2nd) floor of the Building and the Private Entrance (“Tenant’s Specialty Passenger Elevator”). So long as Tenant shall lease the entire Private Entrance and the entire second (2nd) floor of the Building pursuant to the terms of this Lease, Tenant shall have the exclusive use of Tenant’s Specialty Passenger Elevator twenty-four (24) hours per day, seven (7) days per week (subject to force majeure and the performance by Tenant of repairs with respect thereto) upon and subject to the terms hereof.

B.                                    Except as otherwise expressly provided herein, (a) Tenant shall take possession of Tenant’s Specialty Passenger Elevator in its then as is condition on the Commencement Date, (b) Landlord shall have no obligation to perform any work or provide any work allowance or services in or to Tenant’s Specialty Passenger Elevator in order to prepare Tenant’s Specialty Passenger Elevator for use by Tenant and (c) Landlord has not made and does not make any representations or warranties with respect thereto. Landlord shall have no liability or responsibility whatsoever for any interruption in service thereof for any cause whatsoever, nor shall any of the foregoing be construed as an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of Fixed Rent or additional rent, or relieve or release Tenant from any of its obligations under this Lease.

C.                                    If any of Tenant’s employees or invitees wish to bring a bicycle(s) to the Office Space, all of such bicycles shall be transported to and from the second (2nd) floor of the Building solely by the use of the Private Entrance, the Escalator and/or Tenant’s Specialty Passenger Elevator and transported between the second (2nd) and third (3rd) floors of the Building by the use of any internal staircase installed by Tenant (but not the passenger elevators or the fire stairs). Subject to the terms of the immediately preceding sentence, Tenant’s Specialty Passenger Elevator shall be solely used for (a) the transportation of people to and from the second (2nd) floor of the Building and (b) the transportation of workmen (as opposed to construction material) and small deliveries to and from the second (2nd) floor of the Building.

D.                                    Subject to applicable Legal Requirements and supplementing the foregoing, the following terms shall be applicable to any service dogs: (a) any access by service dogs shall be subject to all applicable Legal Requirements, (b) all service dogs must be accompanied by an employee or invitee of Tenant at all times and, to the extent permitted by applicable Legal Requirements, Tenant shall encourage such individual(s) with service dogs to enter and leave the Building through the Private Entrance, (c) at all times when any service dog is located in the Private Entrance or on the sidewalks adjacent to the

Building, such service dog shall be on a leash that is not more than four (4) feet long, (d) any additional cleaning or repair in the Premises or the Building on account of the access and presence of such service dogs shall be the sole responsibility of Tenant, (e) Tenant’s indemnification obligations under Article 16 of this Lease shall be applicable to all loss, cost or expense incurred by Landlord in connection with any such access, including any claims by third parties, (f) Tenant at its expense shall immediately remove any waste and excrement of any service dogs from the Premises or in front of the Private Entrance and properly clean the affected area (it being agreed that Tenant shall use commercially reasonable efforts to prevent such service dogs from discharging waste or excrement in the Building or on the Land) and (g) no service dog shall be boarded in the Premises overnight.

E.                                     During the term Tenant at its expense shall maintain, operate and repair Tenant’s Specialty Passenger Elevator (and may make alterations with respect thereto) upon and subject to the terms of this Lease. In connection therewith, Tenant shall execute and deliver a maintenance contract with respect thereto in a form reasonably acceptable to Landlord with a company reasonably acceptable to Landlord. All electricity used by Tenant’s Specialty Passenger Elevator shall be paid for by Tenant pursuant to the terms of Article 7 of this Lease. Tenant’s Specialty Passenger Elevator shall be surrendered to Landlord upon the expiration or sooner termination of the term of this Lease in working order and otherwise in its then as is condition. Except to the extent caused by any act, omission, negligence or willful misconduct of Tenant or its agents, employees and/or contractors (and subject to the terms of Article 17 hereof), Landlord at its expense shall be responsible for any major repair (i.e., the total cost thereof exceeds the sum of $25,000.00) and/or replacement of the hydraulic system and/or controls of Tenant’s Specialty Passenger Elevator (as opposed to the elevator cab thereof, which shall be the sole responsibility of Tenant), which work shall be promptly performed by Landlord in a good and workmanlike manner upon and subject to the applicable terms of this Lease. Notwithstanding the foregoing, if Landlord replaces the hydraulic system and controls of Tenant’s Specialty Passenger Elevator pursuant to the foregoing terms in a first-class manner using first-class materials (and shall, to the extent the same are assignable, assign to Tenant all written warranties and/or guaranties which Landlord receives with respect thereto), Landlord shall have no further repair and/or replacement obligations with respect to Tenant’s Specialty Passenger Elevator and Tenant at its expense upon and subject to the applicable foregoing terms shall be solely responsible therefor (including in connection with any major repair and/or replacement thereof).  Landlord shall use commercially reasonable efforts to cause all of such written warranties and/or guaranties to be assignable.

6.13

A.                                    So long as Tenant shall lease the entire Private Entrance and the entire second (2nd) floor of the Building pursuant to the terms of this Lease, Tenant shall have the exclusive use of the Escalator twenty-four (24) hours per day, seven (7) days per week (subject to force majeure and the performance by Tenant of repairs with respect thereto) upon and subject to the terms hereof.

B.                                    Except as otherwise expressly provided herein, (a) Landlord shall have no obligation to perform any work or provide any work allowance or services in or to the Escalator in order to prepare the Escalator for use by Tenant and (b) Landlord has not made and does not make any representations or warranties with respect thereto. Landlord shall have no liability or responsibility whatsoever for any interruption in service thereof for any cause whatsoever, nor shall any of the foregoing be construed as an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of Fixed Rent or additional rent, or relieve or release Tenant from any of its obligations under this Lease.

C.                                    During the term Tenant at its expense shall maintain, operate, repair and (if necessary) replace the Escalator (and may make alterations with respect thereto) upon and subject to the terms of this Lease. In connection therewith, Tenant shall execute and deliver a maintenance contract with respect thereto in a form reasonably acceptable to Landlord with a company reasonably acceptable to Landlord. Landlord shall, to the extent the same are assignable, assign to Tenant all written warranties and/or guaranties received by Landlord with respect to the Escalator. All electricity used by the Escalator shall be paid for by Tenant pursuant to the terms of Article 7 of this Lease. The Escalator shall be surrendered to Landlord upon the expiration or sooner termination of the term of this Lease in working order and otherwise in its then as is condition.

6.14                        All services provided by Landlord to the Private Entrance and the Amenity Premises shall be set forth in Articles 7, 40 and 42 hereof.

ARTICLE 7

ELECTRIC

7.1                               Commencing upon the Commencement Date, Landlord shall furnish to the Premises (including the use by Tenant of Tenant’s Specialty Passenger Elevator and the Escalator from and after the initial date of operation thereof), twenty-four (24) hours per day, seven (7) days per week (subject to the other terms of this Lease, including Section 6.3 hereof), through the existing transmission facilities installed by Landlord in the Building, alternating electric current in the amounts set forth in Exhibit M-8 attached hereto (subject to the terms of Section 7.2 hereof) for the purposes herein specified (including all electricity required in connection with the operation of any Supplemental Air-Conditioning System but not any base building systems). Such electric current shall be measured by one (1) or more accurate submeter(s) theretofore installed and maintained by Landlord at its expense, and Tenant shall pay monthly to Landlord (commencing upon the Commencement Date) such amounts (which shall be computed by using the Electric Rates) paid by Landlord plus (as an administrative fee) an additional five percent (5%) of such computed amount as may be billed by Landlord to Tenant therefor on the basis of Tenant’s consumption of alternating current in the Premises. If Tenant shall fail to pay any such amount within thirty (30) days after billing, Tenant shall pay Landlord interest thereon at the then Interest Rate until such bill shall be fully paid. Landlord and its agents shall be permitted access to the electric closets and the meters at reasonable times after reasonable prior notice to Tenant, which may be oral (except in the event of an emergency, when no such notice shall be required). Tenant shall supply, at Tenant’s cost, adequate electric lighting and electric power to Landlord or Landlord’s contractors to clean or make repairs required to be made by Landlord in the Premises.

7.2                               Tenant’s use of electrical energy shall never exceed the capacity of the then existing feeders to the Building or the then existing risers or wiring installation serving the Demised Premises. Tenant understands that if the demand load exceeds four (4) watts (average) per usable square foot in any area of the Office Space, the base building HVAC system will not be able to perform within the limits specified therefor on Exhibit D attached hereto and made a part hereof, and Landlord shall have no responsibility or liability on account thereof to the extent that the demand load exceeds four (4) watts (average) per usable square foot. Any additional risers or risers required by Tenant to supply Tenant’s electrical requirements in excess of the capacity set forth in Exhibit M-8 attached hereto and all other equipment proper and necessary in connection therewith, upon request of Tenant, will be installed by Landlord, at Tenant’s reasonable out-of-pocket expense, if in Landlord’s reasonable judgment, the same are necessary and will not cause or create a hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants. Electro-metallic tubing only shall be used, at Tenant’s expense, in connection with any penetration by Tenant of any floor slab; otherwise, flexible conduit shall be permitted. Notwithstanding anything in this Lease to the contrary, in order that personal safety and property of Landlord and the tenants and occupants of the Demised Premises and the Building may not be imperiled by the overtaxing of the capacity of the electrical distribution system of the Demised Premises or the Building, and to avert possible adverse effect upon the Building’s electrical system, Tenant shall not, without prior consent of Landlord (which consent shall be granted or denied upon and subject to the applicable terms of this Lease), make or perform or permit any changes in or alterations to the wiring installations or other electrical facilities in or serving the Demised Premises (as such installations or facilities shall be as of the Commencement Date). Any such alterations or changes performed by Tenant shall be in compliance with all Legal Requirements. Should Landlord grant such consent, all additional risers, wiring or other equipment required therefor shall be provided by Landlord and the reasonable out-of-pocket cost thereof shall be paid by Tenant as additional rent within thirty (30) days after being billed therefor. Landlord’s approval of any electrical alterations or changes shall not be deemed a representation that the same comply with applicable Legal Requirements. Upon reasonable prior notice to Tenant and subject to Tenant’s reasonable security requirements, Landlord, its agents and engineers and consultants may survey the electrical fixtures, appliances and equipment in the Demised Premises and Tenant’s use of electrical energy therein from time to time to determine whether Tenant is complying with its obligations under this Article. During the term of this Lease Tenant may distribute the electric capacity within the Premises (including between floors) as Tenant deems necessary or desirable upon and subject to the terms of Article 13 hereof. At such time during the term of this Lease as Tenant shall surrender any portion of the Premises to Landlord, including pursuant to the terms of Articles 8 and 45 hereof, Tenant at its expense shall redistribute any electricity to the extent necessary so that such portion has an electrical capacity in compliance with the terms of this Section 7.2 and Exhibit M-8 attached hereto.

7.3                               A.                                    Landlord shall have no liability to Tenant for any loss, damage or expense which Tenant may sustain or incur by reason of any change, failure, inadequacy or defect in the supply or character of the electrical energy furnished to the Demised Premises or if the quantity or character of the electrical energy is no longer available or suitable for Tenant’s requirements, except (i) as otherwise expressly provided herein and (ii) for any actual damage suffered by Tenant by reason of any such failure, inadequacy or defect to the extent caused by Landlord’s negligence or willful misconduct, and then only after prior actual notice has been given to Landlord as provided in Exhibit M-11 attached hereto.

B.                                    In addition to the foregoing, Landlord shall have the right on five (5) business days’ prior notice to Tenant (except in the event of an emergency, in which event no such prior notice shall be required) to “shut down” electrical energy to the Demised Premises when necessitated by the need for repairs, alterations, connections or reconnections, with respect to the Building electrical system (singularly or collectively, “Electrical Work”), regardless of whether the need for such Electrical Work arises in respect of the Demised Premises, any other tenant space, or any Building common areas. Landlord may not, however, shut down Tenant’s electrical energy for such Electrical Work during business hours unless such Electrical Work shall be required because of an emergency or required by the electric energy provider servicing the Building. Landlord shall use commercially reasonable efforts (subject to delays by Tenant and/or its agents and/or delays on account of force majeure) to complete such Electrical Work so that Tenant’s inconvenience resulting therefrom may be for as short a period of time as circumstances will permit. Landlord shall have no liability to Tenant for any loss, damage, or expense which Tenant may sustain due to such “shut down” or Electrical Work.

7.4                               The term “Electric Rates” shall be deemed to mean the actual rates paid by Landlord for the purchase of electrical energy from the utility company or other provider supplying electrical service to the Building (currently Con Edison SC9-Rate II Rider M), including any surcharges or charges incurred, or utility taxes or sale taxes or other taxes payable by or imposed upon Landlord in connection therewith, or increase thereof by reason of fuel adjustment or any substitutions for such Electric Rates or additions thereto. Landlord and Tenant acknowledge that they understand that the electric rates, charges, taxes and other costs may be changed by virtue of peak demand, time-of-day rates, or other methods of billing, and that the foregoing reference to changes in methods or rules of billing is intended to include any such change.  Landlord agrees that the submeter(s) measuring Tenant’s use of electricity shall have the ability to record time-of-day use in a manner that allows the electrical rates to be applied thereto.

7.5                               Landlord reserves the right to terminate the furnishing of electrical energy to Tenant at any time upon at least one hundred twenty (120) days’ notice to Tenant (unless such notice is not feasible under the circumstances, in which event Landlord will give Tenant such reasonable notice as is possible), provided that Landlord also simultaneously terminates the furnishing thereof to all other office tenants in the Building. If Landlord shall so discontinue the furnishing of electrical energy, (a) Tenant shall arrange to obtain electrical energy directly from the utility company or other provider furnishing electrical energy to the Building, (b) Landlord shall permit the existing feeders, risers, wiring and other electrical facilities serving the Demised Premises to be used by Tenant for such purpose to the extent that they are available, suitable and safe, (c) from and after the effective date of such discontinuance Landlord shall not be obligated to furnish electric energy to Tenant, (d) such discontinuance shall be without liability of Landlord to Tenant, and (e) Landlord shall, at Tenant’s expense, install and maintain at locations in the Building selected by Landlord any necessary electrical meter equipment, panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electrical energy directly from the utility company or other provider supplying the same. Landlord shall be promptly given by Tenant, upon request, a copy of each electric utility bill of Tenant if Tenant should become a direct customer of the utility company or other provider servicing the Building. If Landlord shall discontinue furnishing electrical energy to Tenant pursuant to this Section, then provided that Tenant is using diligent efforts to obtain electrical energy directly from the utility supplying the same to the Building, Landlord agrees not to terminate the furnishing of electrical energy to Tenant until Tenant succeeds in procuring same directly from the utility, unless Landlord is prohibited from doing so by any applicable legal or insurance requirements.

7.6                               Any fans serving Tenant’s Supplemental Air-Conditioning Systems shall be wired into Tenant’s electric meter(s) and Tenant shall pay the electrical charges for operating such fans upon and subject to the terms of this Article 7.

7.7                               In the event that any tax (other than income tax) shall be imposed upon Landlord’s receipts from the sale, use or resale of electrical energy to Tenant, the pro rata share allocable to the electrical energy service received by Tenant shall be passed onto, included in the bill of, and paid by Tenant if and to the extent not prohibited by law.

7.8                               Landlord shall, at Tenant’s option, furnish and install all replacement lighting, tubes, lamps, starters, bulbs and ballasts required in the Demised Premises and Tenant shall pay to Landlord (or its designated contractor) within thirty (30) days after demand the then established charges therefor as additional rent.

ARTICLE 8

ASSIGNMENT, SUBLETTING, MORTGAGING

8.1

A.                                    Except as otherwise expressly provided herein, Tenant or its legal representatives will not by operation of law or otherwise, assign (in whole or in part), mortgage or encumber this Lease, or sublet or permit the Demised Premises or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance. The consent by Landlord to any assignment or subletting, whether by Tenant or any other tenant in the Building, shall not be a waiver of or constitute a diminution of Landlord’s right to withhold its consent to any other assignment or subletting and shall not be construed to relieve Tenant from obtaining Landlord’s express written consent to any other or further assignment or subletting (to the extent such consent shall be expressly required hereunder). Such reasonable out-of-pocket attorneys’ fees as may be incurred by Landlord in connection with any proposed or actual assignment or subletting (whether or not Landlord’s consent thereto shall be required) shall be paid by Tenant, provided that such amount paid by Tenant shall not exceed $2,500.00 in each instance where Landlord’s consent with respect thereto is not required.

B.                                    If Tenant or its legal representatives desires to assign this Lease or sublet all or any portion of the Demised Premises, Tenant shall promptly notify the then managing agent of the Building in writing of its desire to assign or sublet prior to any marketing of such space. Upon obtaining a proposed assignee or subtenant upon acceptable terms, Tenant shall submit to Landlord in writing:

(i)                                     the name and address of the proposed assignee or sublessee;

(ii)                                  the terms of the proposed assignment or sublease;

(iii)                               the nature and character of the business which the proposed assignee or sublessee will conduct in the Demised Premises;

(iv)                              either (a) a complete financial statement (not more than 12 months old), for the proposed assignee or sublessee, certified by certified public accountants regularly retained by the proposed assignee or sublessee (if certified financial statements are regularly prepared for the proposed assignee or sublessee by a certified public accountant) or (b) a reasonably detailed uncertified financial statement (not more than 12 months old) for the proposed assignee or sublessee (if certified financial statements are not regularly prepared for the proposed assignee or sublessee by a certified public accountant), together with (in either event) a more current interim financial statement for the proposed assignee or sublessee, if available;

(v)                                 an executed copy of the proposed assignment or sublease or a copy of the final agreed upon term sheet setting forth all of the material financial terms and conditions of the proposed transaction (which in either event is conditioned upon Landlord’s rights and consent as provided in this Article 8); and

(vi)                              any other information concerning the assignment or sublease which Landlord may reasonably request.

Landlord shall have the option to be exercised within thirty (30) days from the submission of the aforesaid information: (i) to cancel this Lease with respect to the space to be sublet for the duration of the proposed sublease; or (ii) to require Tenant to execute and deliver an assignment or sublease to Landlord (or its designee) upon the same financial terms (and the same effective date) as submitted by Tenant to Landlord (except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary herein) pursuant to a form prepared by Landlord’s counsel and reasonably acceptable to Tenant upon substantially the same terms contained herein, except that (a) Landlord shall have the unrestricted right to assign or sublet and/or alter the space, it being agreed that (1) Tenant shall have no obligation to restore any alterations thereto performed during the term thereof by or on behalf of Landlord and/or any assignee or sub-sublessee thereof of any tier and (2) Tenant shall not be entitled to any portion of any profit, rent or other sums received by Landlord or its designee in connection with the leasing thereof, (b) Landlord shall have no obligation to furnish any security deposit to Tenant, (c) any assignment or subletting by Landlord or its designee may be for any purpose or purposes that Landlord shall deem suitable or appropriate

(provided that it is consistent with a first-class office building), (d) if, as determined by Landlord, the fixed rental, tax and expense payments, electricity payment and other additional rent payments under the proposed sublease are greater than the fixed rental, tax and expense payments, electricity payment and other additional rent payments under this Lease for the term of the proposed sublease with respect to the sublet space (prorated on a rentable square foot basis if the sublease is for less than all of the Demised Premises), then the fixed rental, tax and expense payments, electricity payment and other additional rent payments under the sublease to Landlord (or its designee) pursuant to option (ii) shall be at the rates set forth in this Lease for the term of the proposed sublease with respect to the sublet space (prorated on a rentable square foot basis if the sublease is for less than all of the Demised Premises), (e) during the term of such sublease Landlord shall issue a monthly credit to Tenant hereunder equal to the monthly fixed rent and recurring additional rent payable to Tenant by Landlord or its designee pursuant to the terms of such sublease, although Tenant shall continue to be responsible for the balance of the Fixed Rent and additional rent due hereunder during the term of such sublease, (f) performance by Landlord and/or any assignee or sub-sublessee thereof of any tier during such recapture shall be deemed performance by Tenant of a similar obligation under this Lease and (g) the acts and/or omissions of any assignee or sub-sublessee thereof (including any holding over thereby) shall not constitute a default (or holding over) by Tenant hereunder (and, accordingly, Tenant shall not have any liability to Landlord in connection therewith, including pursuant to the terms of Section 16.4 hereof). In the event of a proposed assignment, Landlord shall also have the option, to be exercised within the said thirty (30) day period, to cancel and terminate this Lease effective on the date of Tenant’s proposed assignment, in which event this Lease and the term hereof shall expire and terminate on that date as if it were the date herein fixed for the termination and expiration of the term of this Lease. Tenant may not assign this Lease, nor sublet all or any part of the Demised Premises, if Tenant is then in default under this Lease beyond applicable notice and cure periods. In the event that Tenant proposes to sublet a portion of the Demised Premises, such portion must be configured in such a way that it may be legally separated from the balance of the Demised Premises with direct access to the elevators, stairs and toilet rooms on the floor on which the space is located, and if Landlord exercises either of its options set forth above in this Section as to such space, then at Landlord’s option except to the extent that the sublease or term sheet submitted to Landlord shall expressly impose the same upon Tenant’s proposed subtenant (in which event Landlord or any sub-sublessee thereof shall perform the same at its expense), either (x) Landlord, at Tenant’s expense, shall perform such alterations as shall be required in order to so separate such space from the balance of the Demised Premises and to provide such access to such portions of the floor in question or (y) prior to the date on which Tenant’s proposed sublease would have commenced, Tenant, at its expense, shall perform such alterations (it being understood that such alterations shall be subject to all of the terms and conditions of this Lease, including Article 13). Landlord shall have no obligation to restore any such alterations.

C.                                    If Tenant has complied with the provisions of Section 8.1B and Landlord has not exercised any of its foregoing options within the time set forth above, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed and shall be granted or denied by Landlord within thirty (30) days after Landlord receives all of the items with respect thereto set forth in clauses (i) through (vi) of Section 8.1B above (it being agreed that (a) the aforementioned thirty (30) day period and the thirty (30) day period set forth in Section 8.1B hereof for Landlord to exercise its recapture right with respect to such proposed transaction shall each run simultaneously and (b) if Landlord denies its consent to a proposed assignment or sublease, Landlord shall set forth the reason(s) therefor in writing); provided, however, that it may withhold consent thereto if in the reasonable exercise of its judgment it determines that:

(1)                           The financial condition and general reputation for good character of the proposed assignee or sublessee are insufficient or not consistent with the obligation and responsibility undertaken by the proposed assignment or sublease; or

(2)                                 The proposed business to be conducted in the Demised Premises is not appropriate for the Building or in the keeping with the character of the existing tenancies or permitted by this Lease, or the use is not expressly permitted by this Lease; or

(3)                                 The nature of the occupancy of the proposed assignee or sublessee will cause a materially greater density of employees or traffic or make materially greater demands on the Building’s services or facilities than that made generally by office tenants of the Building; or

(4)                                 Tenant proposes to assign or sublet to (x) one who at the time is a tenant (or subsidiary or affiliate of a tenant) or to a party in possession of premises in the Building or (y) one with whom Landlord is negotiating a lease of space in the Building, but only if (solely with respect to clause (y) above) Landlord shall then have available comparably sized space for a comparable term in the Building (or Landlord reasonably anticipates that it will have such space available within the next nine (9) months). Promptly following Tenant’s written request therefor from time to time, Landlord shall advise Tenant whether a particular entity designated by Tenant shall be covered by the terms of this clause; or

(5)                                 The assignee or sublessee shall have or enjoy diplomatic immunity; or

(6)                                 Tenant is seeking to sublease all or any portion of the Private Entrance and/or the Amenity Premises except solely in connection with an assignment of this Lease or a sublease of at least one (1) full floor of the Office Space; or

(7)                                 Such proposed subletting would result in any floor of the Office Space being divided into more than three (3) rental units in the aggregate (including Tenant); or

(8)                                 Any combination of the foregoing conditions exist.

8.2                               If this Lease shall be assigned or sublet in accordance with this Article, (a) any assignee of Tenant and any permitted subtenant and sub-subtenant hereunder shall be permitted to further assign this Lease or its sublease, respectively, without limitation upon and subject to the applicable terms of this Article 8 (including the terms of Section 8.6(4) hereof) and (b) any direct subtenant of Tenant and any direct sub-subtenant of such subtenant may further sublease its subleased premises in accordance with the terms of this Article 8 (including the terms of Section 8.6(4) and clause (7) of Section 8.1C hereof), it being agreed that (i) Landlord shall grant or deny any such proposed further assignment or subletting using the same criteria as are applicable hereunder to a proposed assignment or subletting by Tenant (if consent thereto is required hereunder with respect thereto), (ii) such proposed further assignment or subletting shall be subject to all of the applicable terms and conditions set forth in this Article 8 and (iii) it is the intent of Landlord and Tenant that at no time during the term of this Lease shall there be more than two (2) tiers of subtenants (i.e., two (2) levels beneath Tenant) without Landlord’s approval in its sole and absolute discretion. In the event of any such further assignment or subletting in accordance with the foregoing terms of this Section 8.2 other than pursuant to the terms of Section 8.6(4) hereof, fifty (50%) percent of any rentals and/or consideration paid or payable by the assignee or sublessee in excess of the rentals reserved and/or payable under this Lease or its sublease, as the case may be (but net of any reasonable expenses incurred thereby) shall be calculated in accordance with the applicable terms of Section 8.5 hereof and paid to Landlord as additional rent hereunder.

8.3                               If this Lease shall be assigned, or if the Demised Premises or any part thereof be sublet or occupied by any person or persons other than Tenant, Landlord may, after any default by Tenant beyond applicable notice and cure periods that remains uncured, collect rent from the assignee, sublessee or occupant and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article, nor shall it be deemed acceptance of the assignee, sublessee or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms of this Lease.

8.4                               Each permitted assignee shall assume and be deemed to have assumed this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the Fixed Rent and additional rent and for the due performance of all the terms herein contained on Tenant’s part to be performed for the term of this Lease. Except as otherwise expressly provided in Section 8.6(4) hereof, no actual assignment (as distinct from a deemed assignment as described in Section 8.6(4) hereof) shall be effective unless Tenant shall promptly deliver to Landlord a duplicate original of the instrument of assignment, in form reasonably satisfactory to Landlord, containing a covenant of assumption by the assignee of all of the obligations aforesaid and shall obtain from Landlord the aforesaid written consent, prior thereto.

8.5                               Notwithstanding any provision of this Lease to the contrary, fifty percent (50%) of any rentals and/or consideration paid or payable by the assignee or sublessee in excess of the rentals (prorated on a rentable square foot basis if the sublease is for less than all of the Demised Premises) reserved and/or payable under this Lease shall be paid by Tenant as and when received by Tenant to Landlord as additional rent, first deducting on a cash basis from such excess, the reasonable expenses incurred by Tenant in effecting the assignment or sublease. Said reasonable expenses shall include, but not be limited to, brokerage fees, attorneys’ fees and disbursements, advertising costs, reasonable concessions to the assignee or sublessee, including free rent or work contributions to the assignee or subtenant and the costs incurred in connection with alterations, decorations and installations made by Tenant pursuant to its subject assignment or sublease to prepare the space for occupancy by the assignee or sublessee. For purposes of this Section 8.5, consideration paid to Tenant shall include any consideration paid for or on account of any leasehold improvements, fixtures, furnishings, equipment and/or other tangible personal property in the Demised Premises which are in excess of the then unamortized costs thereof as shown on Tenant’s books and records. Such unamortized cost shall be determined in accordance with GAAP and consistent with Tenant’s customary accounting practices. If part of the consideration for such sublease or assignment shall be payable in other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.

8.6                               Anything herein contained to the contrary notwithstanding:

(1)                                 Tenant shall not (a) market the Premises (or any portion thereof) for assignment or subletting setting forth a rental rate lower than the then Building rental rate for such space or (b) list with brokers (including a broker flyer distributed by electronic mail or otherwise) or a listing company such as Costar, the Premises (or any portion thereof) for assignment or subletting setting forth a rental rate lower than the then Building rental rate for such space. For the purposes of this Article 8, the phrase “marketing the Premises (or any portion thereof)” or words of similar import shall mean the circulating of information with respect to the Premises (or any portion thereof) and the terms of its availability to any third party (including listing the Premises (or any portion thereof) with brokers or a listing company such as Costar or distributing a broker flyer by electronic mail or otherwise). Landlord shall advise Tenant of the Building rental rate for the Premises (or any portion thereof) promptly following Tenant’s request therefor.

(2)                                 Except as otherwise expressly provided in Section 8.6(4) hereof, a transfer of fifty percent (50%) or greater interest (whether stock, partnership or otherwise) of Tenant, or any permitted sublessee or assignee of this Lease shall be deemed to be an assignment of this Lease or such sublease, however accomplished, and whether in a single transaction or in any series of related transactions, to which the provisions this Article shall apply.  The transfer of outstanding capital stock of any corporate tenant, for purposes of this Article, shall not include any sale of such stock effected through “over-the-counter market” or through any recognized stock exchange.

(3)                                 A so-called “take-over” agreement (i.e., an agreement where another entity agrees to become responsible for all or a portion of Tenant’s obligations under this Lease without actually entering into an assignment or sublease) shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Article 8, including the requirement that Tenant obtain Landlord’s prior consent thereto in each instance.

(4)                                 Tenant may, without the consent of Landlord or the delivery of notice in accordance with the terms of Section 8.1B hereof, (A) sublet the Demised Premises or any part thereof or assign this Lease to (or otherwise permit the use and occupancy of the Demised Premises by) any Subsidiary, Parent Company or Affiliate of Tenant or (B) assign this Lease (it being agreed that any assignment of this Lease by the consummation of any merger, consolidation or purchase pursuant to the terms of this clause (B) shall be pursuant to a deemed assignment of this Lease by operation of applicable law) to any successor by merger or consolidation or to a purchaser of all or substantially all of Tenant’s stock (or other equity interests) or assets (such successor or purchaser being herein called a “Successor”), but only if (x) in the case of an assignment to a Successor, such Successor has a net worth (including goodwill and other intangibles) computed in accordance with GAAP on the date immediately following the effective date of such assignment equal to or greater than $250,000,000, which shall be evidenced by certified financial statements prepared by the Successor’s independent certified public accountants (subject to the terms of the final sentence of Section 9.7 hereof) and (y) in the case of a merger, consolidation or transfer of assets, such merger, consolidation or transfer of assets is not effected for the primary purpose of transferring this Lease. For purposes of this Section, a “Subsidiary,” “Parent Company” and “Affiliate” of Tenant shall mean the following: (a) “Subsidiary” shall mean a corporation or other entity not less than fifty-one percent (51%) of whose outstanding capital and voting stock (or other equity interest therein, as the case may be) shall, at the time, be owned directly or indirectly, by Tenant; (b) “Parent Company” shall mean any corporation or other entity which shall own, directly or indirectly, at least fifty-one percent (51%) of the outstanding capital and voting stock (or other equity interest therein, as the case may be) of Tenant at the time; and (c) “Affiliate” shall mean any corporation or other entity which, directly or indirectly, controls or is controlled by or is under common control with Tenant. For this purpose, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities or by contract or otherwise. No such assignment, sublease or use and occupancy shall be permitted or effective if Tenant is then in default under this Lease beyond the expiration of any applicable notice and cure periods and unless (i) Tenant gives Landlord (I) in the case of an assignment or subletting to a Subsidiary, Parent Company or Affiliate, at least ten (10) days’ prior notice thereof or (II) in the case of an assignment to a Successor, notice thereof promptly following the effective date of such assignment accompanied by reasonable proof that the net worth of such assignee is in compliance with the terms of this Section 8.6(4), (ii) in the case of an assignment or subletting to (or use and occupancy by) a Subsidiary, Parent Company or Affiliate, (X) reasonable proof that such assignee, sublessee or occupant (as the case may be) is then a Subsidiary, Parent Company or Affiliate of Tenant and (Y) such transaction is being consummated for a valid business purpose and not for the principal purpose of evading the restrictions, or circumventing the rights, of Landlord set forth in this Article 8, (iii) such assignee assumes all of Tenant’s obligations hereunder (other than in connection with any deemed assignment of this Lease pursuant to the terms set forth above), and (iv) Tenant gives Landlord a signed copy of the final assignment, sublease or license (if any) within ten (10) days after it is executed (other than in connection with any deemed assignment of this Lease pursuant to the terms set forth above). No such assignment, sublease or use and occupancy shall be deemed to release Tenant from any of its obligations and liabilities hereunder, and such assignee (other than in connection with any deemed assignment of this Lease pursuant to the terms set forth above) shall execute an agreement, in form and substance reasonably satisfactory to Landlord, assuming all of Tenant’s obligations and liabilities hereunder. The termination and recapture rights of Landlord set forth in Section 8.1B hereof (including the obligation to deliver notice and the other items and information set forth therein) and the profit-share rights of Landlord set forth in Section 8.5 hereof shall not be applicable with respect to any assignment, sublease or use and occupancy effected pursuant to the terms of this Section 8.6(4).

8.7                               With respect to each and every sublease or subletting pursuant to the provisions of this Lease, it is further agreed as follows:

(a)                                 no subletting shall be for a term ending later than one day prior to the Expiration Date of this Lease;

(b)                                 no sublease shall be valid, and no sublessee shall take possession of the Demised Premises (or any portion thereof), until Landlord has received both (i) an executed counterpart of such sublease and (ii) a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by subtenants of the Premises pursuant to Section 16.3 hereof and (y) such insurance is in full force and effect;

(c)                                  each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that, in the event of termination, re-entry or dispossess by Landlord under this Lease, Landlord may, at its option, either terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such sublessee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (iii) be bound by any previous modification of such sublease not consented to by Landlord in writing (where such consent is required hereunder) or by any previous prepayment of more than one month’s rent; and

(d)                                 except for the termination of a sublease, a decrease in the length of the term thereof or a de minimis modification or amendment not altering any of the material financial terms of such sublease, any modification of a sublease previously consented to by Landlord (i.e., not consummated pursuant to the terms of Section 8.6(4) hereof) shall be subject to Landlord’s prior consent, which consent shall not be unreasonably withheld or delayed, provided that such modification is being consummated for a valid business purpose and not for the principal purpose of evading the restrictions, or circumventing the rights, of Landlord set forth in this Article 8 (it being agreed that in the event of a violation of the foregoing proviso, such modification shall be deemed to be a new sublease subject to all of the terms of this Article 8).

8.8                               As a condition to the effectiveness of any proposed sublease or assignment (as the case may be) with respect to which (i) Landlord has agreed to grant its consent in accordance with the terms of Section 8.1C hereof and (ii) Tenant delivered to Landlord a term sheet (as opposed to an executed copy of the proposed assignment or sublease, as the case may be), the parties agree that (a) none of the material financial terms in the fully executed copy of the sublease or assignment (as the case may be) delivered to Landlord may vary from the corresponding term set forth in the term sheet theretofore delivered by Tenant to Landlord with respect thereto by more than a de minimis extent, (b) Landlord shall not be obligated to execute its written form of consent with respect to any such assignment or sublease (as the case may be) prior to Landlord’s receipt of a true and correct copy of the fully executed copy of the sublease or assignment (as the case may be), (c) Tenant shall deliver to Landlord a true and correct copy of the fully executed copy of the sublease or assignment (as the case may be) within ten (10) days after such agreement has been executed, but no later than five (5) days prior to the commencement date of the term of such sublease or the effective date of such assignment (as the case may be) and (d) Tenant and the proposed assignee or subtenant (as the case may be) must unconditionally (subject to compliance with the terms of this Section 8.8) execute and deliver such assignment or sublease, as the case may be (and deliver to Landlord a true and complete copy thereof), within one hundred fifty (150) days following the date upon which Landlord agreed to grant its consent in accordance with the terms of Section 8.1C hereof, it being agreed that if Tenant fails to so timely deliver to Landlord such fully executed assignment or sublease (as the case may be), Tenant shall be obligated to again fully comply with all of the terms of this Article 8 with respect to such proposed transaction.

8.9                               Subject to the applicable terms of Section 16.4 hereof, Tenant hereby indemnifies Landlord’s Indemnified Parties from and against any liability asserted against Landlord’s Indemnified Parties (a) for any brokerage commission with respect to any assignment or sublease (or proposed assignment or sublease) by Tenant or any party claiming through Tenant and (b) following the exercise by Landlord of its recapture rights hereunder with respect to any proposed assignment or sublease by Tenant or any party claiming through Tenant. This Section shall survive the expiration or sooner termination of this Lease.

8.10                        Notwithstanding anything herein to the contrary, upon not less than twenty (20) days’ prior notice to Landlord and provided that Tenant is not then in default hereunder beyond any applicable notice and cure periods, Tenant may license up to fifteen (15%) percent of the rentable area of the Office Space in the aggregate at any one time to any entity(ies) with which Tenant maintains a business relationship (including accountants and consultants of Tenant) other than through the occupancy contemplated in this Section 8.10 (any such person or entity occupying space in the Office Space pursuant to the terms of this Section 8.10 shall be referred to herein collectively as the “Permitted Licensees”) without Landlord’s consent and without being subject to the recapture and termination rights of Landlord set forth in Section 8.1B hereof or the profit-share rights of Landlord set forth in Section 8.5 hereof, provided that (i) such party shall not then be a tenant or occupant of any portion of the Building; (ii) Tenant’s notice shall set forth the names of such party(ies); (iii) any such license agreement (whether or not in writing) shall be subject and subordinate to the terms of this Lease; (iv) such arrangement will terminate automatically upon a termination of this Lease for any reason; (v) any such Permitted Licensee shall use the Office Space in accordance with all of the applicable provisions of this Lease; (vi) in no event shall the use of any portion of the Office Space by any Permitted Licensee create or be deemed to create any right, title or interest in or to the Office Space for such Permitted Licensee; (vii) there shall be no separate identification of any Permitted Licensee in the elevator landing or on the entrance door to the Office Space or elsewhere in the Building other than within the Office Space; (viii) the named Tenant herein or its Successor, Subsidiary, Parent Company or Affiliate shall then be the tenant under this Lease and shall occupy the Office Space simultaneously with such Permitted Licensee for the conduct of its business; (ix) no such license shall be deemed to release Tenant from any of its obligations hereunder or to release any guarantor from any of its obligations under or liabilities under any guaranty given with respect to this Lease; (x) Tenant shall deliver to Landlord a certification by an authorized representative of Tenant, prior to such entity’s occupancy of any portion of the Office Space, that such entity satisfies the requirements set forth in this Section 8.10; (xi) the portion(s) of the Office Space occupied by any Permitted Licensee and the portion of the Office Space occupied by Tenant shall not be, and shall not be required by applicable Legal Requirements to be, separated by demising walls so as to create separate entrances from the elevator landing or public corridors; and (xii) Tenant shall receive no rent, payment or other consideration in connection with such occupancy in excess of the pro rata portion of the rent payable by Tenant hereunder with respect to such space. In no event shall Tenant engage in the marketing of such space (as such term is defined in Section 8.6(1) hereof) to be licensed pursuant to this Section 8.10 to the public or to any entity or individual that is not a Permitted Licensee. Tenant shall be fully and solely responsible for all of the acts and omissions of any Permitted Licensee and the indemnity by Tenant set forth in Section 16.4 hereof shall be fully applicable with respect thereto.

ARTICLE 9

SUBORDINATION, NON-DISTURBANCE, ESTOPPEL CERTIFICATE

9.1                               Subject to the terms of this Article 9, this Lease is and shall be subject and subordinate in all respects to any ground leases, overriding leases and underlying leases of the Land and/or the Building now or hereafter existing and to all mortgages which may now or hereafter affect the Land and/or the Building and/or such leases, to each and every advance made or hereafter to be made under such mortgages and to all renewals, modifications, consolidations, replacements and extensions of such leases or mortgages. This Section shall be self-operative and, subject to the terms of this Article 9, no further instrument of subordination shall be required. In confirmation of such subordination, Tenant agrees to promptly execute and deliver any reasonable instrument that Landlord, the lessor of any such lease or the holder of any such mortgage or any of their respective successors in interest may request to evidence such subordination. The leases to which this Lease is, at the time referred to, subject and subordinate pursuant to this Article are hereinafter sometimes called “superior leases,” and references to the lessors of superior leases are intended to include the successors in interest of the lessors of superior leases and their successors in interest as may be appropriate. The mortgages to which this Lease is, at the time referred to, subject and subordinate are hereinafter sometimes collectively called “superior mortgages,” and references to the mortgagees of superior mortgages are intended to include the successors in interest of the mortgagees of superior mortgages and their successors in interest as may be appropriate. Landlord represents and warrants to Tenant that as of the date hereof, the sole superior mortgage is held by Teachers Insurance and Annuity Association of America and there are no superior leases affecting the Land or the Building.

9.2                               Subject to the terms of any applicable Non-Disturbance Agreement, if the interests of Landlord under this Lease are transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any superior mortgage, or if the holder of any superior mortgage acquires a lease in substitution therefor, then Tenant under this Lease will, at the option to be exercised in writing by such purchaser, assignee or lessee, as the case may be, (i) attorn to it and will perform for its benefit all the terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if such purchaser, assignee or lessee, were Landlord originally named in this Lease, or (ii) enter into a new lease with such purchaser, assignee or lessee, as landlord, for the remaining term of this Lease and otherwise on the same terms and conditions and with the same options then remaining.

9.3                               Subject to the terms of any applicable Non-Disturbance Agreement, in the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease in its entirety (other than in connection with a casualty or condemnation), or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to the holder of each superior mortgage and the lessor of each superior lease whose name and address shall previously have been furnished to Tenant in writing, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such mortgage holder or lessor within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such holder or lessor shall have become entitled under such superior mortgage or superior lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such holder or lessor shall with due diligence give Tenant written notice of intention to, and commence and continue to, remedy such act or omission.

9.4                               Subject to the terms of any applicable Non-Disturbance Agreement, in the event of the enforcement by the holder of any superior mortgage of the remedies provided for by law or by any security instrument, Tenant will, upon request of any person succeeding to the interest of Landlord as a result of such enforcement, automatically become Tenant of said successor in interest, without change in the terms or other provisions of this Lease.  Upon request by said successor in interest, Tenant shall execute and deliver an instrument or instruments confirming such attornment. Anything to the contrary in the foregoing notwithstanding, any cancellation, abridgment, surrender, modification or amendment of this Lease, without the prior written consent of the holder of any superior mortgage, except as may be permitted by the provisions of this Lease, any applicable Non-Disturbance Agreement or any such superior mortgage or assignment of leases and rents granted in connection with such superior mortgage shall be voidable as against the holder of the superior mortgage, at its option.

9.5                               If, in connection with obtaining financing (or condominiumizing) for the Land and/or Building, or of any ground or underlying lease, a banking, insurance or other recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing (or condominiumizing), Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations or decrease the rights of Tenant hereunder beyond a de minimis extent or adversely affect beyond a de minimis extent the leasehold interest hereby created or Tenant’s use and enjoyment of the Demised Premises.

9.6

A.                                    Tenant agrees, at any time and from time to time, upon not less than ten (10) business days’ prior notice by Landlord (which shall be delivered for good faith business purposes), to execute, acknowledge and deliver to Landlord, a statement in writing addressed to Landlord certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Fixed Rent, additional rental and other charges have been paid, stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge, and certifying as to such other matters regarding this Lease as Landlord, any mortgagee or any ground lessor may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord and by any mortgagee or prospective mortgagee of any mortgage affecting the Building or the Building and the Land, and by any landlord under a ground or underlying lease affecting the Land or Building, or both.

B.                                    Landlord agrees, at any time and from time to time (but not more than two (2) times in any twelve (12) month period), upon not less than ten (10) business days’ prior notice by Tenant (which shall be delivered for good faith business purposes), to execute, acknowledge and deliver to Tenant, a statement in writing addressed to Tenant certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the Fixed Rent, additional rental and other charges have been paid, and stating whether or not, to the best knowledge of the signer of such certificate, there exists any default in the performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, and certifying as to such other matters as Tenant or any permitted assignee or subtenant of Tenant may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by Tenant and by any permitted assignee or subtenant of Tenant.

9.7                               Tenant agrees to submit to Landlord upon request a copy of the latest annual financial statements of Tenant (and any guarantor of Tenant’s obligations under this Lease), audited by an independent certified public accountant reasonably satisfactory to Landlord. At Tenant’s request, Landlord shall deliver a confidentiality agreement to Tenant with respect thereto in form and substance reasonably satisfactory to Landlord and Tenant. Notwithstanding the foregoing, for so long as Tenant or its Parent Company shall be a publicly traded entity whose financial statements are available online, Tenant shall have no obligation to submit financial statements to Landlord.

9.8                               Landlord shall use commercially reasonable efforts to obtain from any current and future superior mortgagee and future superior lessor (collectively, a “Superior Holder”) on behalf of Tenant a Non-Disturbance Agreement in the form which is customarily used by such party (it being agreed that except as otherwise expressly provided herein, no Superior Holder shall (x) be responsible for the payment of the Work Allowance or the performance of Landlord’s Work or (y) provide any offset rights to Tenant). Subject to the other terms of this Section 9.8 and Exhibit M-9 attached hereto, in no event shall Landlord be (i) required to make any payment to any Superior Holder, except as otherwise expressly provided in such superior mortgage or superior lease (as the case may be), (ii) required to alter any of the terms of its financing with any superior mortgagee, (iii) required to commence an action or proceeding of any nature against a Superior Holder in order to obtain such agreement or (iv) subject to liability by reason of Landlord’s failure to obtain a Non-Disturbance Agreement from a Superior Holder. Landlord shall be solely responsible for the payment of any costs imposed by the current Superior Holder, including reasonable attorneys’ fees and disbursements, in connection with the review of this Lease and the preparation and negotiation of such party’s form of Non-Disturbance Agreement. Landlord shall be solely responsible for the payment of any costs imposed by a future Superior Holder, including reasonable attorneys’ fees and disbursements, in connection with the review of this Lease and the preparation and negotiation of such party’s standard form of Non-Disturbance Agreement, although Tenant shall be responsible for any reasonable attorneys’ fees and disbursements incurred by a future Superior Holder in connection with the negotiation (if any) of such party’s Non-Disturbance Agreement solely to the extent that the protections requested by Tenant are in excess of those afforded to Tenant in the form of Non-Disturbance Agreement attached hereto as Exhibit I (it being agreed that the foregoing shall not apply to any changes requested by Tenant that are necessary to cause such party’s form of Non-Disturbance Agreement to contain protections that are equivalent to the form of Non-Disturbance Agreement attached hereto as Exhibit I). Tenant at its expense shall reasonably cooperate in connection therewith and shall comply with any reasonable request by a Superior Holder. The term “Non-Disturbance Agreement” shall mean an agreement in recordable form between Tenant and a Superior Holder, which shall provide in substance that (among other things), as long as Tenant is not then in default under this Lease beyond applicable notice and cure periods, such Superior Holder will not name or join Tenant as a party defendant or otherwise (unless Tenant is deemed a necessary party under any then applicable law, but not for the purpose of adversely affecting Tenant’s rights under this Lease) in any suit, action or proceeding to enforce such superior mortgage or superior lease (as the case may be), nor will this Lease be terminated by enforcement of any rights given such Superior Holder pursuant to the terms, covenants or conditions contained in such superior mortgage or superior lease (as the case may be). Landlord shall have no liability to Tenant if a Superior Holder refuses to execute and/or deliver a Non-Disturbance Agreement to Tenant or, if executed and delivered, such party does not abide by the terms thereof.

9.9                               The terms and provisions set forth in Exhibit M-9 attached hereto are incorporated by reference herein as if set out in full in this Article 9.

9.10                        Intentionally omitted.

9.11

A.                                    Landlord at its expense may elect, at any time during the term of this Lease to convert the Building and/or the Land to condominium (or similar) ownership (a “Conversion”), and Tenant shall cooperate with Landlord as reasonably requested by Landlord in connection with a Conversion. In the event of a Conversion, this Lease and all rights of Tenant under this Lease are and shall be subject and subordinate in all respects to any condominium declaration (or comparable governing instrument) and any other documents which shall be recorded in order to effectuate a Conversion in accordance with Legal Requirements, including the provisions of Article 9-B of the Real Property Law of the State of New York (as the same may be amended) or any successor laws thereto.

B.                                    In the event of a Conversion, all of the obligations of Landlord under this Lease shall, at Landlord’s option, either (i) continue to be performed and observed by Landlord as set forth in this Lease or (ii) shall have been assumed in writing by the successor landlord of the condominium unit (or similar real property interest) of which the Premises is a part, with respect to obligations hereunder to be performed within the Premises.

C.                                    Tenant, promptly following the request of Landlord, shall enter into an amendment of this Lease in such respects as shall be necessary to conform to a Conversion, including, (i) appropriate adjustments to Tenant’s Tax Payment and the Expense Payment and (ii) appropriate modifications to provide that services provided by Landlord under this Lease shall be provided by the board of managers or equivalent governing body of the condominium association (as opposed to the successor landlord of the condominium unit (or similar real property interest) of which the Premises is a part) as described above; provided, however, that no such amendment shall be necessary to make the provisions of this Section 9.11 effective. Landlord shall reimburse Tenant for any reasonable out-of-pockets costs (including attorneys’ fees) incurred by Tenant in connection therewith.

D.                                    In no event shall Tenant’s obligations under this Lease with respect to the Premises be increased beyond a de minimis extent (nor shall Tenant’s rights under this Lease be decreased beyond a de minimis extent) as a result of a Conversion.  Landlord shall cause the terms of the immediately preceding sentence to be included in any condominium declaration (or comparable governing instrument).

ARTICLE 10

ENTRY; RIGHT TO CHANGE
PUBLIC PORTIONS OF THE BUILDING

10.1                        Tenant shall permit Landlord to erect, use and maintain pipes and conduits in and through the Demised Premises (provided, however, (i) to the extent such installation cannot be performed behind existing walls, the installation of any such pipes and/or conduits shall be adjacent to existing walls and, when completed, shall not reduce the usable area of the Demised Premises beyond a de minimis amount and (ii) Landlord shall box in any of the foregoing items installed adjacent to existing walls with construction materials substantially similar to those then existing in the affected area(s) of the Premises). Landlord or its agents or designees shall have the right to enter the Demised Premises in an emergency at any time, and, at other reasonable times upon reasonable prior notice, for the purpose of making such repairs or alterations to the Demised Premises as Landlord may be required to make under this Lease or that Landlord shall otherwise have the right to make pursuant to the provisions of this Lease. Landlord shall be allowed to take all material into and upon the Demised Premises that may be reasonably required for the repairs or alterations above mentioned without the same constituting an eviction of Tenant in whole or in part and except as otherwise expressly provided herein, the rent reserved shall not abate while said repairs or alterations are being made. Throughout the term and, subject to the foregoing, Landlord also shall have the right to enter the Demised Premises for the purpose of inspecting them or exhibiting them to prospective purchasers or lessees of the Building or to prospective mortgagees or to prospective assignees of any such mortgagees. During the thirty (30) months prior to the expiration of the term of this Lease, Landlord may exhibit the Demised Premises to prospective tenants. In addition, in the event that at any time during the term of this Lease, Landlord and Tenant shall be engaged in litigation of any nature relating to the termination of this Lease on account of a default by Tenant under this Lease, Landlord shall have the right, during the entire period of such litigation, to enter the Demised Premises at any reasonable time upon reasonable notice for the purpose of showing same to prospective tenants. If Tenant is not present to open and permit an entry into the Demised Premises in the event of an emergency, subject to the other terms of this Article 10, Landlord or Landlord’s agents may enter the same by master key or forcibly and, provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Landlord or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected.

10.2                        Landlord shall have the right at any time without thereby creating an actual or constructive eviction or incurring any liability to Tenant therefor, to change the arrangement or location of entrances, passageways, doors and doorways, corridors, stairs, toilets and other like public service portions of the Building (other than entrances to the Premises, including the Private Entrance), provided that same, when completed, shall not materially and adversely affect Tenant’s access to the Demised Premises.

10.3                        Subject to the terms and provisions set forth in Exhibit K attached hereto, Landlord shall have the right at any time to name the Building for any person(s) or tenant(s) and to change all such names at any time thereafter.

10.4                        Tenant acknowledges that Landlord may, at any time and from time to time during the term of this Lease, perform substantial renovation work in and to the Building and/or the mechanical systems serving the Building (which work may include, but need not be limited to, the repair and/or replacement of the Building’s exterior façade, plaza, setbacks (including the Setbacks), exterior window glass, elevators, electrical systems, heating, air conditioning and ventilating systems, plumbing system, common areas (such as hallways, toilet rooms, etc.) and/or lobby), any of which work may require access to the same from within the Demised Premises. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of, and access to, the Demised Premises for the purposes permitted under this Lease that may be caused by such work. Subject to the terms of Section 10.5 hereof, Tenant hereby waives all claims for damages to its property or its business which may be caused by the effects of any such work.

10.5                        In connection with any access to, or work in, the Premises by Landlord pursuant to the terms of this Article 10, (a) Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations, (b) subject to the terms of Section 17.3 hereof, Landlord shall promptly repair, at Landlord’s expense, any damage to Tenant’s property and/or improvements caused by Landlord during the course of such work and/or entry into the Premises, (c) except in the event of an emergency or to perform routine cleaning, repairs and maintenance pursuant to the terms hereof, Landlord shall not enter the Premises unless a representative of Tenant is present, which representative Tenant agrees to have present at the Premises during business hours upon reasonable prior notice from Landlord, which may be telephonic or via electronic mail to Tenant’s facilities director (it being agreed that Landlord shall be permitted to enter the Premises without such representative if such representative is not present at the Premises following such reasonable notice by Landlord) and (d) except in the event of an emergency, Landlord shall comply with Tenant’s reasonable security requirements.

10.6                        Subject to the rights of Tenant and other tenants and subtenants of the Building, Tenant (or its subtenants of any tier, as applicable) shall have, throughout the term of this Lease, a right of access through other tenant spaces (and other tenants and their subtenants of any tier, as applicable, shall have a right of access through the Demised Premises) as necessary, to install, service, maintain and repair cables, conduits, risers, piping, etc. running through the Building and/or in connection with the reinforcement of floors for which Tenant (or other tenants or subtenants of any tier, as applicable) is (or are) permitted or required to install, service, maintain and repair, provided, that the party desiring access (i.e., Tenant or other tenants or subtenants of any tier, as applicable) shall (a) provide Landlord and the party whose space is affected with reasonable prior notice of the need for such access, (b) schedule such access so as not to interfere with the affected party’s business or inconvenience other tenants of the Building, (c) repair, at the accessing party’s expense, any damage to the Building or the accessed space arising out of such access and (d) indemnify and hold the party whose space is affected harmless from and against any cost, claim, liability, damage or expense (including reasonable attorneys’ fees) incurred by such party as a result of permitting such access and work. Landlord shall use commercially reasonable efforts to provide such access through the Building common areas (rather than tenantable areas) on all floors of the Building.

ARTICLE 11

LAWS, ORDINANCES,
REQUIREMENTS OF PUBLIC AUTHORITIES

11.1                        Tenant shall, at its expense, comply with all laws, orders, ordinances and regulations of federal, state, county and municipal authorities including the Americans with Disabilities Act, Title III, 42 U.S.C.S. § 12181-12189 (collectively, the “ADA”) and with any direction made pursuant to law or by any public officers (collectively “Legal Requirements”) which shall, with respect to the occupancy, use or manner of use of the Demised Premises (including Tenant’s Insurable Property) or, with respect to the Building if arising out of Tenant’s use or manner of use of the Demised Premises or the Building (including the use permitted under this Lease) or to any abatement of nuisance, impose any violation, order or duty upon Landlord or Tenant arising from Tenant’s occupancy, use or manner of use of the Demised Premises or any installations made therein by or at Tenant’s request or required by reason of a breach of any of Tenant’s covenants or agreements hereunder. Notwithstanding the foregoing, Tenant shall not be obligated to perform any alterations in or to the Demised Premises or the Building in order to comply with the foregoing requirements of this Section 11.1, except where such alterations have become necessary solely as a result of (i) the particular manner of use by Tenant (or any other occupants(s) of the Premises) of the Premises or the Building (as opposed to the use of the Office Space for executive and/or general offices) and any use hereunder of the Private Entrance, the Amenity Premises and/or the Setbacks, (ii) any alterations, additions, improvements, repairs or any other work performed by or on behalf of Tenant (other than Landlord’s Work) or (iii) any default hereunder by Tenant. Notwithstanding anything herein to the contrary but subject to the terms of the final sentence of this Section 11.1, Landlord represents and warrants that the core toilet rooms located on the floors of the Office Space shall be in compliance as of the Commencement Date with all applicable Legal Requirements in existence as of the Commencement Date, it being agreed that Tenant’s sole and exclusive remedy for a breach by Landlord of such representation and warranty shall be the remedy set forth below. If any violation of Legal Requirements shall be issued with respect to such core toilet rooms pursuant to Legal Requirements following the Commencement Date, Landlord at its expense shall (subject to the terms of the final sentence of Section 11.3 hereof) promptly perform any alteration that may be required in order to cure such violation, which alteration shall be performed by Landlord upon and subject to all of the other applicable terms of this Lease. However, Landlord shall not be obligated to perform such alteration (and Tenant at its expense shall be solely responsible for the performance thereof upon and subject to all of the applicable terms hereof) to the extent that such violation shall have been issued as a result of clauses (i), (ii) or (iii) above.

11.2                        If Tenant receives notice of any violation of Legal Requirements applicable to the Demised Premises, it shall give prompt notice thereof to Landlord.

11.3                        Except as aforesaid, Landlord shall, at its expense comply with or cause to be complied with, all applicable Legal Requirements which shall (a) impose any violation, order or duty upon Landlord or Tenant with respect to which Tenant is not obligated by Section 11.1 (or any other tenant of the Building is not obligated) to comply, (b) relate to the public or structural portions of the Building and (c) materially adversely affect Tenant’s use or enjoyment of, or access to, the Demised Premises. Landlord may at its expense contest the validity of any such Legal Requirements. Landlord represents that as of the Commencement Date, the common areas of the Building accessible by Tenant shall be in compliance with all applicable Legal Requirements, including the ADA.

11.4                        Except to the extent caused by any act or omission of Tenant and/or its agents, employees and/or contractors, Landlord shall be responsible for removing any violations filed against the Building to the extent the same prohibits, prevents or interferes with any work to be done by Tenant in and about the Demised Premises.

11.5                        Tenant may at its expense contest in good faith any Legal Requirements that Tenant is obligated to comply with hereunder through appropriate proceedings brought in accordance with applicable Legal Requirements, provided that (a) Tenant’s failure to comply shall have no material adverse effect on Landlord or on other tenants of the Building or shall result in any criminal or other legal proceedings being brought or fines or penalties being issued against Landlord or other tenants of the Building (unless Tenant agrees to pay and indemnify Landlord and such other tenants against such fines) and (b) Tenant shall indemnify Landlord against any reasonable cost or expense incurred by Landlord by reason of such contest by Tenant.

ARTICLE 12

REPAIRS

12.1                        Tenant shall take good care of the Demised Premises and the fixtures and appurtenances therein and at its sole cost and expense make all non-structural repairs thereto as and when needed to preserve them in good working order and condition. Tenant acknowledges that such obligation applies to, without limitation, (u) core toilet rooms (including all fixtures therein) that are located on full floors of the Office Space, (v) subject to the terms of Articles 6 and 37 hereof, Tenant’s Insurable Property, (w) all systems (other than Building systems) serving the Demised Premises to the extent the same are located in and exclusively serve the Demised Premises, including any Supplemental Air-Conditioning System, (x) any security system serving the Premises installed at any time during the term by or on behalf of Tenant (it being agreed that Tenant shall be responsible for any monthly maintenance fee payable in connection therewith) and (y) any system (other than a Building system) located outside of the Demised Premises to the extent it exclusively serves the Demises Premises. Subject to the terms of Section 17.3 hereof, all damage or injury to the Demised Premises, whether structural or non-structural, and to its fixtures, glass, appurtenances and equipment or to the Building, or to its fixtures, glass, appurtenances and equipment caused by the negligence or willful misconduct of Tenant, its servants, employees, agents, visitors or licensees, shall be repaired, restored or replaced promptly by Tenant at its sole cost and expense to the reasonable satisfaction of Landlord. All aforesaid repairs, restorations and replacements shall be in quality and class equal to the original work or installations and shall be done in a good and workmanlike manner. If Tenant fails to make such repairs, restorations or replacements beyond any applicable notice and cure periods, same may be made by Landlord at the reasonable expense of Tenant and all out-of-pocket sums so spent and expenses incurred by Landlord shall be collectible as additional rent and shall be paid by Tenant within thirty (30) days after rendition of a bill or statement therefor. Tenant shall promptly make, at Tenant’s expense, all repairs in and to the Demised Premises for which Tenant is responsible, using only the contractor for the trade or trades in question, selected only from Landlord’s approved contractors, a current listing of which is attached hereto as Exhibit D-1, or otherwise reasonably approved by Landlord. Any repairs in or to the Building outside of the Premises or the facilities and systems thereof for which Tenant is responsible may at Landlord’s option be performed by Landlord at Tenant’s reasonable expense.

12.2                        Except repairs hereinabove provided to be made by Tenant, Landlord shall, at its expense, make all repairs and replacements, structural and otherwise, necessary or desirable in order to keep in good order and repair and in a first-class manner comparable to other first-class office buildings in midtown Manhattan to the following items: (a) all structural and exterior portions of the Building, such as, by way of example only, the roof, foundation, footings, exterior walls, load bearing columns, floor slabs and windows, (b) all public portions of the Building, including all public elevators, public corridors, public lobbies, core toilet rooms (including all fixtures therein) that are for the use of all tenants on multi-tenanted floors only, core electric closets, core telecommunication closets, core janitor closets and mechanical rooms and (c) all Building systems serving the Demised Premises. Tenant agrees to notify Landlord of the necessity of repairs of which Tenant may have knowledge, for which Landlord may be responsible under the provisions of the preceding sentence. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Demised Premises in making any repairs to the Demised Premises. Subject to the terms of Exhibit M-7 attached hereto, it is specifically agreed that (i) there shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord or others making repairs, alterations, additions or improvements in or to any portion of the Building or the Demised Premises or in and to the fixtures, appurtenances or equipment thereof, (ii) Tenant shall not be entitled to any setoff or reduction of rent by reason of any failure of Landlord to comply with the covenants of this Article or any other Article of this Lease and (iii) Tenant’s sole remedy at law in such instance will be by way of an action for damages for breach of contract. The provisions of this Article 12 shall not apply in the case of fire or other casualty which are dealt with in Article 17 hereof.

ARTICLE 13

ALTERATIONS; FIXTURES

13.1                        Tenant shall make no alterations, decorations, installations, additions or improvements in or to the Demised Premises or the electrical, plumbing, mechanical or heating, ventilating and air-conditioning systems serving the Demised Premises without Landlord’s prior written consent, and then only by contractors, subcontractors, construction managers or mechanics reasonably approved by Landlord. Notwithstanding anything herein to the contrary, (a) the consent of Landlord shall not be unreasonably withheld or delayed with respect to any nonstructural alterations which (i) shall be located wholly within the Office Space, (ii) shall not adversely affect the structural integrity or exterior of the Building, any other tenant of the Building or the operation of the HVAC, plumbing, electrical, or water systems of the Building (as opposed to systems exclusively serving the Premises) and (iii) do not violate the certificate of occupancy of the Building and (b) the consent of Landlord shall not be required with respect to any painting, wall covering, carpeting or other decorative work of a similar nature in the Office Space costing less than $500,000.00 in the aggregate and which shall comply in all respects with the conditions set forth in clause (a) above, provided that (with respect to the work in clauses (a) and (b)) such work shall otherwise be performed in accordance with all of the terms and conditions of this Article 13. All work, alterations, decorations, installations, additions or improvements shall be done at Tenant’s sole expense and in full compliance with all governmental bodies having jurisdiction thereover. As a condition precedent to Landlord’s consent to the making by Tenant of alterations, decorations, installations, additions or improvements to Demised Premises, other than Tenant’s Work, costing in excess of $1,000,000.00 in the aggregate (pursuant to a reasonable estimate prepared by Tenant’s contractor and reasonably acceptable to Landlord), Tenant shall, upon the request of Landlord, obtain and deliver to Landlord a performance bond and a labor and materials payment bond issued by a surety company reasonably satisfactory to Landlord and licensed to do business in the State of New York, each in an amount equal to one hundred ten percent (110%) of the cost of all such work, labor, and services to be performed and materials to be furnished in connection with such work, signed by such surety and a receipt of payment in full of the premium for such bond. Landlord and Landlord’s designees shall be obligee(s) or insured(s) under such surety bond. Notwithstanding the foregoing, the terms of the immediately preceding two (2) sentences shall not be applicable with respect to the named Tenant herein or its Successor. If any mechanic’s lien is filed against the Demised Premises or the Building for work claimed to have been done for or materials claimed to have been furnished to Tenant, it shall be discharged by Tenant within thirty (30) days thereafter, at Tenant’s expense, by filing the bond required by law or payment. If Tenant fails to discharge such lien within such time period, then Landlord (upon ten (10) days’ prior notice to Tenant) shall have the right to discharge same solely by filing the bond required by law and Landlord’s reasonable out-of-pocket costs and expense in obtaining such discharge shall be repaid in full by Tenant to Landlord as additional rent within thirty (30) days after written demand therefor. In addition, Tenant shall defend, save and hold Landlord harmless from any such mechanic’s lien or claim, including Landlord’s reasonable attorneys’ fees, costs and expenses. Landlord shall not be liable for any failure of any Building facilities or services to the extent caused by any act, omission, negligence or willful misconduct of Tenant or its agents, employees, contractors, subcontractors or construction managers, including any alterations performed by or on behalf of Tenant, and Tenant shall correct any such faulty installation. Upon Tenant’s failure to correct same, Landlord may make such correction and charge Tenant for the reasonable out-of-pocket cost thereof. Such sum due Landlord shall be deemed additional rent and shall be paid by Tenant within thirty (30) days after demand therefor.

13.2                        Prior to commencing any work pursuant to the provisions of Section 13.1, Tenant shall furnish to Landlord:

A.                                    Copies of all governmental permits and authorizations which may be required in connection with such work.

B.                                    A certificate evidencing that Tenant (or Tenant’s contractors) has (have) procured worker’s compensation insurance in statutory limits covering all persons employed in connection with the work who might assert claims for death or bodily injury against any superior lessor or superior mortgagee, Landlord, Tenant or the Building. Such certificate shall not be required to contain, provisions that obligate the insurer to notify Landlord, at least thirty (30) days in advance, in the event of any cancellation, non-renewal or material change of coverage, although Tenant shall deliver notice to Landlord promptly after receipt of notice from its insurer of any of the foregoing.

C.                                    A certificate evidencing that Tenant and Tenant’s general contractor have procured Commercial General Liability insurance on a primary basis written with at least a $25,000,000 limit per occurrence (and $25,000,000 limit per location) in the aggregate (it being agreed that the general contractor (i) shall in no event be permitted to furnish less than $15,000,000 of such required coverage and (ii) may furnish all of such required coverage) for bodily injury, personal injury and property damage liability, including products and/or completed operations coverage, and including Landlord, and such other parties as shall be designated by Landlord, as additional insureds. The above amount of $25,000,000 shall be reduced to $5,000,000 with respect to all subcontractors retained by or on behalf of Tenant. Such certificate shall not be required to contain, provisions that obligate the insurer to notify Landlord, at least thirty (30) days in advance, in the event of any cancellation, non-renewal or material change of coverage, although Tenant shall deliver notice to Landlord promptly after receipt of notice from its insurer of any of the foregoing.

13.3                        During the term of this Lease but subject to the terms of Article 37 hereof, all alterations, decorations, installations, additions or improvements upon the Demised Premises, made by either party, including all paneling, decorations, partitions, railing, conduit through which wiring is run, mezzanine floors, galleries and the like, affixed to the realty so that they cannot be removed without material damage shall (to the extent that Tenant shall have paid therefor) be the property of Tenant for federal, state and local income tax purposes, and Tenant shall have the right to depreciation deductions and/or tax credits with respect thereto. Nothing contained herein shall be deemed or construed to be a representation or warranty by Landlord that any such deductions and/or tax credits are or will be available to Tenant. To the extent that Landlord shall have paid therefor, such items shall be the property of Landlord during the term of this Lease for federal, state and local income tax purposes. The foregoing shall not be deemed or construed to modify in any manner the obligations of Landlord and Tenant elsewhere in this Lease, including Articles 11, 12, 16 and 17 hereof. Upon the expiration or sooner termination of the term hereof, all of such items shall, unless Landlord elects otherwise in accordance with the terms hereof, become the property of Landlord and shall remain upon, and be surrendered with, the Demised Premises, as a part thereof, at the end of the term, except as otherwise hereinafter provided. In the event Landlord shall elect otherwise in accordance with the terms hereof, then such Specialty Alterations as Landlord shall select shall be removed by Tenant and Tenant shall repair any damage to the Demised Premises and the Building caused by such removal, at its own cost and expense, at or prior to the expiration of the term. Provided that Tenant so requests in writing when submitting its plans to Landlord for Landlord’s approval, Landlord shall advise Tenant as to whether Tenant shall be required to remove any of the Specialty Alterations set forth in such plans prior to the expiration or earlier termination of this Lease, provided that such request by Tenant must expressly reference Landlord’s obligation under this Section 13.3 to advise Tenant at such time as to whether such Specialty Alterations must be so removed.  Subject to the other terms of this Section 13.3 and no later than sixty (60) days prior to the Expiration Date, Landlord shall deliver notice to Tenant setting forth those Specialty Alterations that must be removed by Tenant in accordance with the terms hereof. Landlord may only obligate Tenant to remove Specialty Alterations. Notwithstanding the foregoing, Tenant shall not be required to remove (x) any improvements located in the Premises as of the Commencement Date, including Tenant’s Specialty Passenger Elevator or (y) the Escalator. All movable property, furniture, furnishings and trade fixtures not affixed to the realty so that they can be removed without material damage shall remain the property of Tenant, shall be removed by Tenant on or before the expiration of the term or sooner termination thereof and Tenant shall repair any damage to the Demised Premises and the Building caused by such removal. In case Tenant shall decide not to remove any part of such movable property, it shall notify Landlord in writing not less than sixty (60) days prior to the expiration of the term of this Lease specifying the items of property which it has decided not to remove. If within thirty (30) days after the delivery of such notice Landlord shall request Tenant to remove any of the said Tenant’s property, Tenant shall at its expense, at or before the expiration of the term of this Lease, remove said property and repair any damage to the Demised Premises and the Building caused thereby. Notwithstanding anything herein to the contrary, all vertical and horizontal wiring outside of the Premises installed by or for Tenant (but not any conduit through which such wiring is run) shall be removed by Tenant at its expense on or before the expiration of the term or sooner termination thereof and Tenant shall repair any damage to the Demised Premises and the Building caused by such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the Demised Premises after Tenant’s removal shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Demised Premises by Landlord, at Tenant’s expense. In addition, all vertical and horizontal wiring outside of the Premises installed by or for Tenant shall be clearly labeled by Tenant and shall be promptly removed by Tenant at its expense upon and subject to the applicable terms of this Lease (and Tenant shall repair any damage to the Demised Premises and the Building caused by such removal) if Tenant permanently ceases to use any such wiring at any time during the term of this Lease.

13.4                        A. Before proceeding with any alteration and/or addition for which Landlord’s consent shall be required hereunder, Tenant shall submit to Landlord detailed plans and specifications therefor via electronic mail to planroom@durst.org (or such other electronic mail address(es) which Landlord designates by notice to Tenant), for Landlord’s review and approval, and such submission shall be in accordance with the Tenant Alteration Guidelines, a current listing of which is available upon request by Tenant from the Building’s management office. Landlord shall also have the right to request hard copies of any such detailed plans and specifications from Tenant and Tenant at its expense shall thereafter promptly provide same. Landlord shall approve the plans and specifications (or any resubmissions thereof), or submit to Tenant proposed changes thereto, within thirty (30) business days (or fifteen (15) days in the case of resubmissions) after Landlord’s receipt thereof. The time periods set forth in the immediately preceding sentence shall be reduced to fifteen (15) business days and seven (7) days, respectively, solely with respect to Tenant’s Work. Notwithstanding anything herein to the contrary and provided Tenant is not in default hereunder beyond the expiration of any applicable notice and cure periods, Landlord shall, promptly after Tenant’s request, at no out of pocket cost, expense or liability to Landlord, execute all required Department of Buildings (or other) filing or application forms required in connection with any alterations prior to Landlord’s review of Tenant’s plans and specifications with respect thereto so that Tenant can expedite the process of gaining the approval of the Department of Buildings, provided that (i) a copy of such entire filing shall be submitted to Landlord for its review prior to Landlord’s execution thereof, (ii) there is nothing objectionable to Landlord based upon its review of such filing, (iii) Tenant’s plans and specifications remain subject to the review and approval of Landlord (to the extent required hereunder) prior to any work commencing in the Premises and (iv) to the extent required by Legal Requirements, such plans shall be refiled by Tenant if any changes thereto are made following Landlord’s execution of such forms. In no event by reason thereof shall Tenant’s demand electrical load exceed the capacity of the distribution system in and to the Demised Premises.

B.                                    Tenant shall promptly reimburse Landlord for all actual, reasonable out of pocket third party expenses incurred by Landlord in connection with its decision as to whether to approve the proposed alterations and/or additions, including the reasonable out-of-pocket fees and expenses of any architect or engineer employed for such purpose.

C.                                    Tenant shall not be permitted to install and make part of the Demised Premises any materials, fixtures or articles which are subject to liens, chattel mortgages or security interests (as such term is defined in the Uniform Commercial Code as then in effect in New York) but Tenant shall be permitted to lease normal office equipment, e.g., computers, photocopy machines and telex machines, which are not to be built into the Demised Premises.

D.                                    No alterations and/or additions for which Landlord’s consent shall be required hereunder shall be undertaken except under the supervision of a licensed architect or licensed professional engineer reasonably satisfactory to Landlord. No alterations and/or additions shall be undertaken except after at least ten (10) days’ prior notice to Landlord.

E.                                     All alterations and/or additions shall at all times comply with all Legal Requirements and insurance requirements and the Tenant Alteration Guidelines (a current listing of which is available upon request by Tenant from the Building’s management office). Tenant may perform alterations at such time as Tenant deems appropriate (and as may be reasonably approved by Landlord), except that Tenant at its expense shall perform all Prohibited Work (which work must be scheduled and coordinated with the Building manager and the tenant(s) (if any) immediately beneath the affected area) solely during hours other than business hours. Tenant, at its expense, shall (a) obtain all necessary municipal and other governmental permits, authorizations, approvals and certificates for the commencement and prosecution of such alterations and/or improvements and for final approval thereof upon completion (it being agreed that Landlord shall cooperate with Tenant in connection therewith upon and subject to the applicable terms of Section 5.4 hereof), (b) deliver three copies to Landlord and (c) cause all alterations and/or improvements to be performed in a good and workmanlike manner, using new or like-new materials and equipment at least equal in quality to the original installations of the Building or the then standards for the Building established by Landlord. Tenant’s architect and engineer shall be permitted to self-certify in connection with any alterations by Tenant, it being agreed that Tenant’s indemnification obligations set forth in Section 16.4 hereof shall be fully applicable with respect thereto. All alterations and/or additions shall be promptly commenced and completed and shall be performed in such manner so as not to interfere with the occupancy of any other tenant nor delay beyond a de minimis extent or impose any additional expense upon Landlord in the maintenance, cleaning, repair, safety, management, or security of the Building (or the Building’s equipment) or in the performance of any improvements. If any such additional expense is incurred Landlord may collect the same as additional rent from Tenant within thirty (30) days after demand therefor. Upon completion of Tenant’s improvements, Tenant shall deliver to Landlord a complete set of “As Built” drawings and plans.

F.                                      Tenant, at its sole expense, promptly shall procure the cancellation or discharge of all notices of violation arising from its alterations and/or additions which shall be issued by any public authority having or asserting jurisdiction.

G.                                    Only Landlord or persons first reasonably approved by Landlord shall be permitted to act as contractor, subcontractor or construction manager for any work to be performed in accordance with this Article. Landlord reserves the right to exclude from the Building any person attempting to act as a contractor, subcontractor or construction manager in violation of this Article. In the event Tenant shall employ any contractor, subcontractor or construction manager permitted in this Article, such contractor, subcontractor or construction manager may have use of the Building facilities subject to the provisions of this Lease and the Tenant Alteration Guidelines, a current listing of which is available upon request by Tenant from the Building’s management office. Tenant will advise Landlord of the names of any such contractor, subcontractor or construction manager Tenant proposes to use in the Demised Premises at least ten (10) days prior to the beginning of work by such contractor, subcontractor or construction manager. As of the date hereof (subject to subsequent revocation at any time by Landlord in good faith), Landlord hereby approves the parties set forth on Exhibit L attached hereto.

H.                                   Tenant agrees that it will not at any time prior to or during the term of this Lease, either directly or indirectly employ or permit the employment of any contractor, subcontractor, construction manager, mechanic or laborer, or permit any materials in the Demised Premises, if the use of such contractor, subcontractor, construction manager, mechanic or laborer or such materials would, in Landlord’s reasonable opinion, create any difficulty, work slowdown, sabotage, wild-cat strike, strike or jurisdictional dispute with other contractors, subcontractors, construction managers, mechanics and/or laborers engaged by Tenant or Landlord or others, or would in any way disturb the peaceful and harmonious construction, maintenance, cleaning, repair, management, security or operation of the Building or any part thereof. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, subcontractors, construction managers, mechanics or laborers, or all materials causing such interference, difficulty or conflict, to leave or be removed from the Building immediately.

I.                                        No approval of any plans or specifications by Landlord or consent by Landlord allowing Tenant to make any improvements or any inspection of improvements made by or for Landlord shall in any way be deemed to be an agreement by Landlord that the contemplated improvements comply with any Legal Requirements or insurance requirements or the certificate of occupancy of the Building nor shall it be deemed to be a waiver by Landlord of the compliance by Tenant of any provision of this Lease.

J.                                        In making any alterations, installations, additions or improvements to the Demised Premises, (a) Tenant must comply with the Building’s alteration guidelines (the “Tenant Alteration Guidelines”), a current listing of which is available upon request by Tenant from the Building’s management office, (b) all work and materials shall be at least equal to the Building standards (the “Building Standards”), a current listing of which is attached hereto as Exhibit D, or such other standard reasonably approved by Landlord, and (c) Tenant shall use only Landlord’s approved contractors and subcontractors a current listing of which is attached hereto as Exhibit D-1, or such other contractor, subcontractor or construction manager reasonably approved by Landlord. Notwithstanding anything herein to the contrary, Tenant acknowledges that in connection with alterations related to the base building fire alarm and testing and balancing (and certain other items reasonably designated by Landlord from time to time following the substantial completion of Tenant’s Work for the benefit of the Building), a single subcontractor designated by Landlord may be required to perform such work (and certain architectural and engineering services in connection therewith may be required by Landlord to be furnished by Landlord’s engineer and Landlord’s architect or other consulting firms designated by Landlord). Tenant shall not be obligated to pay amounts in excess of competitive market rates for such services.

K.                                    Tenant shall be permitted without the consent of Landlord to install a wireless intranet, Internet and communications network (also known as “Wi-Fi”) within the Demised Premises for the use within the Demised Premises (the “Network”). Tenant’s communications equipment and the communications equipment of Tenant’s service providers and contractors located in or about the Demised Premises or installed in the Building to service the Demised Premises, including any antennae, switches or other equipment (collectively, “Tenant’s Communications Equipment”) shall be of a type and, if applicable, a frequency that will not cause radio frequency, electromagnetic or other interference beyond that permitted by applicable Legal Requirements to any equipment of any other party, including Landlord and other tenants or occupants of the Building. Landlord shall use commercially reasonable efforts to cause any interference with Tenant’s Communications Equipment beyond that permitted by applicable Legal Requirements to be remedied under terms similar to the provisions hereof caused by equipment installed by or on behalf of other tenants or occupants of the Building. In the event that Tenant’s Communications Equipment causes or is believed to cause any such interference to any equipment of any other party (or the equipment of any other party causes or is believed to cause any such interference to Tenant’s Communications Equipment), upon receipt of notice (which may be oral) from Landlord of such interference, Landlord and Tenant shall cooperate with each other in good faith to address the issue, it being agreed that the party whose equipment is determined to not be functioning in accordance with applicable Legal Requirements and its permitted parameters shall be required to take all steps necessary to correct and eliminate the interference. Landlord shall have no liability to Tenant if Tenant shall be unable to install any Network in the Demised Premises or if Tenant shall be required to shut down Tenant’s Communications Equipment for any reason, nor shall the same give rise to any claim by Tenant of constructive eviction, a right of offset, damages or any other claim whatsoever. Tenant acknowledges that Landlord has granted and/or may grant rights, licenses and other rights to install intranet, Internet, satellite dishes, antennae, switches and other communications networks and equipment to other tenants and occupants of the Building and to telecommunications service providers and other third parties.

L.                                     In connection with, and incidental to, Tenant’s use of the Premises as expressly permitted herein, Tenant, at its expense upon and subject to all applicable Legal Requirements and all of the terms of this Lease (including Section 10.6 hereof and the prior consent of Landlord with respect to the plans and specifications therefor, which consent shall be granted or denied upon and subject to the applicable terms hereof, except that the location thereof shall be approved by Landlord in its reasonable discretion taking into account that certain portions of the slab of the second (2nd) floor of the Building designated by Landlord in its sole and absolute discretion may not be penetrated), may reinforce portions of the floors of the Office Space, provided that (a) all work in connection therewith must be performed during hours other than business hours and (b) the foregoing shall not adversely affect the structural integrity or exterior of the Building, any other tenant of the Building or the operation of the HVAC, plumbing, electrical, or water systems of the Building (as opposed to systems exclusively serving the Premises). Subject to the foregoing terms (to the extent applicable), Tenant may also install internal staircases between the contiguous floors of the Office Space.

ARTICLE 14

LANDLORD’S AND TENANT’S RIGHT TO PERFORM THE OTHER’S OBLIGATIONS

14.1                        If Tenant shall default beyond applicable notice and cure periods in the observance or performance of any term or covenant on its part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Tenant. Subject to the terms of Section 32.14 hereof, if Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred with interest and costs shall be deemed to be additional rent hereunder and shall be paid to it by Tenant within thirty (30) days after demand. If the term of this Lease shall have expired or otherwise terminated at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord, as damages.

14.2                        The terms and provisions set forth in Exhibit M-10 attached hereto are incorporated by reference herein as if set out in full in this Article 14.

ARTICLE 15

NO LIABILITY OF LANDLORD

15.1                        Landlord or Landlord’s agents have made no representations or promises with respect to the Building, the Land or the Demised Premises except herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provision of this Lease.

15.2                        Except as otherwise expressly provided herein, this Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is to make or is delayed in making any repairs, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strike or labor trouble or any other cause whatsoever beyond the reasonable control of Landlord including acts of war, emergency, terrorism, bioterrorism, governmental preemption in connection with a national emergency, or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. Landlord shall have no liability to Tenant, nor shall Tenant be entitled to terminate this Lease, to claim an actual or constructive eviction in whole or in part, or be entitled to any abatement or diminution of rent payable by Tenant under this Lease or to any relief from any of its obligations under this Lease (except as expressly set forth in Article 17 below in the event of fire or other casualty only) if by reason of strike or labor trouble or any other cause whatsoever beyond the reasonable control of Landlord, including acts of war, emergency, casualty, terrorism, bioterrorism, or governmental preemption in connection with a national emergency, there is (a) a lack of access to the Building or the

Demised Premises (which shall include the lack of access to the Building or the Demised Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas); (b) reduced air quality or other contaminants in the Building that would adversely affect the Building or its occupants, including the presence of biological or other airborne agents within the Building or the Demised Premises; (c) disruption of mail and deliveries to the Building or the Demised Premises; (d) disruption of telephone and/or other communications services to the Building or the Demised Premises; (e) disruption of any other services to the Demised Premises or any of the Building systems; or (f) Tenant is otherwise unable to use and/or occupy the Demised Premises for the conduct of its business.

15.3                        Tenant agrees that any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be acting as Tenant’s agent with respect to such property, and Landlord and its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Landlord and its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature (except to the extent arising out of the negligence or willful misconduct of Landlord and/or its agents, contractors and/or employees (but subject to the provisions of Section 17.3 hereof)); nor shall Landlord and its agents be liable for any bodily injury, personal injury or property damage occasioned by the acts or omissions of any other tenant or such tenant’s employees, agents, contractors, customers or invitees within the Building or within any common areas related to the Building or other persons in the Building or caused by operations in construction of any private, public or quasi-public work; nor shall Landlord be liable for any patent defect in the Demised Premises or in the Building. If at any time any windows of the Premises are temporarily or permanently closed, darkened or bricked up pursuant to Legal Requirements, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction, provided that (subject to force majeure and delays by Tenant and/or its agents, contractors and/or employees) Landlord shall use commercially reasonable efforts to minimize the period of time during which such problem persists and Landlord will not permanently close, darken or brick up any windows unless required by Legal Requirements. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Demised Premises or in the Building or of defects therein or in any fixtures or equipment.

15.4                        No recourse shall be had on any of Landlord’s obligations under this Lease or for any claim based thereon or otherwise in respect thereof against any incorporator of Landlord, subscriber to Landlord’s capital stock, shareholder, employee, agent, officer or director, past, present or future, of any corporation, or any partner, member or joint venturer of any partnership, limited liability company or joint venture which shall be Landlord hereunder or included in the term “Landlord” or of any successor of any such corporation, or against any principal, disclosed or undisclosed, or any such corporation, or against any principal, disclosed or undisclosed, or any affiliate of any party which shall be Landlord or included in the term “Landlord,” whether directly or through Landlord or through any receiver, assignee, agent, trustee in bankruptcy or through any other person, firm or corporation, whether by virtue of any constitution, statute or rule of law or by enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Tenant.

15.5                        Tenant shall look only and solely to Landlord’s estate and interest in and to the Building and the rents, net proceeds and profits therefrom (including any net insurance and sale proceeds) for the satisfaction of any right of Tenant arising out of this Lease or for the collection of judgment or other judicial process or arbitration award requiring the payment of money by Landlord and no other property or assets of Landlord, Landlord’s agents, incorporators, shareholders, employees, officers, directors, partners, agents, principals (disclosed or undisclosed), members, joint venturers, or affiliates shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law, or Tenant’s use and occupancy of the Demised Premises or any other liability of Landlord to Tenant.

15.6                        Subject to the terms of Section 32.14 hereof, Tenant shall reimburse and compensate Landlord as additional rent within thirty (30) days after rendition of a statement for all expenditures made by or damages or fines sustained or incurred by Landlord due to non-performance or non-compliance with or breach or failure to observe any term, covenant or condition of this Lease upon Tenant’s part to be kept, observed, performed or complied with. If Tenant shall fail to make such payment within said thirty (30) days, Tenant shall also be liable for interest on such additional rent at the then Interest Rate until Landlord shall be fully reimbursed.

ARTICLE 16

INSURANCE

16.1                        Tenant shall not do or permit to be done any act or thing in or upon the Demised Premises which will invalidate or be in conflict with the certificate of occupancy or the terms of the insurance policies covering the Building and the fixtures and property therein; and Tenant shall, at its own expense, comply with all rules, orders, regulations or requirements of the New York Board of Fire Underwriters or any other similar body having jurisdiction, and shall not knowingly do or permit anything to be done in or upon the Demised Premises or bring or keep anything therein or use the Demised Premises in a manner which increases the cost of insurance upon the Building or on any property or equipment located therein over the rate in effect at the commencement of the term of this Lease. Landlord represents to Tenant that the use and occupancy of the Office Space for executive and/or general offices will not cause an increase in the cost of insurance upon the Building or upon any property or equipment located therein.

16.2                        If, by reason of any failure of Tenant to comply with the provisions of this Lease, the cost of insurance on the Building or on the property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than it otherwise would be, Tenant shall reimburse Landlord and the other tenants in the Building for that part of the insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant and Tenant shall make the reimbursement on the first day of the month following such payment by Landlord but not less than thirty (30) days after Tenant’s receipt of a reasonably detailed invoice therefor. If Tenant shall fail to make such reimbursement when billed for the same, Landlord may treat the same as a default in the payment of rental and shall also be entitled to interest on the unpaid sum at the then Interest Rate until such sum shall be fully paid to Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or Demised Premises issued by the New York Fire Insurance Exchange or other body making insurance rates for the Demised Premises, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rates then applicable to said Building or Demised Premises.

16.3                        Tenant shall obtain and keep in full force and effect during the term, at its own cost and expense, to protect Landlord’s Indemnified Parties, any other parties reasonably required by Landlord from time to time and Tenant as insureds, the following forms of insurance:

(a)                                 Commercial General Liability insurance, Contractual Liability coverage (covering the liability of Tenant to Landlord by virtue of any indemnification agreement in this Lease, including pursuant to the terms of Section 16.4 hereof), covering bodily injury, and property damage liability, products and completed operations, personal injury and advertising liability, fire legal liability, all in connection with the use and occupancy of or the condition of the Demised Premises (and on account of any acts, omissions or negligence of Tenant, or the contractors, agents, employees, invitees or licensees of Tenant, in or about the Building or the common areas of the Building), in amounts not less than: (i) $5,000,000, general aggregate per location; (ii) $5,000,000, per occurrence for bodily injury and property damage; (iii) $5,000,000, products and completed operations; (iv) $5,000,000, personal and advertising injury; and (v) $1,000,000, fire legal liability. The foregoing limits can be provided by the combination of General Liability coverage and Umbrella Liability coverage. Landlord reserves the right to request, from time to time, that the above limits be increased by amounts as may be reasonably required by Landlord (provided that such amount is commercially reasonable).

(b)                                 “Special Form” property insurance, including the perils of flood, earthquake and terrorism damage, covering (i) any alterations or improvements installed in the Demised Premises by or for Tenant and/or paid for or purchased by Tenant (including Tenant’s Work, Landlord’s Work and any additional toilet rooms installed by Tenant), (ii) Tenant’s Specialty Passenger Elevator, (iii) the Escalator and (iv) Tenant’s removable appurtenances, such as furniture, equipment, furnishings and other Tenant appurtenances removable by Tenant (collectively, “Tenant’s Insurable Property”), in an amount equivalent to the insurable value thereof, defined as the “cost to replace or reconstruct new without deduction for physical depreciation.”

(c)                                  “All Risk” business interruption or earnings insurance, including the perils of flood, earthquake and terrorism damage, to cover the loss of gross profits and continuing expenses (including rent payable under this Lease) during the period of partial or total shutdown of Tenant’s business; it being understood that such insurance must provide coverage for rent payable under this Lease during partial and total shutdowns of Tenant’s business of at least eighteen (18) consecutive months in duration.

Landlord shall receive on or prior to the date hereof, a certificate indicating the aforesaid coverage with respect to the insurance required in clauses (a), (b) and (c) above, and including Landlord, its managing agent, and all other senior interest holders designated by Landlord as additional insureds solely with respect to the insurance required in clauses (a) and (c) above. Such certificate shall not be required to contain provisions that obligate the insurer to notify Landlord, at least thirty (30) days in advance, in the event of any cancellation, non-renewal or material change of coverage, although Tenant shall deliver notice to Landlord, promptly after receipt of notice from its insurer of any of the foregoing. Such insurance is to be written by an insurance company or companies with a Best’s rating of at least A-, X. All such insurance shall be written by an insurance company authorized to do business in New York State. Landlord may agree to accept certain insurers that are not authorized, but are permitted, to do business in New York State. Upon failure of Tenant to procure, maintain and pay all premiums therefor beyond any applicable notice and cure periods, Landlord may, at its option, do so, and Tenant agrees to pay the reasonable out-of-pocket cost thereof (including all expenses incurred by Landlord on account of any time expended by Landlord’s in-house insurance personnel in connection therewith) to Landlord upon demand as additional rent, together with interest thereon at the then Interest Rate. All insurance required to be maintained by Tenant hereunder may be effected pursuant to blanket policies covering other locations, provided that such blanket policies shall fully comply with the provisions of this Section 16.3. Attached hereto as Exhibit G is a sample insurance certificate which satisfies the terms of this Section 16.3.

16.4                        To the fullest extent permitted by law but except to the extent due to the negligence or willful misconduct of Landlord, all superior lessors and superior mortgagees, or their agents, employees and servants (collectively, “Landlord’s Indemnified Parties”) but subject to the terms of Section 17.3 hereof, Tenant agrees to expressly indemnify and save Landlord’s Indemnified Parties harmless from all claims (including costs and expenses of defending against such claims), liabilities, obligations, damages, penalties, claims, costs and expenses, including reasonable attorneys’ fees, paid, suffered or incurred, in connection with, arising or alleged to arise or resulting from (i) any breach by Tenant, Tenant’s agents, contractors, employees, invitees, or licensees, of any covenant or condition of this Lease, or (ii) the negligence or willful misconduct of Tenant, Tenant’s agents, contractors, employees, invitees or licensees, or (iii) the use or occupancy of the Premises by Tenant or any person claiming under Tenant or (iv) any acts, omissions or negligence of Tenant or any such person or the contractors, agents, employees, invitees or licensees of Tenant or any such person, in or about the Building, the Demised Premises, the common areas or the areas around the Building or the Demised Premises or (v) injury or death to any person or damage to property of any person or entity on account of any acts, omissions or negligence of Tenant, any person claiming under Tenant, or the contractors, agents, employees, invitees or licensees of Tenant or any such person occurring during the term of this Lease in the Building, the Demised Premises, the common areas or the areas around the Building or the Demised Premises or (vi) any use by Tenant of the Setbacks hereunder. Subject to the terms of Section 32.14 hereof, Tenant shall pay to Landlord as Additional Rent, within thirty (30) days following rendition by Landlord to Tenant of bills or statements therefor, sums equal to all losses, costs, liabilities, claims, damages, fines, penalties and expenses referred to in this Section 16.4. Tenant’s liability under this Lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, invitee or licensee of any subtenant.

16.5                        To the fullest extent permitted by laws but except (a) as otherwise expressly provided herein and (b) to the extent due to the negligence or willful misconduct of Tenant or its agents, employees and contractors (but subject to the terms of Section 17.3 hereof), Landlord agrees to expressly indemnify and save Tenant, its agents and employees (collectively, “Tenant’s Indemnified Parties”) harmless from all claims (including costs and expenses of defending against such claims), liabilities, obligations, damages, penalties, claims, costs and expenses, including reasonable attorneys’ fees, paid, suffered or incurred, in connection with, arising or alleged to arise or resulting from (i) any breach by Landlord or its agents, contractors or employees of any covenant or condition of this Lease, (ii) the negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, (iii) any acts, omissions or negligence of Landlord or its contractors, agents or employees in or about the Building, the Demised Premises, the common areas or the areas around the Building or the Demised Premises or (iv) injury or death to any person or damage to property of any person or entity on account of any acts, omissions or negligence of Landlord, any person claiming under Landlord or the contractors, agents or employees thereof occurring during the term of this Lease in the Building, the Demised Premises, the common areas or the areas around the Building or the Demised Premises. Subject to the terms of Section 32.14 hereof, Landlord shall pay to Tenant, within thirty (30) days following rendition by Tenant to Landlord of bills or statements therefor, sums equal to all losses, costs, liabilities, claims, damages, fines, penalties and expenses referred to in this Section 16.5.

16.6                        In case any action or proceeding is brought against Landlord’s Indemnified Parties or Tenant’s Indemnified Parties (as the case may be) by reason of any such claim, (a) the indemnified party shall deliver to the indemnifying party prompt notice thereof (it being agreed that the indemnified party’s failure to promptly provide such notice shall in no event modify or limit the indemnifying party’s indemnification obligation hereunder), (b) the indemnifying party, upon notice from the indemnified party, will, at the indemnifying party’s reasonable expense, resist or defend such action or proceeding by counsel approved by the indemnified party in writing, such approval not to be unreasonably withheld (it being agreed that any counsel designated by the indemnifying party’s insurance company shall be deemed to be approved hereunder), (c) the indemnified party at its expense shall reasonably cooperate with the indemnifying party in connection therewith (it being agreed that (x) the indemnifying party shall have the right to control the defense of such claim and (y) if there shall be a conflict between the interests of Landlord’s Indemnified Parties and Tenant’s Indemnified Parties, then the indemnifying party shall pay the reasonable fees of any counsel retained by Landlord’s Indemnified Parties or Tenant’s Indemnified Parties, as the case may be, in connection with the participation of such parties in the defense of such claim) and (d) the indemnifying party shall not settle any such claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed (it being agreed that if the indemnified party declines to consent to a bona fide offer of settlement, then the indemnifying party’s aggregate liability under the indemnity set forth in this Article 16 with respect to such claim shall not exceed the total amount of such bona fide offer).

16.7                        Tenant agrees to use and occupy the Demised Premises and other facilities of the Building at its own risk and hereby releases Landlord, its agents and employees, from all claims for any damage or injury to the full extent permitted by law.

16.8                        Tenant agrees that Landlord shall not be responsible or liable to Tenant, its employees, agents, customers or invitees for bodily injury, personal injury or property damage occasioned by the acts or omissions of any other tenant or such tenant’s employees, agents, contractors, customers or invitees within the Building or within any common areas related to the Building.

ARTICLE 17

DAMAGE BY FIRE OR OTHER CAUSE

17.1                        If the Demised Premises (including damage to Building systems serving the Demised Premises and to the Building affecting access to the Demised Premises) shall be partially damaged by fire or other cause, the damages shall be repaired by and at the expense of Landlord and until the date on which such repairs by Landlord shall be substantially completed, the rent shall be apportioned according to the part of the Demised Premises which is usable by Tenant. No penalty shall accrue for reasonable delay which may arise by reason of adjustment of insurance on the part of Landlord, or for reasonable delay on account of “labor troubles,” or for Acts of God, or any other cause beyond Landlord’s control, or any combination thereof. If the Demised Premises (including damage to Building systems serving the Demised Premises and to the Building affecting access to the Demised Premises) are totally or substantially damaged or are rendered wholly or substantially unusable by fire or other cause, then the rent shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date on which repairs thereto by Landlord shall be substantially completed, subject to Landlord’s and Tenant’s right to elect not to restore the same as hereinafter provided. If the Building shall be so damaged that Landlord shall decide to demolish it or to substantially renovate it, then provided that Landlord shall terminate leases of at least fifty percent (50%) of the leased office area of the Building, Landlord may, within ninety (90) days after such fire or other cause, give Tenant a notice in writing of such decision, which notice shall be given as provided in Exhibit M-11 attached hereto, and thereupon the term of this Lease shall expire by lapse of time upon the thirtieth (30th) day after such notice is given (which date shall be extended, at the election of Tenant, to the ninetieth (90th) day thereafter to the extent that the Demised Premises is not materially damaged), and Tenant shall vacate the Demised Premises and surrender the same to Landlord. Upon the termination of this Lease under the conditions provided for in the sentence immediately preceding, Tenant’s liability for rent shall cease as of the day following the casualty. Tenant hereby expressly waives the provision of Section 227 of the Real Property Law and agrees that the foregoing provision of this Article shall govern and control in lieu thereof, this Article being an express agreement. Notwithstanding anything herein to the contrary, if Landlord or Tenant exercises any right to terminate this Lease following a fire or other casualty in accordance with the terms of this Article 17, any insurance proceeds received by Landlord or Tenant on account of any damage to (i) Landlord’s Work

(including with respect to Tenant’s Specialty Passenger Elevator and the Escalator) shall be the sole property of Landlord (except solely to the extent that any portion thereof was performed at the expense of Tenant) and (ii) the leasehold improvements constituting Tenant’s Work in excess of the amount of the unamortized Work Allowance shall be the sole property of Tenant (it being agreed that the first portion of the insurance proceeds received by Landlord or Tenant on account of any damage to the leasehold improvements constituting Tenant’s Work in the amount of the unamortized Work Allowance shall be the sole property of, and shall be paid to, Landlord). The amount of the unamortized Work Allowance shall be equal to the then unamortized amount, computed as of the termination date of this Lease, of the amount of the Work Allowance paid by Landlord hereunder, such amount to be amortized over the Initial Term of this Lease commencing on the Commencement Date on a straight-line basis without interest. For purposes of the foregoing, the cost of Landlord’s Work (including with respect to Tenant’s Specialty Passenger Elevator and the Escalator) and the amount of the Work Allowance shall be adjusted pursuant to the applicable terms hereof (including Article 37 and Exhibit E attached hereto) to reflect the amounts actually incurred by Landlord and Tenant with respect thereto. The terms of the immediately preceding three (3) sentences shall take into account any sums theretofore paid by Tenant to Landlord pursuant to the terms of Article 45 hereof and shall survive the sooner termination of this Lease.

17.2                        No damage, compensation or claims shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building. Landlord shall use commercially reasonable efforts (subject to delays caused by Tenant and/or its employees, agents and/or contractors or by reason of force majeure) to effect such repairs promptly and in such a manner as not unreasonably to interfere with Tenant’s occupancy.

17.3                        In the event that either Tenant or Landlord sustains a property loss by fire or other casualty and such loss is caused in whole, or in part, by acts or omissions or negligence of the other party, the other party’s agents, employees, or servants, then the party sustaining the loss agrees, to the extent that the party sustaining such loss is compensated for such loss by insurance (or would have been compensated had such party maintained the insurance required hereunder), that it shall waive all rights of recovery against the other party, or the agents, employees, or servants of the other party; and no third party shall have any right of recovery, by way of subrogation or assignment or otherwise. The parties hereto shall each procure and maintain in force and effect an appropriate clause in, or endorsement on, any property insurance covering the Demised Premises and the Building and the personal property, fixtures and equipment located therein or thereon, pursuant to which the insurance companies waive subrogation, and having obtained such clause or endorsement of waiver of subrogation, each party hereby agrees that it will not make any claims against or seek to recover from the other for any loss or damage to its property or the property of the other, covered by such fire insurance; provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by the terms and provisions of the waiver of subrogation clause and/or endorsements and shall be co-extensive therewith. Notwithstanding anything herein to the contrary, Landlord is not required to carry insurance on Tenant’s Insurable Property (including Tenant’s Specialty Passenger Elevator and the Escalator), and Tenant agrees that Landlord will not be obligated to repair any damage thereto or to replace the same.

17.4                        Notwithstanding anything herein to the contrary, if all or any portion of the Demised Premises is damaged or rendered unusable or inaccessible by fire or other casualty, then Landlord (if Landlord has not theretofore cancelled this Lease pursuant to the provisions of this Article 17) shall within ninety (90) days after such fire or other casualty obtain and deliver to Tenant a written estimate from a reputable independent contractor as to whether or not Landlord’s work to repair and restore the Demised Premises (and access and services thereto, as the case may be) can be substantially completed under a normal working schedule within fifteen (15) months from the date of receipt by Landlord of such estimate. If such estimate states that the Demised Premises (and access and services thereto, as the case may be) cannot be so restored, Tenant may elect to terminate this Lease by notice to Landlord, which notice must be given within forty-five (45) days after receipt by Tenant of such estimate and which notice must set forth an effective date for such termination, which date shall be no more than forty-five (45) days after the giving of such termination notice by Tenant. Notwithstanding the foregoing, Tenant may not elect to terminate this Lease pursuant to the terms of the preceding sentence if (a) such estimate also provides that such repair work by Landlord may be substantially completed within fifteen (15) months from the date of receipt by Landlord of such estimate in accordance with a working schedule requiring the performance of all or a portion of such repair work on an overtime basis and (b) Landlord agrees to perform such repair work in accordance with such working schedule. If Tenant shall not have so terminated this Lease (or Tenant shall not be entitled to so terminate this Lease, as the case may be) and if within the longer of (x) fifteen (15) months from the date of receipt by Landlord of such estimate or (y) the length of the repair period set forth in such estimate (which longer period may be extended to the extent of delays caused by Tenant and up to ninety (90) days in the aggregate on account of force majeure), the repairs to the Premises (and access and services thereto, as the case may be) have not been substantially completed by Landlord, Tenant may, upon not less than forty-five (45) days’ prior notice (the “Restoration Termination Notice”) to Landlord, cancel and terminate this Lease as of the date set forth in such Restoration Termination Notice (such date being the “Termination Date”). If Tenant exercises its right to terminate this Lease pursuant to this Section 17.4, this Lease shall terminate as of the Termination Date as if such date were the stated Expiration Date of this Lease and Landlord shall have no further duty to repair and/or restore the Demised Premises. Notwithstanding the foregoing, if Tenant shall properly deliver the Restoration Termination Notice, but the repairs to the Premises (and access and services thereto, as the case may be) shall be substantially completed by Landlord by the Termination Date, then such Restoration Termination Notice shall be null and void and of no force or effect and this Lease shall remain in full force and effect.

17.5                        If (i) more than fifteen percent (15%) of the Demised Premises or a substantial portion of the Building shall be damaged by fire or other casualty during the last one (1) year of the term of this Lease (unless theretofore renewed by Tenant pursuant to the terms of Article 38 hereof) and the written estimate provided for in Section 17.4 hereof indicates that the estimated period to repair such damage shall exceed ninety (90) days or (ii) the written estimate provided for in Section 17.4 hereof indicates that the estimated period to repair such damage expires during the last one (1) year of the term of this Lease (unless theretofore renewed by Tenant pursuant to the terms of Article 38 hereof), Landlord or Tenant may, upon ninety (90) days’ notice to the other party, cancel and terminate this Lease as of the date set forth in such notice, as if such date were the stated Expiration Date of this Lease and Landlord shall have no duty to repair and/or restore the Demised Premises. During the final twelve (12) months of the term of this Lease (unless theretofore renewed by Tenant pursuant to the terms of Article 38 hereof), Tenant shall have the further right to terminate this Lease if any damage to the Premises is not repaired within ninety (90) days following such damage.

ARTICLE 18

CONDEMNATION

18.1                        In the event that the whole of the Demised Premises shall be condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event that only a part of the Demised Premises shall be so condemned or taken, then, effective as of the date of vesting of title, the rent hereunder for such part shall be equitably abated (and Tenant’s Tax Percentage and Tenant’s Expense Percentage shall be appropriately reduced) and this Lease shall continue as to such part not so taken. In the event that only a part of the Building shall be so condemned or taken, then (a) if substantial structural alteration or reconstruction of the Building shall be necessary or appropriate as a result of such condemnation or taking (whether or not the Demised Premises be affected), Landlord may, at its option, terminate this Lease and the term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the date on which Landlord shall have received notice of vesting of title, or (b) if Landlord does not elect to terminate this Lease, as aforesaid, this Lease shall be and remain unaffected by such condemnation or taking, except that the rent shall be abated (and Tenant’s Tax Percentage and Tenant’s Expense Percentage shall be appropriately reduced) to the extent hereinbefore provided. In the event that only a part of the Demised Premises shall be so condemned or taken and this Lease and the terms and estate hereby granted are not terminated as hereinbefore provided, Landlord will, at its expense, restore with reasonable diligence the remaining structural portions of the Demised Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking and the rent shall be abated (and Tenant’s Tax Percentage and Tenant’s Expense Percentage shall be appropriately reduced) to the extent hereinbefore provided.

18.2                        In the event of termination in any of the cases hereinabove provided, this Lease and the term and estate hereby granted shall expire as of the date of such termination with the same effect as if that were the date hereinbefore set for the expiration of the term of this Lease, and the rent hereunder shall be apportioned as of such date.

18.3                        In the event of any condemnation or taking hereinabove mentioned of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. Tenant shall have no claim for the value of any unexpired term of this Lease. Notwithstanding the foregoing, Tenant shall have the right to make a separate claim in any such condemnation proceeding for (a) the value of all improvements, alterations and additions made to the Demised Premises by Tenant at Tenant’s expense, (b) the value of Tenant’s furniture, fixtures, machinery and equipment contained in the Demised Premises and (c) expenses (including moving expenses and reasonable attorneys’ fees) incurred by Tenant as a result of any such proceeding, provided that no such award to Tenant shall reduce the amount of any award to Landlord.

18.4                        If more than fifteen percent (15%) of the Demised Premises shall be taken in condemnation during the last one (1) year of the term of this Lease (unless theretofore renewed by Tenant pursuant to the terms of Article 38 hereof), Landlord or Tenant may, upon ninety (90) days’ notice to the other party, cancel and terminate this Lease as of the date set forth in such notice, as if such date were the stated Expiration Date hereof, and Landlord shall have no duty to repair and/or restore the Demised Premises.

ARTICLE 19

BANKRUPTCY

19.1                        If at any time prior to the date herein fixed as the Commencement Date a Bankruptcy Event shall occur, this Lease shall be cancelled and terminated, in which event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of an order of any court shall be entitled to possession of the Demised Premises and Landlord, in addition to the other rights and remedies given by Section 19.3 hereof and by virtue of any other provision herein or elsewhere in this Lease contained or by virtue of any statute or rule of law, may retain as liquidated damages any rent, security, deposit or monies received by it from Tenant or others on behalf of Tenant upon the execution hereof.

19.2                        If at the date fixed as the Commencement Date or if at any time during the term hereby demised a Bankruptcy Event shall occur, this Lease, at the option of Landlord, exercised within a reasonable time after notice of the happening of any one or more of such events, may be cancelled and terminated, in which event neither Tenant nor any person claiming through or under Tenant by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Demised Premises but shall forthwith quit and surrender the Demised Premises, and Landlord, in addition to the other rights and remedies Landlord has by virtue of any other provision herein or elsewhere in this Lease contained or by virtue of any statute or rule of law, may retain as liquidated damages any rent, security, deposit or monies received by it from Tenant or others on behalf of Tenant.

19.3                        It is stipulated and agreed that in the event of the termination of this Lease pursuant to Sections 19.1 or 19.2 hereof, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised and the then fair and reasonable rental value of the Demised Premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the Demised Premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four percent (4%) per annum. If such premises or any part thereof be re-let by Landlord for the unexpired term of this Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed prima facie to be the fair and reasonable rental value for the part or the whole of the premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to or less than the amount of the difference referred to above.

19.4                        Without limiting any of the foregoing provisions of this Article, if pursuant to the Bankruptcy Law, Tenant is permitted to assign or otherwise transfer this Lease (whether in whole or in part in disregard of the restrictions contained in this Article and/or Article 8), Tenant agrees that adequate assurance of future performance by the assignee or transferee permitted under such Code shall mean the deposit of cash security with Landlord in an amount equal to the sum of one year’s Fixed Rent then reserved hereunder plus an amount equal to all additional rent payable under Articles 4, 6 and 7 and other provisions of this Lease for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the term as a security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed. If Tenant receives or is to receive any valuable consideration for such an assignment or transfer (in part or in whole) of this Lease, such consideration, after deducting therefrom any portion of such consideration reasonably designated by the assignee or transferee as paid for the purchase of Tenant’s personal property in the Demised Premises, shall be and become the sole exclusive property of Landlord and shall be paid over to Landlord directly by such assignee or transferee. Any such assignee or transferee may only use the Demised Premises as expressly permitted hereunder and such occupancy may not increase the number of individuals occupying the Demised Premises at the time a petition for bankruptcy (or reorganization) is filed by or against Tenant. In addition, adequate assurance shall mean that any such assignee or transferee of this Lease shall have a net worth (exclusive of goodwill) equal to at least fifteen (15) times the aggregate of the annual Fixed Rent reserved hereunder plus all additional rent for the preceding calendar year as aforesaid. Such assignee or transferee shall expressly assume this Lease by an agreement in recordable form.

ARTICLE 20

DEFAULTS AND REMEDIES; WAIVER OF REDEMPTION

20.1                        Default by Tenant.

A.                            If (a) Tenant defaults in fulfilling any of the covenants of this Lease, other than the covenants for the payment of Fixed Rent or additional rent, then, in any one or more of such events, upon Landlord serving a written thirty (30) days’ notice upon Tenant specifying the nature of said default, and upon the expiration of said thirty (30) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of such a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced curing such default within such thirty (30) day period, and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default or (b) Tenant shall default in the performance of any term or condition of this Lease (other than the payment of Fixed Rent or additional rent) more than three (3) times in any period of twelve (12) months after receipt of notice from Landlord of such default, or, with respect to the payment of any item of Fixed Rent or additional rent, more than two (2) times in any period of twelve (12) months after receipt of notice from Landlord of such default, and notwithstanding that such defaults shall have each been cured within the applicable period, as above provided, if any further similar default shall occur within the immediately following twelve (12) month period or (c) Tenant shall default in the payment of Fixed Rent or any item of additional rent hereunder for more than seven (7) business days after notice from Landlord of such default, then (in the event of clauses (a), (b), or (c) above) Landlord may serve a written three (3) business day notice of cancellation of this Lease upon Tenant, and upon the expiration of said three (3) business days, this Lease and the term hereunder shall terminate as fully and completely as if the date of expiration of such three (3) business day period were the day herein definitely fixed for the end and expiration of this Lease and the term thereof and Tenant shall then quit and surrender the Demised Premises to Landlord but Tenant shall remain liable as hereinafter provided.

B.                            If the notices provided for in Section 20.1A hereof shall have been given, and the term shall terminate as aforesaid; then Landlord may, without additional notice, dispossess Tenant by summary proceedings or other legal actions or proceedings, and the legal representative of Tenant or other occupant of the Demised Premises and remove their effects and hold the Demised Premises as if this Lease had not been made but Tenant shall remain liable hereunder as hereinafter provided.

20.2                Remedies of Landlord. In the case of any such dispossession by summary proceedings or other legal actions or proceedings, (a) the Fixed Rent and additional rent shall become due thereupon and be paid to the time of such dispossession, together with such expenses as Landlord may incur for reasonable attorneys’ fees, brokerage, and/or putting the Demised Premises in good order, or for preparing the same for re-rental; (b) Landlord may re-let the Demised Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant market concessions or free rent; and/or (c) Tenant or the legal representative of Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected or to be collected on account of the lease or leases of the Demised Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease (after first deducting any market concessions granted in such lease(s) such as free rent and any work allowance and all other costs incurred by Landlord in connection with such lease(s), including brokerage commissions and reasonable attorneys’ fees). The failure of Landlord to re-let the Demised Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. Any such damages shall be paid in monthly installments by Tenant on the rent days specified in this Lease and any suit brought to collect the amount of the deficiency for any month or months shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month or months by a similar proceeding. In lieu thereof, Landlord may immediately accelerate such deficiency for the entire balance of the term based upon the assumption that the Demised Premises are relet within a reasonable time given the then market conditions at a market rent for a lease for the balance of the term and giving due consideration for market concessions including free rent, work allowance or other economic terms that would be granted in such a lease and costs incurred by Landlord in connection with such lease (including brokerage commissions and reasonable attorneys’ fees), discounted to present value using the average of the published prime interest rate (during the 12-month period immediately prior to such acceleration) upon unsecured loans charged by JPMorgan Chase Bank (or Citibank if JPMorgan Chase Bank shall not then have an announced prime rate) on loans of ninety (90) days. Landlord at Landlord’s option may make such alterations, repairs, replacements and/or decorations in the Demised Premises as Landlord in Landlord’s sole judgment considers advisable and necessary for the purpose of re-letting the Demised Premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Demised Premises, or in the event that the Demised Premises are re-let, for failure to collect the rent thereof under such re-letting. Any such action may be an action for the full amount of all rents and damages suffered or to be suffered by Landlord. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for and the right to invoke any remedy at law or in equity which is not inconsistent with the terms of this Lease. Mention in this Lease of any particular remedy, shall not preclude Landlord from any other remedy, in law or in equity. The foregoing remedies and rights of Landlord are cumulative. Tenant, on its own behalf and on behalf of all persons claiming by, through or under Tenant, including all creditors, does, to the fullest extent permitted by Legal Requirements, hereby expressly waives all rights which Tenant and all such persons might otherwise have to (i) the service of any notice of intention to re-enter or to institute legal proceedings to that end (except for any notices expressly provided for in this Lease, including this Article 20), (ii) redeem the Demised Premises or any interest therein, (iii) re-enter or repossess the Demised Premises, or (iv) restore the operation of this Lease, after Tenant shall have been dispossessed by a judgment or by a warrant of any court or judge, or after any re-entry by Landlord, or after any termination of this Lease, whether such dispossess, re-entry by Landlord or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

ARTICLE 21

COVENANT OF QUIET ENJOYMENT

21.1                        Landlord covenants and agrees with Tenant that so long as this Lease is in full force and effect, Tenant may peaceably and quietly enjoy the Demised Premises, subject, nevertheless, to the terms and conditions of this Lease (including Article 23 hereof) and the superior leases and superior mortgages hereinbefore mentioned (in accordance with the applicable terms of Article 9 hereof).

ARTICLE 22

SURRENDER OF PREMISES

22.1                        Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender the Demised Premises in good order and condition, ordinary wear and tear and damage by fire or other casualty, the elements and any cause beyond Tenant’s control excepted, and Tenant shall remove all its personal property therefrom (except as otherwise provided in this Lease) and comply with its obligations set forth in Section 13.3 hereof. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

22.2                        A.                                    Subject to the other terms hereof, vacant possession of the entire Demised Premises must be surrendered to Landlord at the expiration or sooner termination of the term hereof. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender vacant possession of the Demised Premises as aforesaid may be substantial, may exceed the amount of annual Fixed Rent and additional rent theretofore payable hereunder and may be impossible accurately to measure. Tenant desires to limit such amounts if Tenant fails to timely surrender vacant possession of the Demised Premises. If vacant possession of the entire Demised Premises is not surrendered to Landlord upon the expiration or sooner termination of the term of this Lease, then in lieu of any Consequential Damages Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in all or any portion of the Demised Premises, as liquidated damages for use and occupancy, (i) one and one-half (1.5) times for the first sixty (60) days of such holding over, (ii) one and three-quarter (1.75) times for the next sixty (60) days and (iii) two and one-half (2.5) times thereafter, the amount of Fixed Rent and additional rent payable by Tenant under this Lease with respect to the entire Premises during the final month of the term hereof, which aggregate sum Tenant agrees to pay to Landlord within thirty (30) days after demand therefor, in full without setoff, and no extension or renewal of this Lease shall be deemed to have occurred by such holding over, nor shall Landlord be precluded by accepting such aggregate sum for use and occupancy from exercising all rights and remedies available to it to obtain vacant possession of the Demised Premises. The parties hereto acknowledge that the foregoing charges (a) shall be paid by Tenant to Landlord in lieu of the imposition by Landlord of any Consequential Damages with respect thereto and (b) represent a fair and reasonable estimate of the fair market value for the use and occupancy of the Premises. Notwithstanding anything herein to the contrary, the parties absolutely and unconditionally waive all rights to dispute or otherwise adjudicate whether the remedies set forth in this Section 22.2A constitute a penalty or are otherwise unenforceable, such waiver being a material inducement to Landlord to enter into this Lease and to accept the terms of this Lease.

ARTICLE 23

DEFINITION OF LANDLORD

23.1                        The term “Landlord” wherever used in this Lease shall be limited to mean and include only the owner or owners at the time in question of the Building or the tenant under any ground lease affecting the Land and the Building or the Building, to whom this Lease may be assigned, or a mortgagee in possession, so that in the event of any sale, assignment or transfer of the Building, or of Landlord’s interest as a lessee under any ground or underlying lease, such owner, tenant under the ground lease or mortgagee in possession shall thereupon be released and discharged from all covenants, conditions and agreements of Landlord hereunder arising from and after the effective date of such sale, assignment or transfer; provided that such covenants, conditions and agreements arising from and after the effective date of such sale, assignment or transfer shall be assumed by each new owner, tenant under the ground or underlying lease, or mortgagee in possession for the time being of the Building, until again sold, assigned or transferred.

ARTICLE 24

NOTICES

24.1                        The terms and provisions set forth in Exhibit M-11 attached hereto are incorporated by reference herein as if set out in full in this Article 24.

ARTICLE 25

ARBITRATION

25.1                        In any instance where this Lease expressly provides, or the parties otherwise expressly agree in writing, that a dispute with respect to a specific matter may be submitted to arbitration, either party may submit such dispute to arbitration pursuant to the terms of this Article 25. Such dispute shall be submitted to final and binding arbitration in New York City, administered by JAMS, The Resolution Experts (or any organization which is the successor thereto) (“JAMS”) in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (as amended from time to time, the “JAMS Rules”) in effect at that time (or, if JAMS is no longer in existence, the same shall be administered by National Arbitration and Mediation or its successor (“NAM”) in accordance with NAM’s Comprehensive Dispute Resolution Rules and Procedures and the Fee Schedule in effect at that time), except in either event to the extent modified by the terms of this Article 25 (and in either event regardless of the amount in dispute). Any dispute permitted to be arbitrated under this Article 25 shall be submitted to arbitration no later than forty-five (45) days after the parties have been unable to resolve such dispute. The party desiring such arbitration (the “Delivering Party”) shall deliver notice (an “Article 25 Arbitration Notice”) to the other party, which Article 25 Arbitration Notice shall set forth (i) the Delivering Party’s good faith determination of each disputed item(s) (which may differ from any prior determination thereby) and (ii) the name and address of an arbitrator to act on its behalf in accordance with the JAMS Rules. The other party shall, within ten (10) days thereafter, deliver its Article 25 Arbitration Notice to the Delivering Party. A third arbitrator shall, within five (5) days following the appointment of the second arbitrator, be designated by the two appointed arbitrators in accordance with the JAMS Rules or by JAMS, if the two arbitrators are unable, within such five (5) day period, to agree on the third arbitrator. In the absence, failure, refusal or inability of JAMS to act within ten (10) days, either party may apply to a Justice of the Supreme Court of New York, New York County, for the appointment of the third arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to entertain the application and make the appointment. If the other party fails to timely deliver an Article 25 Arbitration Notice, the Delivering Party shall deliver notice thereto containing a clearly-worded statement set in bold typeface requiring such party’s delivery of an Article 25 Arbitration Notice within five (5) days after the delivery thereof. If such party fails to do so within such five (5) day period, the single arbitrator is hereby expressly authorized and directed to enter judgment for the Delivering Party.

25.2                        All arbitrators appointed pursuant to this Article 25 shall (w) be experienced in the field to which the dispute relates, and shall have been actively engaged in such field in Manhattan for a period of at least fifteen (15) years before the date of its appointment hereunder, (x) be sworn to fairly and impartially perform their duties as arbitrator, (y) not be an employee or past employee of Landlord or Tenant or of any other person, partnership, corporation or other form of business or legal association or entity that controls, is controlled by or is under common control with Landlord or Tenant and (z) solely in the case of the third arbitrator, never have represented or been retained for any reason whatsoever, by Landlord or Tenant or any other person, partnership, corporation or other form of business or legal association or entity that controls, is controlled by or is under common control with Landlord or Tenant. No arbitrator may serve on the panel unless he or she has agreed in writing to abide by the terms of this Article 25. Within thirty (30) days after the appointment of such arbitrators, such arbitrators shall issue a written opinion solely determining (a) the matter(s) which is the subject of the arbitration (each of which shall be determined separately) and (b) the prevailing party (or a determination that there is no prevailing party). The arbitrators shall be required to select either the determination proposed by Landlord or the determination proposed by Tenant with respect to each matter that shall be in dispute without compromise, based on which determination they conclude is closer to the correct determination thereof (i.e., if there are three (3) disputed items, the arbitrators shall select either the disputed item proposed by Landlord or the disputed item proposed by Tenant with respect to each of such three (3) disputed items, but the arbitrators shall not be obligated to select either all three (3) disputed items proposed by Landlord or all three (3) disputed items proposed by Tenant). A decision in which two of the three arbitrators concur shall be conclusively binding upon the parties (whether or not a judgment shall be entered in any court), and an award of an arbitrator rendered pursuant to the provisions of this Article 25 may be enforced in accordance with the laws of the State of New York. At the request of either party, the parties shall promptly execute and deliver a written agreement setting forth the resolution by the arbitrators of any dispute hereunder. Failure of either party to execute and deliver such agreement shall not affect in any manner the resolution thereof. If either party fails to appear at a duly scheduled and noticed hearing, the arbitrators are hereby expressly authorized (but not directed) to enter judgment for the appearing party. Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder.

25.3                        In all arbitration proceedings pursuant to the terms of this Article 25, (i) if the arbitrators shall find that a party acted unreasonably in withholding or delaying a consent or approval (which consent or approval was not to be unreasonably withheld or delayed hereunder), such consent or approval shall be deemed granted (but the arbitrators shall not have the right to award damages), (ii) the unsuccessful party shall pay the arbitration costs imposed by JAMS and the fees and expenses of the arbitrators, together with all reasonable out-of-pocket fees and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such proceeding within thirty (30) days after demand therefor, which demand shall be accompanied by reasonably detailed evidence that the prevailing party has incurred such amounts (it being agreed that if there are multiple disputed items and the arbitrators shall select disputed items proposed by both Landlord and Tenant, the arbitrators may determine the percentage of the foregoing to be paid by each party), and (iii) the unsuccessful party shall pay to the prevailing party any amount required by the arbitrators in connection therewith, together with interest at the Prime Rate thereon (it being agreed that if Landlord shall be obligated to pay any amount to Tenant, such repayment may be by providing a credit against the next payment(s) of Rent due under this Lease). Pending the resolution of any dispute between the parties as to the respective obligations and liabilities of Landlord and Tenant, Landlord’s determination of such matters shall control, subject to retroactive adjustment following resolution in accordance with the applicable terms hereof.

25.4                        The arbitrators shall, in rendering any decision pursuant to this Article 25, answer only the specific question(s) presented to them. The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions. Except with respect to the interpretation and enforcement of the arbitration procedures (which shall be governed by the Federal Arbitration Act), the arbitrators shall apply the laws of the State of New York (without giving effect to its choice of law principles) in connection with the dispute. Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery. Landlord and Tenant shall each have the right to appear and be represented by counsel before the arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances. Unless the parties agree otherwise in writing, the parties, the arbitrators and JAMS shall treat the proceedings, any related discovery and the decisions of the arbitrators as confidential.

25.5                        This Article 25 shall survive the expiration or sooner termination of this Lease. All time periods in this Article 25 are OF THE ESSENCE. Any arbitration proceeding hereunder shall be subject to the terms of Article 31 hereof.

ARTICLE 26

RULES AND REGULATIONS

26.1                        Tenant, its servants, employees, agents, visitors and licensees shall observe faithfully and comply strictly with the Rules and Regulations attached hereto and incorporated herein as Exhibit C (as amended as provided herein, the “Rules and Regulations”) and the then current listing of the Tenant Alteration Guidelines, a copy of which is available upon request by Tenant from the Building’s management office. Landlord shall have the right from time to time during the term of this Lease to make reasonable changes in and additions to (a) the Rules and Regulations with the same force and effect as if they were originally attached hereto and incorporated herein and (b) the Tenant Alteration Guidelines, provided that any such changes or additions thereto shall not adversely affect Tenant’s rights or obligations under this Lease, or decrease Landlord’s obligations under this Lease, in each case beyond a de minimis extent. If (and to the extent that) any of the provisions of this Lease conflict, or are otherwise inconsistent, with the Rules and Regulations or the Tenant Alteration Guidelines (as the case may be), then whether or not such inconsistency is expressly noted in this Lease, the provision of this Lease shall prevail, and any inconsistency with the Rules and Regulations or the Tenant Alteration Guidelines (as the case may be) shall be deemed to be a waiver thereof with respect to Tenant to the extent of the inconsistency.

26.2                        Any failure by Landlord to enforce any Rules and Regulations or the Tenant Alteration Guidelines now or hereafter in effect, either against Tenant or any other tenant in the Building, shall not constitute a waiver of the enforceability thereof. Landlord shall not enforce the Rules and Regulations or the Tenant Alteration Guidelines against Tenant in a discriminatory manner.

26.3                        Tenant and its employees, contractors, agents and invitees shall comply with the Rules and Regulations in effect, from time to time, with regard to the Building’s security system. The current Rules and Regulations with regard thereto are set forth on Exhibit M-12 attached hereto.

ARTICLE 27

BROKER

27.1                        Each of Landlord and Tenant warrants and represents that it has not dealt with any broker in connection with this transaction other than the Broker. Tenant and Landlord each agrees to defend, save and hold harmless the other party from any claims for fees and commissions and against any liability (including reasonable attorneys’ fees and disbursements) arising out of any conversations or negotiations had by such party with any broker or party acting as such other than (in the case of Tenant) the Broker. Landlord shall be responsible for the payment of any commission or other fee earned by the Broker in connection with this Lease pursuant to a separate agreement. This Article 27 shall survive the expiration or sooner termination hereof.

ARTICLE 28

ZONING RIGHTS

28.1                        During the term of this Lease, Landlord shall have the right, and Tenant shall not have the right, (i) to cause all or any part of the Demised Premises and/or the zoning lot upon which the Building is located in whole or in part (hereinafter referred to solely for purposes of this Article as the “Land”) and/or the Building, to be combined with any other land or premises so as to constitute the combined premises into a single zoning “lot” or “development” or “enlargement” as those terms are now, or may hereafter be, defined in the Zoning Resolution of The City of New York (the “Zoning Resolution”), (ii) to cause any lot, development or enlargement at any time constituting or including all or any part of the Demised Premises, the Land or the Building to be subdivided into two or more lots, developments or enlargements, (iii) to cause development rights (whether from the Land or other premises) to be transferred to any such lot, development or enlargement, (iv) to cause other combinations, subdivisions and transfers to be effected, whether similar or dissimilar to those now permitted by law or (v) to exploit, sell, convey, lease or otherwise transfer any so called “air rights,” “air space,” “zoning rights” or “development rights” above or appurtenant to the Land or the Building. Tenant hereby acknowledges that it is not a “party in interest” as defined in the Zoning Resolution, and shall not and cannot become a “party in interest” under any circumstances by virtue of its leasehold interest hereunder. Tenant further acknowledges that neither Tenant nor the estate or interest of Tenant hereunder would be “adversely affected” (within the meaning of the Zoning Resolution) by any development of the Land or the Building or any such combined premises nor by the filing of any declaration combining all or a part of the Land or the Building with any other premises and that Tenant’s estate and interest hereunder are not and would not be superior to any such declaration.

28.2                        Notwithstanding the provisions of Section 28.1, above, in the event that Tenant is deemed to have any of the rights disclaimed in Section 28.1, above, or is deemed to be a party in interest, Tenant hereby transfers such rights and any rights as a party in interest to Landlord. In furtherance thereof, Tenant will within three (3) days after written request by Landlord execute and deliver to Landlord a waiver of its right to join in a Declaration of Restrictions pursuant to Section 12-10 of the Zoning Resolution (a “Waiver”). Upon each assignment of this Lease by Tenant (no consent thereto being implied hereby) the assignee shall execute, acknowledge and deliver to Landlord, and at any time or times, within three (3) days after written request of Landlord, Tenant and each assignee shall execute, acknowledge and deliver to Landlord, (i) any further Waiver, and (ii) if requested by Landlord, any Declaration of Restrictions pursuant to said Section 12-10 (or any successor provision thereto), and (iii) any other instrument in form and substance satisfactory to the parties intended to evidence the fact that Tenant (or such assignee) has no right and asserts no claim, and/or has transferred to Landlord any such right or claim, to participate in any way in the matters reserved to Landlord pursuant to Section 28.1, above. If Tenant (or such assignee) fails to so execute any such instrument within ten (10) days after Landlord’s written request therefor, Tenant (or such assignee) hereby irrevocably appoints Landlord its agent and attorney-in-fact, coupled with an interest, to execute and deliver the same in its name.

ARTICLE 29

SECURITY DEPOSIT

29.1                        The terms and provisions set forth in Exhibit M-1 attached hereto are incorporated by reference herein as if set out in full in this Article 29.

ARTICLE 30

WINDOW CLEANING

30.1                        Tenant will not clean any window in the Demised Premises from the outside (within the meaning of Section 202 of the New York Labor Law or any successor statute thereto). Tenant hereby indemnifies Landlord against liability as a result of any violation of the foregoing.

ARTICLE 31

CONSENTS

31.1                        Tenant hereby waives any claim against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any such consent or approval, and Tenant agrees that its sole remedy shall be (a) an arbitration proceeding where expressly provided for herein or (b) an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment. In the event of a determination favorable to Tenant, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no personal or other liability to Tenant for its refusal to give such consent or approval. The sole remedy for Landlord’s unreasonably withholding or delaying of consent or approval shall be as set forth in this Section 31.1.  The terms and provisions set forth in Exhibit M-13 attached hereto are incorporated by reference herein as if set out in full in this Section 31.1.

31.2                        Notwithstanding anything to the contrary provided in this Lease, in any instance where the consent or approval of the over lessor and/or the superior mortgagee is required, Landlord shall not be required to give its consent or approval until and unless such over lessor and/or such superior mortgagee has given its consent or approval, but in such event Landlord’s issuance of its consent or approval shall be deemed to be a representation by Landlord that such consent or approval of such over lessor and such superior mortgagee has been obtained.

ARTICLE 32

MISCELLANEOUS

32.1                        Tenant shall not move any safe, heavy equipment or bulky matter in or out of the Building without Landlord’s written consent, which consent Landlord agrees not unreasonably to withhold or delay. If the movement of such items requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work and all such work shall be done in full compliance with the Administrative Code of the City of New York and other municipal requirements. All such movements shall be made during hours which will not interfere beyond a de minimis extent with the normal operations of the Building, and all damage caused by such movement shall be promptly repaired by Tenant at Tenant’s expense. Subject to the terms of Article 13 hereof, Tenant shall not place a load upon any floor of the Demised Premises which exceeds the load per square foot which such floor was designated to carry and which is allowed by Legal Requirements.

32.2                        Business machines and mechanical equipment belonging to Tenant which may cause noise, vibration or any other nuisance that may be transmitted to the structure or other portions of the Building outside of the Demised Premises to such a degree as to be objectionable to Landlord or which may interfere with the use or enjoyment by other tenants of their premises or the public portions of the Building, shall be placed and maintained by Tenant at Tenant’s cost and expense, in settings of cork, rubber or spring type vibration eliminators sufficient to eliminate noise or vibration.

32.3                        In the event that an excavation or any construction should be made for building or other purposes upon land adjacent to the Building, or should be authorized to be made, Tenant shall, if necessary, afford to the person or persons causing or authorized to cause such excavation or construction or other purpose, license to enter upon the Demised Premises upon and subject to the terms of Article 10 of this Lease for the purpose of doing such work as shall reasonably be necessary to protect or preserve the wall or walls of the Building, or the Building, from injury or damage and to support them by proper foundations, pinning and/or underpinning, or otherwise.

32.4                        Tenant and Landlord each waives the right to trial by jury in any summary proceeding that may hereafter be instituted against it or in any action that may be brought hereunder, provided such waiver is not prohibited by Legal Requirements. Tenant shall not interpose any counterclaim in any summary proceeding, other than compulsory counterclaims.

32.5                        The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or of Landlord to insist upon the strict performance of any of the Rules and Regulations attached hereto or hereafter adopted by Landlord (or the Tenant Alteration Guidelines), shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Demised Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agent shall not operate as a termination of this Lease or a surrender of the Demised Premises. In the event of Tenant at any time desiring to have Landlord sublet the Demised Premises, Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease. The receipt or acceptance by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent required to be paid shall be deemed to be other than on account of the earliest such rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

32.6                        This Lease with its schedules and annexes contain the entire agreement between Landlord and Tenant and any executory agreement hereafter made between Landlord and Tenant shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such executory agreement is signed by the party to be charged. This Lease may not be orally waived, terminated, changed or modified.

32.7                        The captions of Articles in this Lease and its Table of Contents and Index are inserted only as a convenience and for reference and they in no way define, limit or describe the scope of this Lease or the intent of any provision thereof. References to Articles and Sections are to those in this Lease unless otherwise noted. This Lease may be executed in counterparts, each of which may be deemed an original and all of which together shall constitute one and the same instrument. The exchange of executed copies of this Lease by so-called “portable document format” (PDF) transmission shall constitute effective execution and delivery of this Lease as to the parties for all purposes, and signatures of the parties transmitted by PDF shall be deemed to be their original signatures for all purposes.

32.8                        If any term, covenant, condition or provision of this Lease or the application thereof to any circumstance or to any person, firm or corporation shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Lease or the application thereof to any circumstances or to any person, firm or corporation other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by Legal Requirements.

32.9                        Intentionally Omitted.

32.10                 Landlord shall have the right from time to time, to substitute for the basement space, if any, then occupied by Tenant, comparable space in the basement, provided Landlord shall give at least thirty (30) days’ prior notice to Tenant of its intention so to do. No vault or basement space not within the property line of the Building is leased hereunder, anything to the contrary indicated elsewhere in this Lease notwithstanding. Any vault or basement space not within the property line of the Building, which Tenant may be permitted to use or occupy, shall be used or occupied under revocable license and if the amount of such space be diminished or required by any governmental authority having jurisdiction, Landlord shall not be subject to any liability nor shall Tenant be entitled to abatement of rent, nor shall such diminution or abatement be deemed a constructive or actual eviction. Any fee or license charge or tax of municipal authorities for such vault or basement space shall be paid by Tenant to Landlord as additional rent within thirty (30) days after written demand therefor. In such fee, tax or charge shall be for vault or basement space greater in area than that occupied by Tenant, the charge to Tenant shall be prorated.

32.11                 Notwithstanding anything herein to the contrary, it is to be strictly understood and agreed that (X) the submission by Landlord to Tenant of any drafts of this Lease or any correspondence with respect thereto shall (i) be deemed submission solely for Tenant’s consideration and not for acceptance and execution, (ii) have no binding force or effect, (iii) not constitute an option for the leasing of the Demised Premises or a lease or conveyance of the Demised Premises by Landlord to Tenant and (iv) not confer upon Tenant or any other party any title or estate in the Demised Premises, (Y) the terms and conditions of this Lease shall not be binding upon Landlord or Tenant in any way unless and until it is unconditionally executed and delivered by both parties in their respective sole and absolute discretion and all conditions precedent to the effectiveness thereof shall have been fulfilled or waived, and (Z) if this Lease is not so executed and delivered for any reason whatsoever (including either party’s willful or other refusal to do so or bad faith), neither party shall be liable to the other with respect to this Lease on account of any written or parol representations, negotiations, any legal or equitable theory (including part performance, promissory estoppel, or undue enrichment) or otherwise.

32.12                 Subject to the terms of applicable Legal Requirements, neither Landlord, Tenant nor any their respective employees, representatives, agents or consultants shall publicize, advertise or otherwise disclose to third parties any of the economic terms (including the Fixed Rent payable hereunder) or any of the material terms of this Lease without the prior written consent of the other party, except to the extent that such information is already in the public domain (other than by reason of a violation of this Section 32.12) or disclosure thereof shall be required to be made (a) to any actual or prospective lenders, investors, purchasers, mortgagees, ground lessors, tenants, assignees or subtenants (or any of their respective employees, representatives, agents or consultants), (b) by Legal Requirements, (c) in any arbitration or litigation between the parties regarding the subject matter hereof, (d) to any governmental agency providing to Landlord and/or Tenant business incentives, (e) to the partners, directors and officers of Landlord and Tenant, as well as such parties’ legal counsel, accountants and other consultants who need to know such information for the purpose of complying with the terms and conditions hereof or (f) in Landlord’s or Tenant’s financial statements as shall be required by GAAP.  The terms of this Section 32.12 shall survive the expiration or sooner termination of this Lease.

32.13                 Notwithstanding anything herein to the contrary, neither Landlord nor Tenant shall be liable for Consequential Damages in connection with any claims arising under this Lease.

32.14                 Notwithstanding anything herein to the contrary, if (a) Landlord or Tenant, after a default by either party hereto (which continues beyond the expiration of any applicable notice and cure periods), commences an action or proceeding with respect thereto, the prevailing party shall recover its reasonable attorneys’ fees, disbursements and court costs from the other party in connection with such matter and (b) Landlord, after a default by Tenant which continues beyond the expiration of any applicable notice and cure periods, places the enforcement of this Lease or the collection of any Fixed Rent, additional rent or other sum due, or to become due hereunder, in the hands of an attorney (but without the commencement of an action or proceeding), Landlord shall recover its reasonable attorneys’ fees and disbursements from Tenant in connection with such matter. The provisions of this Section 32.14 shall survive the expiration or earlier termination of this Lease.

32.15                 Reference to Landlord having “no liability to Tenant” or being “without liability to Tenant” or terms of similar import shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises, except as otherwise expressly provided in this Lease. Each use in this Lease of the term “including” shall be deemed to mean “including, without limitation.” Each use in this Lease of the term “commercially reasonable efforts” shall be deemed to mean that the party obligated to use such efforts shall not be required to incur any material costs, to perform any work on an overtime basis or to commence an action or proceeding. Whenever this Lease shall provide that a consent shall not be unreasonably withheld or delayed, such consent shall also not be unreasonably conditioned. Whenever this Lease shall provide that a consent shall be granted or denied in such party’s sole and absolute discretion, such consent may be conditioned upon any terms designated by such party in its sole and absolute discretion.  Each use in this Lease of the term “month” shall be deemed to refer to a “calendar month,” unless the context shall clearly indicate otherwise.

32.16                 Tenant represents, warrants and covenants that neither Tenant nor, to its knowledge, any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA PATRIOT ACT (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State; (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraqi Sanctions Act, Publ. L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-201, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.). At any time and from time to time, Tenant shall deliver to Landlord, within ten (10) business days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and reconfirming the representations with regard to Tenant set forth in this Section 32.16. Tenant acknowledges that it shall be a material default by Tenant under this Lease in the event that Tenant or any of its partners, officers, directors, members or shareholders is a person who is someone described in clauses (i) – (vii) above.

32.17                 Landlord represents, warrants and covenants that neither Landlord nor, to its knowledge, any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and all applicable provisions of Title III of the USA PATRIOT ACT (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States

Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State; (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Orders; (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.). At any time and from time to time, Landlord shall deliver to Tenant, within ten (10) business days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Tenant evidencing and reconfirming the representations with regard to Landlord set forth in this Section 32.17. Landlord acknowledges that it shall be a material default by Landlord under this Lease in the event that Landlord or any of its partners, officers, directors, members or shareholders is a person who is someone described in clauses (i) – (vii) above.

32.18                 If any clause in this Lease providing for the payment by Tenant to Landlord of any additional rent shall not state a time period upon which such payment shall be due to Landlord, such payment shall be payable by Tenant to Landlord within thirty (30) days after demand therefor.

32.19                 Subject to the terms of Article 4 hereof, all bills, invoices and statements rendered to Tenant pursuant to this Lease shall be binding and conclusive on Tenant unless, within one hundred twenty (120) days after its receipt of same, Tenant notifies Landlord that it is disputing same (which notice shall specify the particular respect(s) in which such disputed bill, invoice or statement is inaccurate or inappropriate).

32.20                 Any clause in this Lease stating that Landlord shall perform any work or service or furnish any item at its expense shall in no event be deemed or construed to limit the right of Landlord to include the amount of such expense in Expenses, subject to the terms and limitations of Article 4 hereof.

32.21                 Neither Landlord nor Tenant shall issue publicity releases or other publicity with respect to the other party or this Lease without the other party’s prior approval except to the extent required by applicable Legal Requirements. Notwithstanding the foregoing, Landlord may (a) issue a customary tombstone listing and press release following the consummation of this Lease subject to Tenant reasonable approval thereof (it being agreed if Tenant fails to respond to Landlord’s request for approval thereof within five (5) business days following Landlord’s delivery thereof, Tenant shall be deemed to have approved such listing and/or press release, as the case may be) and (b) list Tenant as a tenant of the Building in Landlord’s advertising materials and on its website without Tenant’s approval. Such tombstone listing shall not set forth any of the financial terms of this Lease.

32.22                 Landlord agrees to cooperate with Tenant in Tenant’s efforts to negotiate and implement an incentive package with various governmental entities and to execute and deliver any estoppel and other certificates or documentation reasonably and customarily required by such entities and making any reasonably required modifications to this Lease, provided that no such certificate, documentation or modification shall (a) increase any obligation of Landlord under this Lease (except to a de minimis extent), (b) adversely affect any right of or benefit to Landlord under this Lease (except to a de minimis extent), or (c) relieve Tenant of any of its obligation under this Lease. All fees, costs and expenses imposed by the governmental entities shall be borne solely by Tenant, and Tenant shall reimburse Landlord, within thirty (30) days following Landlord’s demand therefor, for all reasonable out-of-pocket fees, costs and expenses actually incurred by Landlord in connection with Tenant’s requests and in cooperating with Tenant as provided in this Section 32.22, including the reasonable costs and expenses of Landlord’s counsel, consultants and professionals. Notwithstanding anything herein to the contrary, any benefits obtained by Tenant or on behalf of Tenant from any governmental entities shall be solely for the benefit of Tenant and to the extent that any of the same are granted to Landlord, Landlord shall provide Tenant with a corresponding credit against the next installment of Fixed Rent due and payable hereunder in the amount thereof.

32.23                 Smoking shall be prohibited at all times within the Premises. This policy shall apply to all employees, officers, clients, contractors and visitors of Tenant in the Premises. Tenant shall have no responsibility to prevent smoking in any areas outside of the Premises. Landlord at its expense shall comply with any applicable Legal Requirements with respect to designated exterior smoking areas.

32.24                 Notwithstanding anything herein to the contrary, the parties hereto acknowledge that (a) all occupancy and identity of Tenant tests set forth in this Lease shall be deemed to be fully satisfied during the period from the date hereof through the Rent Commencement Date and (b) all references in this Lease to a “full floor” shall not be deemed to include the Private Entrance or the Amenity Premises.

32.25                 As of the date hereof, Landlord maintains a bicycle rack on 43rd Street for use by tenants and subtenants of the Building on a non-exclusive basis. In no event shall Landlord be subject to any liability or damages whatsoever if Landlord for any reason fails to maintain such bicycle rack. Tenant agrees not to hold Landlord liable for any loss, damage, claim or expense resulting from the use of such bicycle rack by Tenant or any of its officers, directors, employees, licensees, invitees, agents, or contractors.

ARTICLE 33

SUCCESSORS AND ASSIGNS

33.1                        The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and, except as otherwise provided herein, their assigns.

ARTICLE 34

HAZARDOUS MATERIALS

34.1                        Neither Landlord nor Tenant following the date of this Lease shall cause or permit Hazardous Materials to be used, transported, stored, released, handled, produced or installed in, on or from, the Demised Premises or the Building. The term “Hazardous Material(s)” shall mean any flammable, explosive or radioactive materials; hazardous wastes; hazardous and toxic substances or related materials; mold; asbestos or any material containing asbestos; and any other waste, substance or material regulated under any federal, state or local law, ordinance, rule or regulation covering pollution or protection of the environment or human health and safety, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing. However, the foregoing shall not be deemed to restrict (a) the normal and reasonable use of fuels, lubricants, pesticides, cleaning materials, paint and paint thinners, asphalt, caulks and other chemicals commonly used in copy machines, computers, word processing equipment and other business machines typically found in first-class offices and (b) the normal and reasonable use of materials customarily used in the cleaning and operation of first-

class office buildings in midtown Manhattan, provided in all events that the same are used, handled and stored in accordance with all applicable Legal Requirements.

34.2                        In the event of a breach of the provisions of Section 34.1 hereof by Tenant, Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to law, require Tenant at its expense to remove any such Hazardous Materials from the Demised Premises or the Building in the manner prescribed for such removal by all requirements of law. In the event of a breach of the provisions of Section 34.1 hereof by Landlord, Landlord at its expense shall remove any such Hazardous Materials from the Demised Premises or the Building in the manner prescribed for such removal by all requirements of law. Supplementing the foregoing, if Hazardous Materials are discovered in the Demised Premises and Tenant is able to demonstrate to Landlord’s reasonable satisfaction that such Hazardous Materials were located in the Demised Premises on the Commencement Date, Landlord at its expense shall remove any such Hazardous Materials from the Demised Premises in the manner prescribed for such removal by all requirements of law.

34.3                        Landlord represents that as of the date hereof, Landlord has not received notice of the existence of any Hazardous Materials at the Building in violation of Legal Requirements which has not been cured.

34.4                        The provisions of this Article 34 shall survive the expiration or sooner termination of this Lease.

ARTICLE 35

INTENTIONALLY OMITTED

ARTICLE 36

SUBMISSION TO JURISDICTION

36.1                        Tenant hereby (a) irrevocably consents and submits to the jurisdiction of any federal, state, county or municipal court sitting in the State of New York in respect to any action or proceeding brought therein by Landlord against Tenant concerning any matters arising out of or in any way relating to this Lease; (b) irrevocably waives all objections as to venue and all rights it may have to seek a change of venue with respect to any such action or proceedings; (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York; and (d) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant further agrees that any action or proceeding by Tenant against Landlord in respect to any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, county of New York.

ARTICLE 37

LANDLORD’S WORK AND TENANT’S WORK

37.1

A.                                    Landlord at its expense (except as otherwise expressly provided herein) shall perform the work set forth on Exhibit E attached hereto (collectively, “Landlord’s Work;” all items of

Landlord’s Work other than items nos. 12 through 17 shall be referred to herein collectively as “Landlord’s Pre-Possession Work” and items nos. 12 through 17 shall be referred to herein collectively as “Landlord’s Post-Possession Work”), it being agreed that (a) Landlord’s Pre-Possession Work was performed and completed by Landlord prior to the Commencement Date and (b) Landlord’s Post-Possession Work shall be performed by Landlord following the Commencement Date. Landlord’s Work shall be performed in a good and workmanlike manner using materials, standards and finishes of Building Standard quality, quantity, color and design, and in accordance with all applicable Legal Requirements. Landlord’s Work may be performed during business hours. Landlord shall file any plans with respect to Landlord’s Work with the governmental authorities having jurisdiction and shall pay all required fees and obtain all permits and approvals required, if any; provided, however, Tenant at its expense agrees to reasonably cooperate with Landlord in connection therewith. Subject to any delays caused by force majeure and/or by Tenant’s Post-Possession Work Delays, Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Post-Possession Work no later than the date that Tenant shall substantially complete Tenant’s Work (Tenant shall deliver to Landlord no less than ten (10) business days’ advance notice of such anticipated date). Except as otherwise expressly provided herein, Tenant may in no event request any changes and/or additions to Landlord’s Work. Tenant acknowledges that (i) the core toilet rooms on the floors of the Office Space were recently renovated by Landlord and subject to the terms of the final three (3) sentences of Section 11.1 hereof and the applicable terms of Section 37.1B hereof, such work has been fully completed by Landlord prior to the date hereof and (ii) subject to the applicable terms of Section 37.1B hereof, Landlord’s Pre-Possession Work has been fully completed by Landlord prior to the date hereof.  The parties hereto acknowledge that Tenant has furnished to Landlord a punch list with respect to Landlord’s Pre-Possession Work.

B.                                    Except as otherwise expressly provided herein, (a) Landlord shall have no obligation to perform any work or provide any work allowance or services in or to the Premises in order to prepare the same for occupancy by Tenant, (b) Landlord has not made and does not make any representations or warranties with respect to the Premises, (c) Tenant agrees to take the Premises in its “as is” condition on the date hereof and (d) Landlord shall not be liable to Tenant if any estimates, dates or time periods furnished to Tenant in connection with Landlord’s Work (whether set forth herein or otherwise) shall be incorrect for any reason. Solely with respect to latent defects with respect to Landlord’s Work (except to the extent caused by any act or omission of Tenant and/or any of its contractors, subcontractors, architects, space designers, agents and/or employees), Landlord shall promptly make, or cause to be made, any necessary repairs or replacements with respect thereto upon and subject to the applicable terms of this Lease, provided that Tenant shall deliver notice to Landlord with respect thereto no later than twelve (12) months (time being of the essence) following the Commencement Date (with respect to Landlord’s Pre-Possession Work and the core toilet rooms on the floors of the Office Space) and twelve (12) months (time being of the essence) following the substantial completion thereof (with respect to Landlord’s Post-Possession Work). Tenant shall endeavor to notify Landlord within thirty (30) days after Tenant first becomes aware of such latent defect.

C.                                    For the purposes of this Lease, Landlord’s Post-Possession Work shall be deemed substantially complete if only minor details or adjustments which shall not materially interfere with Tenant’s use of the Premises may not then have been completed, but which work Landlord agrees will thereafter be completed. In the event that there shall be any such minor details or adjustments, Tenant shall deliver notice to Landlord thereof within ten (10) business days following the substantial completion of Landlord’s Post-Possession Work (time being of the essence), and Landlord shall use commercially reasonable efforts (subject to delays caused by Tenant and/or its agents, contractors and/or employees and/or by force majeure) to (x) complete such work within forty-five (45) days after Landlord’s receipt of such notice (except (i) for any items which, with the exercise of reasonable due diligence, require additional time to perform or lead time to obtain or (ii) to the extent that Landlord shall promptly deliver notice to Tenant that Landlord disputes any item(s)) and (y) perform work in a manner that shall minimize any interference with the ordinary conduct by Tenant of its business in the Premises. If Tenant fails to timely deliver such notice with respect to Landlord’s Post-Possession Work, all of Landlord’s Post-Possession Work shall be conclusively deemed to have been satisfactorily completed, except for latent defects in connection with Landlord’s Post-Possession Work as expressly set forth herein. If Tenant timely delivers such notice with respect to Landlord’s Post-Possession Work, other than the matters referred to in such notice (except to the extent that Landlord shall promptly deliver notice to Tenant that Landlord disputes one (1) or more of such item(s)), all of Landlord’s Post-Possession Work shall be conclusively deemed to have been satisfactorily completed, except for latent defects as expressly set forth herein.

D.                                    Notwithstanding anything in this Lease to the contrary, if there is an actual delay in the substantial completion of Landlord’s Post-Possession Work, or any portion thereof, due to any act or omission of Tenant, its contractors, subcontractors, architects, space designers, agents and/or employees, including in connection with any design input of Tenant with respect to the Escalator (a “Tenant’s Post-Possession Work Delay”), the required date hereunder for the substantial completion by Landlord of Landlord’s Post-Possession Work shall be postponed by one (1) day for each day of such actual delay. No delay shall constitute a Tenant’s Post-Possession Work Delay unless Landlord gives Tenant two (2) business days’ notice of the occurrence thereof with reasonable specificity, it being agreed that such Tenant’s Post-Possession Work Delay shall not begin to accrue until the date that is two (2) business days following the delivery of such notice by Landlord to Tenant. Any additional out-of-pocket cost to Landlord to complete Landlord’s Post-Possession Work occasioned by such Tenant’s Post-Possession Work Delay shall be paid by Tenant as additional rent within thirty (30) days after demand therefor. For the purposes of the preceding sentence, “additional out-of-pocket cost to Landlord” shall mean the total out-of-pocket cost reasonably incurred by Landlord in excess of the aggregate cost which Landlord would have incurred to complete Landlord’s Post-Possession Work if there had been no such Tenant’s Post-Possession Work Delay.

E.                                     Following the Commencement Date, Tenant and its contractors performing the Tenant’s Work in the Premises shall have priority with respect to the performance thereof in the Premises (other than solely in connection with the actual installation of the Escalator, with respect to which Landlord and its contractors shall have priority with respect to the performance thereof in the Premises). Tenant and Landlord each agrees to (a) reasonably cooperate with the other in the performance and scheduling of Tenant’s Work and Landlord’s Post-Possession Work and (b) keep each other apprised of their respective work so that both may be completed as soon as possible without interference or delay (to the extent reasonably practicable). Tenant and Landlord each agrees that neither party nor its agents or employees shall interfere beyond a de minimis extent with the performance of work by the other party and/or its agents or contractors; provided, however, in no event shall Landlord be obligated to perform any portion of Landlord’s Post-Possession Work on an overtime basis.

F.                                      In connection with the performance by Landlord of Landlord’s Post-Possession Work, Landlord shall use commercially reasonable efforts to protect the Premises, including all Landlord’s Work and any Tenant’s Work therein, from damage by Landlord’s contractors and subcontractors. In connection with such damage to Tenant’s Work, Landlord shall reimburse Tenant (by either, at the sole option of Landlord, providing a credit against the next payment(s) of Rent payable by Tenant hereunder or paying such sum to Tenant within thirty (30) days) for the actual out-of-pocket third party cost incurred by Tenant with respect to any replacements and/or repairs necessitated thereby. In connection with such damage to Landlord’s Work, Landlord at its expense shall perform any replacements and/or repairs necessitated thereby.

G.                                    Subject to Tenant’s Post-Possession Work Delays and/or delays on account of force majeure, if Landlord does not substantially complete the installation of the Escalator on or prior to the date that Tenant occupies the Office Space for the ordinary conduct of its business, Tenant as its sole and exclusive remedy (except as otherwise expressly provided herein) shall (to the extent that Tenant is not then in default hereunder beyond applicable notice and cure periods) be entitled to an abatement of Fixed Rent solely attributable to the Ground Floor Space until Landlord substantially completes the installation of the Escalator. Such abatement shall commence upon the thirty-first (31st) day following the date that Tenant occupies the Office Space for the ordinary conduct of its business and shall be equal (to the extent applicable) to (a) twenty-five (25%) percent of the Fixed Rent attributable to the Ground Floor Space during the period from the thirty-first (31st) day to the sixtieth (60) day following the date that Tenant occupies the Office Space for the ordinary conduct of its business, (b) fifty (50%) percent thereof during the period from the sixty-first (61st) day to the ninetieth (90th) day thereafter and (c) one hundred (100%) percent thereof thereafter, until Landlord substantially completes the installation of the Escalator. The foregoing abatement shall not constitute a waiver of Landlord’s obligation to complete the installation of the Escalator or Tenant’s right to seek the specific performance thereof. The provisions of this Section 37.1G shall not be binding upon any superior lessor or superior mortgagee.

37.2

A.                                    Tenant shall comply with this Article and Articles 11 and 13 hereof with respect to the initial alterations performed by or on behalf of Tenant to the Premises to prepare same for Tenant’s occupancy (“Tenant’s Work”), which may include (x) the installation of air-cooled HVAC equipment and a louvered penthouse on the Setbacks (subject to the terms of Article 44 hereof), (y) because the Building’s toilet exhaust system does not have sufficient capacity to accommodate any additional toilet rooms to be installed by Tenant, the installation of window louvers in a location to be determined by Landlord upon and subject to all of the applicable terms of this Lease, including Landlord’s approval of all aspects thereof pursuant to the terms of Article 13 hereof in its sole and absolute discretion and (z) installation of a louver in the façade for outside air with respect to the Ground Floor Space in a location to be determined by Landlord upon and subject to all of the applicable terms of this Lease, including Landlord’s approval of all aspects thereof pursuant to the terms of Article 13 hereof in its sole and absolute discretion. To the extent applicable (and except as otherwise expressly provided herein), Landlord shall comply with the terms of Article 13 of this Lease (including Section 13.4A hereof) in connection with the performance of Tenant’s Work. Except as otherwise expressly provided herein, Tenant shall be solely responsible for all hard costs and soft costs of Tenant’s Work. Tenant shall (i) design and construct the entire Premises so that when Tenant’s Work shall be substantially completed, the entire Premises shall consist of first-class office space utilizing materials and finishes that are equivalent to (or exceeding) offices or entrances (as the case may be) located in other first-class office buildings in midtown Manhattan, (ii) build out the entire Premises in connection with Tenant’s Work, (iii) expend no less than the amount set forth in clause (a) of Exhibit M-14 attached hereto on account of hard construction costs only (i.e., no soft costs shall be counted toward this requirement) in connection with the performance of Tenant’s Work, and Tenant shall provide reasonably satisfactory evidence that it has complied with such requirement, (iv) install a new Private Entrance Storefront (it being agreed that one—half (1/2) of the hard and soft cost thereof (not to exceed the sum set forth in clause (b) of Exhibit M-14 attached hereto) shall be paid by Landlord to Tenant upon and subject to the applicable terms of this Article 37), (v) improve the interior finishes of Tenant’s Specialty Passenger Elevator (it being agreed that (a) the additional sum equal to the amount set forth in clause (c) of Exhibit M-14 attached hereto shall be paid by Landlord to Tenant upon and subject to the applicable terms of this Article 37 solely for all hard and soft costs incurred by Tenant in connection therewith and (b) any portion of such amount not applied in connection therewith shall be added to the Work Allowance and disbursed upon and subject to the terms of this Article 37) and (vi) substantially complete Tenant’s Work with respect to the Ground Floor Space on or prior to the date that is fourteen (14) months following the Commencement Date (such date to be extended to the extent of delays caused by force majeure and Landlord’s Delays). Notwithstanding anything herein to the contrary, (1) if Tenant’s Final Plans, or Tenant’s Work being performed pursuant to Tenant’s Final Plans, relate to less than the entire Premises, the Work Allowance shall be allocated on a rentable square footage basis to all of the Premises and Landlord shall only fund such percentage of the Work Allowance allocable to the portion of the Premises then being improved, the remaining percentage of the Work Allowance to be funded as and when plans for the remaining portion of the Premises have been approved by Landlord and such work thereunder is being performed and (2) the amount of the Work Allowance disbursed by Landlord with respect to each floor of the Office Space upon and subject to the terms hereof shall not exceed the product of the amount set forth in clause (d) of Exhibit M-14 attached hereto and the rentable square footage thereof. Tenant acknowledges that the obligations of Tenant set forth above in this Section 37.2A are a material inducement to Landlord for the execution and delivery of this Lease.

B.                                    Notwithstanding anything in this Lease to the contrary, following the Commencement Date, if there is an actual delay in the substantial completion of Tenant’s Work due to any act or omission of Landlord, its contractors, subcontractors, architects, space designers, agents and/or employees (a “Landlord’s Delay”), then as Tenant’s sole and exclusive remedy therefor the Rent Commencement Date shall be postponed by one (1) day for each day of such actual delay. No delay shall constitute a Landlord’s Delay unless Tenant gives Landlord two (2) business days’ notice of the occurrence thereof with reasonable specificity, it being agreed that such Landlord’s Delay shall not begin to accrue until the date that is two (2) business days following the delivery of such notice by Tenant to Landlord.

37.3                        Tenant agrees that the following additional provisions shall be applicable to Tenant’s Work:

A.                                    Tenant shall commence Tenant’s Work in a reasonably prompt manner after receiving Landlord’s final consent to Tenant’s final plans (“Tenant’s Final Plans”) therefor (and all permits required for the commencement of the performance thereof) and shall diligently prosecute Tenant’s Work to completion, subject to force majeure and Landlord’s Delays.

B.                                    Tenant shall file Tenant’s Final Plans with the Department of Buildings of the City of New York (or other governmental authorities having jurisdiction) and shall obtain and maintain all necessary approvals and permits from said Department of Buildings (or other governmental authorities having jurisdiction) with respect thereto and the completion of Tenant’s Work and Landlord shall cooperate in connection therewith upon and subject to the applicable terms of Section 5.4 hereof.  No work shall commence unless a permit has been issued. Copies of all approved plans, permits, applications, final approvals and sign-offs shall be submitted to Landlord.

C.                                    Tenant’s Work shall be performed in accordance with all applicable requirements of this Lease and all applicable Legal Requirements. Landlord shall have no responsibility for the performance or supervision of Tenant’s Work, although Landlord shall be responsible for Landlord’s agents, contractors and employees in connection with the performance of Landlord’s Post-Possession Work. Except as otherwise expressly provided herein, any failure to complete Tenant’s Work shall not in any way result in a postponement of the Rent Commencement Date. During the performance of Tenant’s Work, Tenant and its contractors shall utilize the core toilet rooms of the Office Space. Tenant at its expense shall be fully responsible for the repair of any damage to the core toilet rooms of the Office Space caused by Tenant and its agents, contractors and/or employees during the performance of Tenant’s Work.

D.                                    Landlord’s Construction Representative at Landlord’s expense shall provide administration of Landlord’s Work and is authorized to bind Landlord in all matters relating to Landlord’s Work, Tenant’s Work and the coordination thereof. Landlord’s Construction Representative shall use good faith reasonable efforts to coordinate with Tenant’s Construction Representative. Tenant’s Construction Representative at Tenant’s expense shall provide administration of Tenant’s Work and is authorized to bind Tenant in all matters relating to Landlord’s Work, Tenant’s Work and the coordination thereof. Tenant’s Construction Representative shall use good faith reasonable efforts to coordinate with Landlord’s Construction Representative. Any change in a Construction Representative shall be effective the next business day after Landlord’s or Tenant’s receipt of the other’s notice thereof.

E.                                     Tenant shall use commercially reasonable efforts to protect the Demised Premises, including all Landlord’s Work and Tenant’s Work therein, from damage by Tenant’s contractors, subcontractors and movers. In connection with any such damage to Landlord’s Work, Tenant shall pay the actual out-of-pocket third party cost incurred by Landlord with respect to any replacements and/or repairs necessitated thereby. In connection with any such damage to Tenant’s Work, Tenant at its expense shall perform any replacements and/or repairs necessitated thereby. Tenant shall not store any materials and equipment used for or in connection with Tenant’s Work within or adjacent to the Building, other than within the Premises. Tenant shall pay the actual reasonable out-of-pocket third party cost incurred by Landlord for any extra cleaning to the Premises by Landlord that may be required on account of Tenant’s Work and/or Tenant’s contractors, subcontractors and movers.

F.                                      During the performance of Tenant’s Work in accordance with the Tenant Alteration Guidelines, Tenant shall install on the inside of any glass windows of the Ground Floor Space one hundred (100%) percent opaque, matte-finished, white premium calendared vinyl film designed specifically for easy application and short term use (it being agreed that Tenant shall endeavor to use Avery 2611 film or Avery Dennison MPI 2600 Series film).

37.4

A.                                    Provided that Tenant shall not then be in material default under this Lease beyond applicable notice and cure periods and there is then no Bankruptcy Event, Landlord shall provide to Tenant a work allowance in the amount set forth in clause (e) of Exhibit M-14 attached hereto (the “Work Allowance”) to be applied solely to the hard costs and soft costs of Tenant’s Work. Each reference to the expense of Tenant in connection with Tenant’s Work or words of similar import shall be deemed to be followed by the phrase “subject to reimbursement from the Work Allowance upon and subject to the terms hereof.” Any portion of the Work Allowance with respect to which Tenant shall fail to deliver a requisition therefor pursuant to the applicable terms of this Section 37.4 by the date that is twelve (12) months following the substantial completion of Tenant’s Work (such date to be extended to the extent of delays caused by force majeure), time being of the essence, shall be the property of Landlord. In addition, any otherwise unused portions of the Work Allowance shall be the property of Landlord.

B.                                    The Work Allowance shall be disbursed by Landlord to Tenant in Pro Rata Installments upon Tenant’s request for payment, and shall be paid as provided in this Article 37 upon delivery of the following items with respect to each such request for payment: (a) a requisition substantially in accordance with AIA Documents G702 and G703 or any successor thereto (and any form reasonably acceptable to Landlord with respect to soft costs) specifying the total amount incurred by Tenant on account of Tenant’s Work since the prior requisition (if any) and the work, materials and services for which payment is requested together with bills from the general contractor, construction manager and subcontractors, material suppliers and consultants for such work, materials and services, which shall indicate retainage of payments by Tenant to its contractors equal to ten (10%) percent until Tenant’s Work is seventy-five percent (75%) complete, at which point a retainage shall no longer be required (it being understood that (i) any request for payment hereunder shall not be on account of such required retainage and (ii) no retainage shall be required in connection with any particular subcontractor or material supplier following the date that all work to be performed thereby shall have been substantially completed), (b) the written certification of Tenant’s architect substantially in accordance with AIA Document G702 (or any successor thereto), (c) a written approval by Tenant of such request for payment, (d) conditional partial or full releases of lien from all parties for whose benefit payment of the requisitioned amount is to be made, (e) evidence reasonably satisfactory to Landlord to evidence the payment of all bills for labor, materials and services in connection with Tenant’s Work performed through the date of the prior disbursement of the Work Allowance (if any), including paid bills and cancelled checks and (f) such other documentation relating to Tenant’s Work as Landlord may reasonably require. The term “Pro Rata Installment” shall mean the amount requisitioned by Tenant pursuant to the terms hereof, multiplied by a fraction, the numerator of which is the aggregate Work Allowance and the denominator of which is a good faith estimate reasonably acceptable to Landlord prepared by Tenant’s architect of the total hard costs and soft costs to be incurred by Tenant in connection with Tenant’s Work (a copy of which shall be furnished to Landlord prior to the commencement by Tenant of Tenant’s Work).

C.                                    The payment of Pro Rata Installments by Landlord to Tenant shall be made once each month within thirty (30) days after Tenant’s complete requisition package (i.e., all of the required items referred to above in the proper form) has been received by Landlord, provided that (x) Tenant is not then in material default hereunder beyond any applicable notice and cure periods and (y) there is then no Bankruptcy Event. Payments of the Work Allowance shall be made solely to Tenant.

D.                                    Upon the completion of Tenant’s Work in accordance with all of the terms of this Lease, Tenant shall provide to Landlord (a) a certificate of Tenant’s architect stating that Tenant’s Work has been completed substantially in accordance with Tenant’s Final Plans, (b) an affidavit from Tenant’s general contractor that all subcontractors, laborers, and material suppliers for Tenant’s Work have been paid in full and that all liens therefor that have been filed have been bonded, discharged of record or waived, (c) copies of all certificates, approved plans and approvals required to be obtained by Tenant or Tenant’s architect with respect to Tenant’s Work from any governmental authority, (d) final releases of lien from the general contractor and any subcontractors and material suppliers hired by Tenant to supervise or perform any portion of Tenant’s Work, (e) “As Built” drawings and plans in accordance with the terms of Section 13.4E hereof and (f) such other documentation relating to Tenant’s Work as Landlord may reasonably require. At such time as Tenant shall have provided to Landlord all of the items referenced in clauses (a) through (f), and provided that (i) Tenant is not then in material default under this Lease beyond applicable notice and cure periods, (ii) there is then no Bankruptcy Event and (iii) Tenant’s Work shall have been completed in accordance with all of the terms of this Lease, Landlord shall release to Tenant the entire balance of the Work Allowance then retained by Landlord (inclusive of the retainage) for which a requisition pursuant to the applicable terms of this Article 37 shall have been timely furnished by Tenant. Promptly following the completion of Tenant’s Work, Tenant shall provide to Landlord all items required by the terms of Article 13 hereof not theretofore delivered to Landlord.

E.                                     Landlord shall, solely for federal, state and local income tax purposes, be deemed to own those items of Tenant’s Work affixed to the realty so that they cannot be removed without material damage to the Building and which have (a) an aggregate cost equal to the Work Allowance actually funded by Landlord and (b) the longest depreciable life for federal and state income tax purposes. To the extent that the Work Allowance actually funded by Landlord exceeds the cost of such items of Tenant’s Work having such recovery period, Landlord shall be deemed to own (solely for federal, state and local income tax purposes) personal property installed as part of Tenant’s Work with the longest applicable recovery periods until the Work Allowance actually funded by Landlord is fully allocated. The determination of those items of Tenant’s Work that shall be so owned by Landlord shall be made by Landlord. All other Tenant’s Work shall be the property of Tenant for federal, state and local income tax purposes during the term of this Lease. Landlord and Tenant shall have the right to depreciation deductions and/or tax credits with respect to the items owned thereby pursuant to the foregoing, although nothing contained herein shall be deemed or construed to be a representation or warranty by the other party hereto that any such deductions and/or tax credits are or will be available to such party. The foregoing shall in no event modify or amend any of the clauses of this Lease setting forth the obligations of Landlord and Tenant with respect to the maintaining of insurance with respect to such items and the repair or replacement of such items following a fire or other casualty. For purposes of the foregoing, the amount of the Work Allowance shall be adjusted pursuant to the applicable terms hereof (including this Article 37 and Exhibit E attached hereto) to reflect the amounts actually incurred by Landlord therefor.

F.                                      Except as otherwise expressly provided herein, Tenant agrees that it will pay all amounts necessary to fully complete all of Tenant’s Work to the extent the cost thereof exceeds the Work Allowance. Tenant may not assign any part of the Work Allowance. If this Lease is terminated for any reason, Landlord shall have no further obligation to pay to Tenant the Work Allowance (although any unpaid amount thereof shall be credited against any damages claimed by Landlord). The Work Allowance shall be used solely for Tenant’s Work. The Work Allowance may be used only for the payment of architectural, engineering, construction management, legal and other consultants’ fees as well as for all hard costs. Notwithstanding anything herein to the contrary, no more than an aggregate maximum of fifteen (15%) percent of the Work Allowance may be used for soft costs. None of the Work Allowance may be used for the purchase of furniture, personalty and/or equipment which shall not be affixed to the realty so that such item cannot be removed without material damage to the Building.

G.                                    No approval by Landlord of any request by Tenant for payment of any portion of the Work Allowance (or approval by Landlord of any documents furnished in connection therewith) shall in any way be deemed to be an agreement or acknowledgement by Landlord that (i) any of the facts set forth therein are true or correct, (ii) Tenant’s Work has been performed in accordance with any of such documents or (iii) any portion of Tenant’s Work complies with any Legal Requirements or insurance requirements, nor shall it be deemed to be a waiver by Landlord with respect to the compliance by Tenant with any provision of this Lease.

ARTICLE 38

RENEWAL OPTION

38.1                        Provided that Tenant is not in default hereunder beyond applicable notice and cure periods on the date Tenant delivers to Landlord the Election Notice (it being understood that Landlord may waive such condition in its sole and absolute discretion), Tenant shall have the option to renew the Initial Term of this Lease (the “Renewal Option”) with respect to the entire Premises (including the Expansion Space(s) if leased by Tenant pursuant to the terms of Exhibit M-16 attached hereto) for one (1) additional ten (10) year term (the “Renewal Term”) commencing on the day immediately following the Expiration Date and ending on the final day of the month in which occurs the day immediately preceding the tenth (10th) anniversary of the Expiration Date, which date shall thereupon become the Expiration Date of this Lease. The Renewal Option may be exercised by a single irrevocable notice (the “Election Notice”) to Landlord delivered no earlier than thirty-six (36) months and no later than thirty (30) months prior to the final day of the Initial Term. The annual Fixed Rent for the Renewal Term shall be equal to one hundred (100%) percent of the annual fair market rental value of the Premises determined pursuant to the provisions of Sections 38.3 and 38.4 hereof. Notwithstanding anything herein to the contrary, the terms of this Article 38 are subject to the terms of paragraph 10 of Exhibit M-16 attached hereto.

38.2                        Notwithstanding anything herein to the contrary, the Renewal Option may not be exercised by Tenant unless the named Tenant herein or its Affiliate, Parent Company, Subsidiary or Successor is the Tenant under this Lease and is actually occupying (i.e., exclusive of any subtenants or other occupants other than any Affiliate, Parent Company or Subsidiary thereof or Permitted Licensees) at least seventy-five (75%) percent of the Premises, at the time of the delivery by Tenant of the Election Notice. If, at the time set forth above in this Section 38.2, the foregoing conditions shall not be fully satisfied, then at Landlord’s option Tenant’s Election Notice shall be null and void and of no force or effect and Tenant shall have no further right to renew this Lease pursuant to the terms of this Article 38.

38.3                        This Lease, as so extended during the Renewal Term, shall be upon the same terms and conditions as contained in this Lease, except that (i) the annual Fixed Rent for the Renewal Term (which may include periodic increases) shall be equal to one hundred (100%) percent of the annual fair market rental value of the Premises, determined in the manner set forth in this Article 38 as of the date that is six (6) months prior to the commencement date of the Renewal Term, it being agreed that such annual fair market rental value shall be a “gross rent” (i.e., with Taxes and Expenses (to the extent applicable) being paid on an escalated basis above a base number, which base number for Taxes and Expenses (to the extent applicable) is included in the gross rent) (it being understood that such fair market value shall be based upon Landlord’s then determined rentable square footage of the Premises, which determination shall be made using the same methodology that Landlord is using at that time were it to offer the Premises on the open market to third parties) and (ii) Tenant shall continue to pay additional rent on account of increases in Expenses and Taxes (to the extent applicable) as set forth in Article 4 hereof without any change in Tenant’s Tax Percentage or Tenant’s Expense Percentage with respect to the Premises (subject to the terms of Article 45 hereof and to the leasing by Tenant of any additional space, including the Expansion Space(s) pursuant to Exhibit M-16 attached hereto), it being agreed that the respective base years for Taxes and Expenses (to the extent applicable) during the Renewal Term shall be the respective fiscal and calendar years in which occurs the date that is six (6) months prior to the commencement date of the Renewal Term. For purposes of this Article 38, the fair market rental value of the Premises shall be determined by taking into consideration the following factors (together with the terms of clauses (i) and (ii) above): (a) the fair market rental value for a direct lease of space of similar size and comparable condition in any first-class office building located in a comparable location in midtown Manhattan for a term of ten (10) years and (b) all then relevant factors (which factors are subject in all events to the other express terms of this Article 38), it being agreed that the concessions (if any) determined to be applicable hereunder with respect thereto (e.g., work allowance, free rent and any brokerage commission) shall be those applicable to the leasing of space of similar size for a term of ten (10) years and (to the extent not provided to Tenant or otherwise paid by Landlord hereunder) shall be amortized over such term at the customary rate in the then Manhattan real estate marketplace as reasonably determined by the parties or by the arbitrators, as the case may be.

38.4                        The exercise of the Renewal Option shall only be effective upon, and in strict compliance with, the following terms and conditions:

A.                                    The Renewal Option must be exercised in the manner (and no earlier or later than the date) specifically set forth herein or the Renewal Option shall be deemed waived and all of Tenant’s rights with respect thereto shall wholly cease, terminate and expire. Time shall be of the essence in connection with the exercise of the Renewal Option and the delivery of the Election Notice hereunder. If Tenant shall fail to timely deliver the Election Notice in accordance with the terms of this Article 38, Tenant shall have no further right to renew this Lease pursuant to the terms of this Article 38 and Tenant agrees upon request of Landlord to confirm such non-exercise in writing, but failure to do so by Tenant shall not operate to revive any rights of Tenant under this Article 38.

B.                                    Landlord and Tenant shall seek in good faith to agree as to the amount of the fair market rental value of the Premises, taking into consideration the factors set forth in this Article 38. If Landlord and Tenant shall not agree as to the annual fair market rental value thereof by the date that is six (6) months prior to the final day of the Initial Term, then each of Landlord and Tenant, within twenty (20) days thereafter on a date designated by Landlord, simultaneously shall meet at Landlord’s office in

Manhattan and shall exchange Arbitration Notices, and in such event the annual fair market rental value with respect to the Premises shall be determined by arbitration in a single proceeding with three (3) arbitrators in accordance with the provisions of Article 25 hereof, except that the arbitrators so specified in such Arbitration Notices shall be licensed real estate brokers or appraisers doing business in midtown Manhattan and having not less than fifteen (15) years’ active experience as real estate brokers of office space or appraisers of office buildings and leased office space in midtown Manhattan (subject to the other limitations set forth in Article 25 hereof). In making their determinations, the arbitrators shall (a) determine the annual fair market rental value of the Premises, (b) consider only the criteria set forth in Section 38.3 and follow the directions set forth in this Article 38 and (c) determine the annual fair market rental value with respect to the Premises on a “gross basis” (i.e., with Taxes and Expenses (to the extent applicable) being paid on an escalated basis above a base number, which base number for Taxes and Expenses (to the extent applicable) is included in the gross rent) by selecting either the fair market rental value proposed by Landlord or the fair market rental value proposed by Tenant in their respective Arbitration Notices (i.e., so-called “baseball” arbitration without compromise) based on which rental value they determine is closer to the actual annual fair market rental value of the Premises.

38.5                        The parties hereto acknowledge that the only item to be determined by Landlord and Tenant pursuant to this Article 38 with respect to the Premises (whether by an agreement of the parties or by an arbitration proceeding, as the case may be) shall be the amount of the annual Fixed Rent payable by Tenant with respect to the Premises on a “gross basis.”

38.6                        If on the commencement date of the Renewal Term, the amount of the Fixed Rent payable during the Renewal Term in accordance with the foregoing sections of this Article shall not have been determined, then, pending such determination (which may include an agreement of the parties with respect thereto), Tenant shall pay Fixed Rent equal to the Fixed Rent proposed by Landlord in its Arbitration Notice with respect to the Premises. After the determination of the annual fair market rental value of the Premises (which may include an agreement of the parties with respect thereto), if the Fixed Rent payable by Tenant pursuant to the terms of this Article 38 with respect to the Premises is less than the amount payable by Tenant as set forth above, Landlord shall pay to Tenant (by either, at the sole option of Landlord, providing a credit against the next payment(s) of Rent payable by Tenant hereunder or paying such sum to Tenant within thirty (30) days) any such excess theretofore paid by Tenant without interest. Thereafter, payment shall be made by Tenant in the amount required by the terms of this Article 38.

38.7                        In addition to the Fixed Rent payable by Tenant during the Renewal Term with respect to the Premises determined as herein provided, Tenant shall pay, from and after the commencement date of the Renewal Term, all additional rent and other costs and charges with respect to the Premises as are set forth in this Lease (including additional rent as set forth in Article 4 hereof, subject to the terms of this Article 38).

38.8                        Upon the determination of the Fixed Rent for the Renewal Term, Landlord and Tenant shall promptly execute an agreement reasonably satisfactory to Tenant and Landlord specifying the Fixed Rent and any other terms and conditions with respect to the Premises as may be reasonably requested by Landlord and Tenant in accordance with this Article 38. Failure of either party to execute and deliver such agreement shall not affect in any manner Tenant’s obligation to pay, and/or Landlord’s right to receive, such rent.

38.9                        The terms and provisions set forth in Exhibit M-15 attached hereto are incorporated by reference herein as if set out in full in this Article 38.

38.10                 Any termination, cancellation or surrender of this Lease in its entirety shall terminate any rights of Tenant pursuant to this Article 38. Except as otherwise expressly set forth in this Article 38, all of the terms of this Lease other than Exhibit M-6, the final three (3) sentences of Section 11.1 hereof, the final four (4) sentences of Section 17.1 hereof and Exhibit M-16 attached hereto, shall apply to the Premises during the Renewal Term.

ARTICLE 39

EXPANSION OPTION

39.1                        The terms and provisions set forth in Exhibit M-16 attached hereto are incorporated by reference herein as if set out in full in this Article 39.

ARTICLE 40

AMENITY PREMISES

40.1                        The Amenity Premises shall be used, upon and subject to the other terms of this Lease, solely for (a) general, administrative and executive offices, (b) executive conferences, (c) a pantry(ies), photocopy room(s), information technology room(s), additional toilet rooms and bicycle rack(s) (in each case ancillary or incidental to the Permitted Uses of the Office Space) and (d) subject to Landlord’s approval in its sole and absolute discretion in each instance, any other Ancillary Uses (in each case ancillary or incidental to the Permitted Uses of the Office Space) and for no other purpose. Except as otherwise expressly provided herein, Tenant at its expense shall perform all necessary work in the Amenity Premises required for its use thereof upon and subject to all of the applicable terms hereof. Tenant, at its expense, shall obtain all required permits, licenses and certificates to use the Amenity Premises for the foregoing purposes (although Landlord shall cooperate in connection therewith at Tenant’s expense upon and subject to the applicable terms hereof). Notwithstanding anything herein to the contrary, if (i) the named Tenant herein or its Affiliate, Parent Company, Subsidiary or Successor is the Tenant under this Lease and is actually occupying (i.e., exclusive of any subtenants or other occupants other than any Affiliate, Parent Company or Subsidiary thereof or Permitted Licensees) the entire Premises, (ii) Tenant is not then in default hereunder beyond applicable notice and cure periods and (iii) Tenant shall desire to use all or a portion of the Amenity Premises for retail purposes, Tenant shall deliver notice thereof to Landlord. Unless Landlord in its sole and absolute discretion (or, if a Durst Entity shall no longer own or control Landlord, in its reasonable discretion) disapproves of the same, the parties shall use commercially reasonable efforts to negotiate in good faith the terms and conditions upon which the named Tenant (or its Affiliate, Parent Company, Subsidiary or Successor) shall be permitted to use all or a portion of the Amenity Premises for retail purposes (including any modifications to the applicable financial terms hereof, the services provided by Landlord with respect thereto and any restrictions upon the permitted retail uses) and enter into an amendment to this Lease reflecting the same. The terms of this Article 40 are subject to the terms of Article 45 hereof.

40.2                        Tenant agrees that the value of the Building and the reputation of Landlord will be seriously injured if the Amenity Premises is used for any obscene or pornographic purposes or any sort of commercial sex establishment. Tenant will not bring or permit any obscene or pornographic material into the Amenity Premises. Tenant will not permit any of such uses by any subtenant of any part of the Office Space or any assignee of this Lease. Pornographic material is defined for the purposes of this Section 40.2 as any written, pictorial, videographic or computer driven matter with prurient appeal or any objects or instruments that are primarily concerned with lewd or prurient sexual activity. Obscene material is defined in Penal Law § 235.00.

40.3                        If Tenant otherwise shuts down its operations in the Office Space during the term, Tenant shall keep the Amenity Premises and the windows of the Amenity Premises well-lit and well-appointed and furnished during the term such that Tenant’s business in the Amenity Premises will not appear to the general public to have ceased operating (as distinct from closing its doors outside of business hours).

40.4                        The permitted use of the Amenity Premises shall also comply with the following obligations and restrictions:

A.                                    Tenant shall not conduct or solicit business or distribute advertising, food, beverages or promotional material of any kind in the public portions of the Building or the sidewalks or plazas adjoining the Building. Tenant further agrees not to use or permit to be used the sidewalks or other space anywhere outside of the Amenity Premises for any display, sale or similar undertaking or storage or distribute (or permit to be distributed) handbills or other matter to customers outside the Amenity Premises or for any advertising purposes whatsoever. In no event shall Tenant use the Amenity Premises in a manner that will result in lines of people outside of the Amenity Premises. Nothing in this Lease shall constitute or give Tenant the right to maintain an open front store or open window, or opening in the windows of any kind or variety, through which merchandise or other business may be transacted with persons on the street.

B.                                    Landlord’s prior consent with respect to any alteration in or to the Amenity Premises that is visible from outside of the Building may be withheld in Landlord’s sole and absolute discretion (it being agreed that if a Durst Entity shall no longer own or control Landlord, Landlord’s consent with respect thereto may only be withheld in its reasonable discretion). Notwithstanding the foregoing, if (a) the named Tenant herein or its Affiliate, Parent Company, Subsidiary or Successor is the Tenant under this Lease and is actually occupying (i.e., exclusive of any subtenants or other occupants other than any Affiliate, Parent Company or Subsidiary thereof or Permitted Licensees) substantially all of the Premises and (b) Tenant is not then in default hereunder beyond applicable notice and cure periods, Landlord’s consent shall not be unreasonably withheld or delayed solely if such proposed alteration is similar in nature, content and scope to an existing alteration in or to the Amenity Premises theretofore approved by Landlord.

C.                                    Tenant will not permit the delivery, removal or pickup of merchandise, inventory, goods, machinery, or fixtures through the street entrance of the Amenity Premises at any time. All deliveries, removals and pickups to and from the Office Space shall be made through the loading dock of the Building in accordance with all of the terms of this Lease. Tenant shall insure that all of such deliveries, removals and pickups to and from the Office Space shall be made in accordance with such reasonable requirements as Landlord may impose from time to time. Notwithstanding the foregoing, Tenant may use the street entrance of the Amenity Premises for deliveries (i) solely in connection with the performance of Tenant’s Work (provided that Tenant at its expense shall post one (1) security guard at such street entrance during such deliveries) and/or (ii) of office equipment, furniture, construction materials and other large deliveries to be installed solely in the Ground Floor Space.

40.5                        The parties acknowledge that any safety and security devices, services and programs provided by Landlord, if any, with respect to the Building, while intended to deter crime and ensure safety, may not prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests in the Amenity Premises, and Tenant shall obtain insurance coverage with respect to the Amenity Premises to the extent Tenant desires protection against such criminal acts and other losses. Tenant agrees to reasonably cooperate with any safety or security program developed by Landlord with respect to the Building or required by applicable Legal Requirements.

40.6                        Tenant shall use, occupy, operate and maintain the Amenity Premises throughout the term as a dignified, first-class establishment in a high grade and reputable manner and in a manner which shall not adversely impair the character, appearance or dignity of the Building. Tenant also agrees that all windows of the Amenity Premises shall be maintained and may not be blocked or obstructed by Tenant, except solely to the extent required in connection with an alteration by or on behalf of Tenant in accordance with the terms hereof or as may be required by applicable Legal Requirements.

40.7                        Notwithstanding anything herein to the contrary, Tenant shall not install any sign, poster, lettering, digital display or other item in the Amenity Premises that is visible outside the Amenity Premises that has not been approved in writing by Landlord, which approval shall be granted or denied in Landlord’s sole and absolute discretion. All signs, posters, lettering, digital displays or other items in the Amenity Premises that are visible outside the Amenity Premises shall be professionally designed, prepared and installed (e.g., no handwritten signs or signs pasted to the windows of the Amenity Premises). All signs, posters, lettering, digital displays or other items in the Amenity Premises that are visible outside the Amenity Premises shall be dignified, professional and consonant with and appropriate to the image, tone, tenor and operation of a first-class office building in midtown Manhattan, compatible with the present exterior appearance of the Building and shall be subject to Landlord’s prior written approval, which approval shall be granted or denied in Landlord’s sole and absolute discretion.   Notwithstanding the foregoing, if (a) the named Tenant herein or its Affiliate, Parent Company, Subsidiary or Successor is the Tenant under this Lease and is actually occupying (i.e., exclusive of any subtenants or other occupants other than any Affiliate, Parent Company or Subsidiary thereof or Permitted Licensees) substantially all of the Premises and (b) Tenant is not then in default hereunder beyond applicable notice and cure periods, such approval shall not be required with respect to the updating of video content shown on any digital display that is visible outside the Amenity Premises so long as such content is dignified, professional and consonant with and appropriate to the image, tone, tenor and operation of a first-class office building in midtown Manhattan (or if a Durst Entity shall no longer own or control Landlord, so long as such content is then permitted on broadcast television pursuant to applicable Legal Requirements), it being agreed that if Landlord receives any complaint from any third party (or Landlord in good faith determines) that any such content violates the foregoing applicable standard, Tenant shall remove such content from such display immediately after notice from Landlord (which may be oral) and shall not thereafter use such content in any such display. Any violation by Tenant of this Section 40.7 shall entitle Landlord to commence an action for injunctive relief and Landlord shall be entitled to recover its reasonable attorneys’ fees, costs and expenses in connection therewith. Landlord’s maintenance of an action for injunctive relief and/or specific performance shall not deprive Landlord of its right to commence a proceeding against Tenant by reason of Tenant’s breach of a material obligation of this Lease.

40.8                        With respect to the Amenity Premises, Tenant shall throughout the term at Tenant’s expense:

A.                                    Maintain the Amenity Premises (including the Amenity Premises Storefront) in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests (it being agreed that Landlord at its expense shall maintain the sidewalks adjacent to the Amenity Premises and remove any snow thereon as and when necessary to keep the same in a safe condition). Tenant shall employ an exterminator reasonably satisfactory to Landlord on a regular basis and take whatever precautions that Landlord deems necessary to prevent any insects, rodents, vermin and other pests from entering the Amenity Premises or permeating into other parts of the Building.

B.                                    Cause the interior and exterior surfaces of all glass in the perimeter of the Amenity Premises to be thoroughly cleaned at least once per week. Any glass doors to the Amenity Premises shall be cleaned daily by Tenant. The Amenity Premises Storefront shall, at Tenant’s expense, be kept clean (and, in any event, cleaned at least six (6) times per year), properly maintained by Tenant and in good order and repair throughout the term. Tenant shall replace all plate glass and other glass damaged or broken (including so-called “bulls-eye” fractures) from any cause whatsoever in and about the Amenity Premises with glass of the same kind and quality (and as may be necessary in connection therewith, the frames for such glass), other than on account of the negligence or willful misconduct of Landlord and/or its agents and/or employees. Tenant shall keep all glass in the Amenity Premises and in the perimeter walls thereof, the frames for such glass, and any lettering and ornamentation on such glass insured against damages (including temporary repairs) for the benefit of Landlord and Tenant at Tenant’s expense.

40.9                        Supplementing the terms of Section 40.8 hereof, Landlord at Tenant’s expense equal to Landlord’s then charge therefor shall provide cleaning services to the Amenity Premises (including any additional toilet room(s) installed by Tenant therein) on business days, it being agreed that (x) the parties shall agree in good faith following the date hereof upon the cleaning specifications for such cleaning services and (y) the terms and provisions set forth in Exhibit M-17 attached hereto shall be applicable to such cleaning services. Landlord shall also remove all wet garbage generated in the Amenity Premises at Tenant’s expense equal to Landlord’s then charge therefor. Tenant agrees that all wet garbage generated in the Amenity Premises shall be disposed of solely in a limited number of designated receptacles kept in the Amenity Premises. Tenant at its expense shall be responsible for all other cleaning with respect to the Amenity Premises not performed by Landlord, which cleaning shall be performed to the reasonable satisfaction of Landlord.

40.10                 Tenant shall pay for all gas, oil, steam, water and other utilities (other than electricity, which is covered by the terms of Article 7 hereof) and telecommunications services used or consumed in or upon the Amenity Premises. Tenant shall arrange directly with the public utility company or other company servicing the area in which the Building is located for all of such utilities with respect to the Amenity Premises. Tenant shall pay for the installation and cost, on a direct meter basis, of all required utility meters for the Amenity Premises and Tenant shall be responsible for the payment of all deposits or similar charges required to be paid in connection therewith. Tenant at its expense is solely responsible for the furnishing of heating, ventilation and air conditioning to the Amenity Premises, and Landlord shall have no responsibility therefor. Tenant’s installation of any heating, ventilation and air conditioning system shall be subject to all applicable terms of this Lease. All electricity used in connection with the operation thereof shall be provided in accordance with, and subject to the terms of, Article 7 of this Lease. In addition, Landlord shall furnish through the condenser water risers located on the ground floor, second floor or cellar level of the Building, if required by Tenant, up to eighteen (18) tons of condenser water for Tenant’s Supplemental Air-Conditioning System(s) with respect to the Amenity Premises in accordance with the terms of Section 6.6 hereof, provided that (x) Tenant shall deliver a Condenser Water Notice to Landlord within three hundred sixty-five (365) days following the date hereof setting forth how many of such tons Tenant desires to have reserved for its use in the Amenity Premises and (y) the charge therefor shall be equal to the rate set forth in clause (e) of Exhibit M-5 attached hereto, which charge is subject to increase after the date of this Lease by the same percentage that the condenser water charge in Section 6.6B hereof shall be increased. Tenant at its expense in accordance with, and subject to, the applicable provisions of this Lease (including Article 13 hereof) may install one (1) non-commercial Energy Star dishwasher in the Amenity Premises.

40.11                 Notwithstanding the foregoing, Landlord shall furnish heating hot water for Tenant’s hot water heaters serving the Amenity Premises through Landlord’s distribution facilities. Tenant shall pay for all such heating hot water at the Heating Rate. The term “Heating Rate” shall mean the rates, from time to time, at which owners of first-class large commercial buildings commonly purchase thermal energy from the public utility or any other entity supplying thermal service thereto (currently Con Ed SC2 Rate I), including any discounts, surcharges or charges incurred by such owners, and utility taxes, sales taxes and other taxes payable by or imposed upon such owners in connection therewith, and increase(s) thereof by reason of fuel adjustment or any substitutions for such thermal rates, together with any distribution costs with respect thereto if stated separately. Landlord shall have the capacity to furnish heating hot water to support a demand of 120,000 BTUs with respect to the Amenity Premises. No later than the date that Tenant has substantially completed Tenant’s Work, Tenant shall give a notice (a “BTU Water Notice”) to Landlord setting forth the number of such BTUs that Tenant shall require to have reserved for its use in the Amenity Premises. If Tenant elects to reserve heating hot water for its use in the Amenity Premises as set forth above and Tenant thereafter requires more BTUs than it elected to reserve for its use pursuant to the BTU Water Notice with respect to the Amenity Premises, and provided such additional BTUs are then available in Landlord’s reasonable discretion, taking into account the future needs of existing and future occupants of space in the Building (whether or not such space is then vacant) as well as Landlord’s existing and future needs in the operation of the Building, Landlord agrees that it will make such additional BTUs available to Tenant. Provided that Tenant shall have timely given the BTU Water Notice with respect to the Amenity Premises to Landlord, Landlord shall furnish heating hot water to the Amenity Premises on a twenty-four (24) hours per day, three hundred sixty-five (365) days per year basis. In connection therewith, (a) such hot water temperature shall be reset from a minimum of 130 degrees Fahrenheit and shall not be more than 180 degrees Fahrenheit when the ambient temperature is 5 degrees Fahrenheit, (b) such heating hot water shall be supplied at a minimum of 10 gallons per minute per therm (100,000 BTU) at twenty (20) degrees delta temperature and (c) Tenant at its expense shall select heating equipment accordingly. Landlord shall furnish a meter (the “Heat Meter”) to accurately measure the thermal energy delivered to the Amenity Premises from the heating hot water system. The Heat Meter shall be comprised of two matched temperature sensors, and an insertion flow, inline flow and magnetic flow (or ultrasonic flow meter). The Heat Meter shall be connected to Landlord’s metering system and Tenant shall pay monthly to Landlord (without any mark-up), as additional rent, such amounts (which shall be computed using the Heating Rate), paid by Landlord as may be billed by Landlord to Tenant therefor on the basis of Tenant’s consumption of thermal energy in the Amenity Premises.

40.12                 Landlord shall not be obligated to furnish any services to the Amenity Premises except as otherwise expressly provided herein.

40.13                 Tenant shall in no event be permitted to install a canopy on the exterior of the Amenity Premises.

40.14                 In connection with any work, alterations, or repairs performed by Landlord, Landlord shall have the right to erect and maintain sidewalk bridges and/or scaffolding on or about the Amenity Premises and/or the Building and Landlord shall not be liable for any damage Tenant may sustain thereby nor shall (a) Tenant be entitled to any compensation therefor nor abatement or diminution of rent (except as otherwise expressly provided herein) or (b) the same release Tenant from its obligations under this Lease, or constitute an eviction. Whenever Landlord installs a sidewalk bridge and/or scaffolding in front of the Amenity Premises, (i) Landlord shall use commercially reasonable efforts to otherwise erect the sidewalk bridge and/or scaffolding in order to avoid a material adverse effect upon the visibility of the exterior of the Amenity Premises and (ii) Landlord shall, upon and subject to applicable Legal Requirements, install at Tenant’s expense, signage setting forth the name of Tenant immediately beneath such sidewalk bridge and/or scaffolding (as the case may be), it being agreed that the size, style and other features and components thereof shall be reasonably designated by Landlord. Landlord agrees to use commercially reasonable efforts (subject to force majeure and delays by Tenant and/or its agents, contractors and/or employees) to complete in a timely manner any work performed by Landlord that involves the installation of sidewalk bridge and/or scaffolding in front of the Amenity Premises.

40.15                 Landlord shall not permit any use of the outdoor plaza immediately adjacent to the Amenity Premises for an open-air café.  Notwithstanding the foregoing or anything herein to the contrary, Landlord’s consent to Tenant’s use at its expense of such portion of the plaza as an open-air café shall not be unreasonably withheld or delayed, provided that (a) Tenant shall at all times be in occupancy of the entire Amenity Premises, (b) Tenant at its expense shall comply with all applicable Legal Requirements in connection therewith, including the obtaining and maintaining of all required permits (it being agreed that Landlord shall cooperate in connection therewith at Tenant’s expense upon and subject to the applicable terms hereof), (c) Landlord shall approve Tenant’s plans therefor in Landlord’s sole and absolute discretion and (d) Tenant shall comply with all applicable terms of this Lease (including Sections 13.3, 40.8A and 40.10 hereof) and any additional requirements reasonably imposed by Landlord in connection therewith.

40.16                 Tenant agrees that any breach by Tenant of this Article 40 will materially injure Landlord, which intends to rent space in the Building to other tenants and does not wish to have other tenants of the Building disturbed, annoyed or inconvenienced. Tenant acknowledges that Landlord’s damages resulting from any breach of the provisions of this Article 40 are difficult, if not impossible, to ascertain and concedes that, among other remedies for such breach permitted by applicable Legal Requirements or the provisions of this Lease, Landlord shall be entitled to enjoin Tenant from any violation of such provisions.

ARTICLE 41

EXTERIOR SIGNAGE

41.1                        Subject to the terms of this Article 41, Tenant shall have the right, so long as the same is legally permitted, to have Landlord at Tenant’s expense erect and maintain one (1) or more signs (with the word “T2” or the Other Name thereon) of a size, color, material and other features and components designated by Tenant and acceptable to Landlord (collectively, the “Exterior Signage”), in locations designated by Tenant and acceptable to Landlord on (a) the louver adjacent to the Private Entrance, (b) the exterior western wall adjacent to the Private Entrance and (c) the north and south facing stone spandrels of the façade above the Setbacks. A rendering of such currently contemplated signage package acceptable to Tenant and Landlord is set forth on Exhibit H attached hereto. Tenant at its expense shall be responsible for the design and creation of the Exterior Signage.

41.2                        Landlord shall use commercially reasonable efforts to install the Exterior Signage (at Tenant’s expense) within thirty (30) days after Landlord’s receipt thereof from Tenant, but no sooner than thirty (30) days prior to the date that Tenant commences the conduct of its business in the Premises (subject to force majeure and delays by Tenant and/or its agents, contractors and/or employees). Notwithstanding the foregoing, at Landlord’s option, Tenant at its expense shall install the Exterior Signage upon and subject to the terms hereof. Landlord shall maintain, repair, clean, polish (if applicable) and (when necessary) replace or restore the Exterior Signage (all at Tenant’s expense). Tenant at its expense shall at all times comply with all present and future Legal Requirements applicable to the Exterior Signage. Any governmental approvals, permits or licenses required in connection with the Exterior Signage shall be obtained and maintained by Tenant, at Tenant’s expense, and without cost or liability to Landlord. Landlord has made no representations or warranties, written or oral, with respect to whether all governmental approvals, permits or licenses that may be required in connection therewith may be obtained, but Landlord shall reasonably cooperate with Tenant, at the expense of Tenant, in connection with the obtaining and maintaining by Tenant thereof in accordance with the terms of Section 5.4 hereof.

Landlord shall have no liability or damages to Tenant if Tenant is unable for any reason to obtain or maintain such approvals, permits or licenses. Tenant shall be responsible for all charges imposed by Landlord in connection with removing the Exterior Signage on or prior to expiration or earlier termination of this Lease and the cost, if any, of restoring the damage caused by, or resulting from, the removal of the Exterior Signage from the walls of the Building.

41.3                        In the event Landlord shall deem it necessary for any reason to temporarily remove and/or replace the Exterior Signage in order to make any repairs upon the Building, Landlord at its expense shall have the right to do so for such time as is reasonably necessary under the circumstances to complete such work. Landlord shall use commercially reasonable efforts to promptly perform such repairs upon the Building so as to minimize the length of time that the Exterior Signage shall be so removed (subject to force majeure and delays by Tenant and/or its agents, contractors and/or employees).

41.4                        The terms of this Article 41 are subject to the terms of Section 42.8 hereof and shall only be applicable for so long as (i) the named Tenant herein or its Affiliate, Parent Company, Subsidiary or Successor is the Tenant under this Lease and is actually occupying (i.e., exclusive of any subtenants or other occupants other than any Affiliate, Parent Company or Subsidiary thereof or Permitted Licensees) the entire Premises, and (ii) Tenant is not in default under this Lease beyond applicable notice and cure periods. If clause (i) and/or clause (ii) shall not be satisfied at any time, Landlord, at Tenant’s expense, may remove the Exterior Signage.

41.5                        No Exterior Signage shall be detrimental to the reputation or image of the Building as a first-class multi-tenanted office building as determined by Landlord in its reasonable judgment. No Exterior Signage shall limit the rights of Landlord to grant exterior signage to any other tenant or occupant of the Building and third parties (including Landlord or its affiliates or any managing or leasing agent of the Building or occupants of retail space at the Building). Landlord acknowledges that solely for purposes of the Exterior Signage, Tenant shall, subject to the other terms of this Article 41, be allocated one hundred fifty (150) square feet of the exterior signage space on the northern side of the Building permitted by applicable Legal Requirements (including any interior signage that may be counted toward such allotment).

41.6                        In the event that Tenant desires to substitute any permitted sign installed for the named Tenant herein or its Affiliate, Parent Company, Subsidiary or Successor as permitted hereunder, (a) Tenant shall give notice thereof to Landlord and (b) provided that the Other Name satisfies the requirements set forth herein and the other applicable terms of this Article 41 are fully satisfied, Landlord at Tenant’s expense shall promptly replace the existing signage with the Other Name in each of the locations in which Tenant theretofore had a sign hereunder.

ARTICLE 42

PRIVATE ENTRANCE

42.1                        The Private Entrance shall be used, upon and subject to the other terms of this Lease, solely for access by Tenant and its employees, agents, subtenants, occupants, guests and invitees to the Premises and for no other purpose, it being agreed that (a) no other tenant, subtenant, occupant or its employees, invitees or guests shall be permitted to use the Private Entrance to enter or leave the Building, (b) no assignee of this Lease or subtenant of all or any portion of the Office Space may use the Private Entrance for any other purpose and (c) Tenant and its employees, agents, subtenants, occupants, guests and invitees may use the Building lobby on the Avenue of the Americas side of the Building for access to the Building. Tenant acknowledges that the Private Entrance shall at all times be the primary means of access to the Premises. Except as otherwise expressly provided herein, Tenant at its expense shall perform all necessary work in the Private Entrance required for its use thereof upon and subject to all of the applicable terms hereof. Tenant, at its expense, shall obtain all required permits, licenses and certificates to use the Private Entrance for the foregoing purpose(s) (although Landlord shall cooperate in connection therewith at Tenant’s expense upon and subject to the applicable terms hereof).

42.2                        Tenant agrees that the value of the Building and the reputation of Landlord will be seriously injured if the Private Entrance is used for any obscene or pornographic purposes or any sort of commercial sex establishment. Tenant will not bring or permit any obscene or pornographic material into the Private Entrance. Tenant will not permit any of such uses by any subtenant of any part of the Office Space or any assignee of this Lease. Pornographic material is defined for the purposes of this Section 42.2 as any written, pictorial, videographic or computer driven matter with prurient appeal or any objects or instruments that are primarily concerned with lewd or prurient sexual activity. Obscene material is defined in Penal Law § 235.00.

42.3                        If Tenant otherwise shuts down its operations in the Office Space during the term, Tenant shall keep the Private Entrance and the windows of the Private Entrance well-lit and well-appointed and furnished during the term such that Tenant’s business in the Private Entrance will not appear to the general public to have ceased operating (as distinct from closing its doors outside of business hours).

42.4                        The permitted use of the Private Entrance shall also comply with the following obligations and restrictions:

A.                                    Tenant shall not conduct or solicit business or distribute advertising, food, beverages or promotional material of any kind in the public portions of the Building or the sidewalks or plazas adjoining the Building. Tenant further agrees not to use or permit to be used the sidewalks or other space anywhere outside of the Private Entrance for any display, sale or similar undertaking or storage or distribute (or permit to be distributed) handbills or other matter to customers outside the Private Entrance or for any advertising purposes whatsoever. In no event shall Tenant use the Private Entrance in a manner that will result in lines of people outside of the Private Entrance. Nothing in this Lease shall constitute or give Tenant the right to maintain an open front store or open window, or opening in the windows of any kind or variety, through which merchandise or other business may be transacted with persons on the street.

B.                                    Landlord’s prior consent with respect to any alteration in or to the Private Entrance that is visible from outside of the Building may be withheld in Landlord’s sole and absolute discretion (it being agreed that if a Durst Entity shall no longer own or control Landlord, Landlord’s consent with respect thereto may only be withheld in its reasonable discretion). Notwithstanding the foregoing, if (a) the named Tenant herein or its Affiliate, Parent Company, Subsidiary or Successor is the Tenant under this Lease and is actually occupying (i.e., exclusive of any subtenants or other occupants other than any Affiliate, Parent Company or Subsidiary thereof or Permitted Licensees) substantially all of the Premises and (b) Tenant is not then in default hereunder beyond applicable notice and cure periods, Landlord’s consent shall not be unreasonably withheld or delayed solely if such proposed alteration is similar in nature, content and scope to an existing alteration in or to the Private Entrance theretofore approved by Landlord.

C.                                    Tenant will not permit the delivery, removal or pickup of merchandise, inventory, goods, machinery, or fixtures through the street entrance of the Private Entrance at any time. All deliveries, removals and pickups to and from the Office Space shall be made through the loading dock of the Building in accordance with all of the terms of this Lease. Tenant shall insure that all of such deliveries, removals and pickups to and from the Office Space shall be made in accordance with such reasonable requirements as Landlord may impose from time to time. Notwithstanding the foregoing, food or other small deliveries (by hand delivery only, no carts) may be made through the street entrance of the Private Entrance at any time. Notwithstanding the foregoing, Tenant may use the street entrance of the Private Entrance for deliveries (i) solely in connection with the performance of Tenant’s Work (provided that Tenant at its expense shall post one (1) security guard at such street entrance during such deliveries) and/or (ii) of office equipment, furniture, construction materials and other large deliveries to be installed solely in the Ground Floor Space.

42.5                        The parties acknowledge that any safety and security devices, services and programs provided by Landlord, if any, with respect to the Building, while intended to deter crime and ensure safety, may not prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests in the Private Entrance, and Tenant shall obtain insurance coverage with respect to the Private Entrance to the extent Tenant desires protection against such criminal acts and other losses. Tenant agrees to reasonably cooperate with any safety or security program developed by Landlord with respect to the Building or required by applicable Legal Requirements.

42.6                        Tenant shall install a reception desk(s) (collectively, the “Private Entrance Reception Desk”) in the Private Entrance as part of Tenant’s Work. Landlord shall provide electricity to the Private Entrance Reception Desk on a submetering basis in accordance with the terms of Article 7 of this Lease. Tenant at its expense may connect the Private Entrance Reception Desk to the telephone and data systems of the Office Space, and Landlord shall permit Tenant to connect into a telephone/data closet near the Private Entrance Reception Desk, upon and subject to the applicable terms of this Lease. Tenant at its expense shall maintain sufficient coverage (i.e., at least two (2) individuals at all times during business hours and at least one (1) individual at all other times, plus, in each case, sufficient relief staff so that the Private Entrance Reception Desk is constantly staffed with at least two (2) individuals during business hours and at least one (1) individual at all other times) at the Private Entrance Reception Desk at all times. Tenant shall be responsible for training all such individuals and ensuring that same are qualified to perform their responsibilities and to operate the equipment located at the Private Entrance Reception Desk, and Tenant shall provide to Landlord reasonable evidence that it has fulfilled such responsibilities within ten (10) days after written request therefor from time to time during the term of this Lease. Tenant as part of Tenant’s Work shall install (and subsequently maintain) a security system with respect to the Private Entrance designated by Tenant and reasonably approved by Landlord, including a remote monitor of the Private Entrance, it being agreed that (a) any such security system provided by Tenant (and all security procedures adopted by Tenant) shall be subject to any security guidelines adopted by Landlord from time to time for the Building, (b) any such system is capable of being read by (and is compatible with) Landlord’s Building-wide security system, (c) such system shall be tied into the Building’s security and fire alarm systems by Landlord at Tenant’s expense, (d) such system will not decrease the security standards of the Building below the levels maintained by Landlord with respect thereto, (e) Tenant at its expense shall be obligated to employ the security system vendor designated by Landlord in connection with Tenant’s installation and programming of (and any modifications by Tenant to) such security system, provided that Tenant shall not be obligated to pay amounts in excess of competitive market rates for such services, (f) such security system shall be installed and maintained by Tenant at its expense, including any charges for any ongoing monitoring services provided by the applicable vendor and (g) Tenant acknowledges that Landlord shall not be providing any security with respect to the Private Entrance. Tenant may also hire its own unarmed security personnel to provide security in the Private Entrance upon and subject to the other terms of this Lease.

42.7                        Tenant shall use, occupy, operate and maintain the Private Entrance throughout the term as a dignified, first-class establishment in a high grade and reputable manner and in a manner which shall not adversely impair the character, appearance or dignity of the Building. Tenant also agrees that all windows of the Private Entrance shall be maintained and may not be blocked or obstructed, except solely to the extent required in connection with an alteration by or on behalf of Tenant in accordance with the terms hereof or as may be required by applicable Legal Requirements.

42.8                        Notwithstanding anything herein to the contrary, Tenant shall not install any sign, poster, lettering, digital display or other item in the Private Entrance that is visible outside the Private Entrance that has not been approved in writing by Landlord, which approval shall be granted or denied in Landlord’s sole and absolute discretion. All signs, posters, lettering, digital displays or other items in the Private Entrance that are visible outside the Private Entrance shall be professionally designed, prepared and installed (e.g., no handwritten signs or signs pasted to the windows of the Private Entrance). All signs, posters, lettering, digital displays or other items in the Private Entrance that are visible outside the Private Entrance shall be dignified, professional and consonant with and appropriate to the image, tone, tenor and operation of a first-class office building in midtown Manhattan, compatible with the present exterior appearance of the Building and shall be subject to Landlord’s prior written approval, which approval shall be granted or denied in Landlord’s sole and absolute discretion.  Notwithstanding the foregoing, if (a) the named Tenant herein or its Affiliate, Parent Company, Subsidiary or Successor is the Tenant under this Lease and is actually occupying (i.e., exclusive of any subtenants or other occupants other than any Affiliate, Parent Company or Subsidiary thereof or Permitted Licensees) substantially all of the Premises and (b) Tenant is not then in default hereunder beyond applicable notice and cure periods, such approval shall not be required with respect to the updating of video content shown on any digital display that is visible outside the Private Entrance so long as such content is dignified, professional and consonant with and appropriate to the image, tone, tenor and operation of a first-class office building in midtown Manhattan (or if a Durst Entity shall no longer own or control Landlord, so long as such content is then permitted on broadcast television pursuant to applicable Legal Requirements), it being agreed that if Landlord receives any complaint from any third party (or Landlord in good faith determines) that any such content violates the foregoing applicable standard, Tenant shall remove such content from such display immediately after notice from Landlord (which may be oral) and shall not thereafter use such content in any such display. Any violation by Tenant of this Section 42.8 shall entitle Landlord to commence an action for injunctive relief and Landlord shall be entitled to recover its reasonable attorneys’ fees, costs and expenses in connection therewith. Landlord’s maintenance of an action for injunctive relief and/or specific performance shall not deprive Landlord of its right to commence a proceeding against Tenant by reason of Tenant’s breach of a material obligation of this Lease.

42.9                        With respect to the Private Entrance, Tenant shall throughout the term at Tenant’s expense:

A.                                    Maintain the Private Entrance (including the Private Entrance Storefront) in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests (it being agreed that Landlord at its expense shall maintain the sidewalks adjacent to the Private Entrance and remove any snow thereon as and when necessary to keep the same in a safe condition). Tenant shall employ an exterminator reasonably satisfactory to Landlord on a regular basis and take whatever precautions that Landlord deems necessary to prevent any insects, rodents, vermin and other pests from entering the Private Entrance or permeating into other parts of the Building

B.                                    Cause the interior and exterior surfaces of all glass in the perimeter of the Private Entrance to be thoroughly cleaned at least once per week. Any glass doors to the Private Entrance shall be cleaned daily by Tenant. The Private Entrance Storefront shall, at Tenant’s expense, be kept clean (and, in any event, cleaned at least six (6) times per year), properly maintained by Tenant and in good order and repair throughout the term. Tenant shall replace all plate glass and other glass damaged or broken (including so-called “bulls-eye” fractures) from any cause whatsoever in and about the Private Entrance with glass of the same kind and quality (and as may be necessary in connection therewith, the frames for such glass), other than on account of the negligence or willful misconduct of Landlord and/or its agents and/or employees. Tenant shall keep all glass in the Private Entrance and in the perimeter walls thereof, the frames for such glass, and any lettering and ornamentation on such glass insured against damages (including temporary repairs) for the benefit of Landlord and Tenant at Tenant’s expense.

42.10                 Supplementing the terms of Section 42.9 hereof, Landlord at Tenant’s expense equal to Landlord’s then charge therefor shall provide cleaning services to the Private Entrance (including any additional toilet room(s) installed by Tenant therein) on business days, it being agreed that the parties shall agree in good faith following the date hereof upon the cleaning specifications for such cleaning services. Landlord shall also remove all wet garbage generated in the Private Entrance at Tenant’s expense equal to Landlord’s then charge therefor. Tenant agrees that all wet garbage generated in the Private Entrance shall be disposed of solely in a limited number of designated receptacles kept in the Private Entrance. Tenant at its expense shall be responsible for all other cleaning with respect to the Private Entrance not performed by Landlord, which cleaning shall be performed to the reasonable satisfaction of Landlord.

42.11                 Tenant shall pay for all gas, oil, steam, water and other utilities (other than electricity, which is covered by the terms of Article 7 hereof) and telecommunications services used or consumed in or upon the Private Entrance. Tenant shall arrange directly with the public utility company or other company servicing the area in which the Building is located for all of such utilities with respect to the Private Entrance. Tenant shall pay for the installation and cost, on a direct meter basis, of all required utility meters for the Private Entrance and Tenant shall be responsible for the payment of all deposits or similar charges required to be paid in connection therewith. Tenant at its expense is solely responsible for the furnishing of heating, ventilation and air conditioning to the Private Entrance, and Landlord shall have no responsibility therefor. Tenant’s installation of any heating, ventilation and air conditioning system shall be subject to all applicable terms of this Lease. All electricity used in connection with the operation thereof shall be provided in accordance with, and subject to the terms of, Article 7 of this Lease. In addition, Landlord shall furnish through the condenser water risers located on the ground floor, second floor or cellar level of the Building, if required by Tenant, up to twelve (12) tons of condenser water for Tenant’s Supplemental Air-Conditioning System(s) with respect to the Private Entrance in accordance with the terms of Section 6.6 hereof, provided that (x) Tenant shall deliver a Condenser Water Notice to Landlord within three hundred sixty-five (365) days following the date hereof setting forth how many of such tons Tenant desires to have reserved for its use in the Private Entrance and (y) the charge therefor shall be equal to the rate set forth in clause (e) of Exhibit M-5 attached hereto, which charge is subject to increase after the date of this Lease by the same percentage that the condenser water charge in Section 6.6B hereof shall be increased. Supplementing the foregoing, Tenant may use the existing capped/metered supply and return outlet located on the cellar level adjacent to the gas meter room to obtain hot water at Tenant’s expense.

42.12                 Notwithstanding the foregoing, Landlord shall furnish heating hot water for Tenant’s hot water heaters serving the Private Entrance through Landlord’s distribution facilities. Tenant shall pay for all such heating hot water at the Heating Rate. Landlord shall have the capacity to furnish heating hot water to support a demand of 80,000 BTUs with respect to the Private Entrance. No later than the date that Tenant has substantially completed Tenant’s Work, Tenant shall give a BTU Water Notice to Landlord setting forth the number of such BTUs that Tenant shall require to have reserved for its use in the Private Entrance. If Tenant elects to reserve heating hot water for its use in the Private Entrance as set forth above and Tenant thereafter requires more BTUs than it elected to reserve for its use pursuant to the BTU Water Notice with respect to the Private Entrance, and provided such additional BTUs are then available in Landlord’s reasonable discretion, taking into account the future needs of existing and future occupants of space in the Building (whether or not such space is then vacant) as well as Landlord’s existing and future needs in the operation of the Building, Landlord agrees that it will make such additional BTUs available to Tenant. Provided that Tenant shall have timely given the BTU Water Notice with respect to the Private Entrance to Landlord, Landlord shall furnish heating hot water to the Private Entrance on a twenty-four (24) hours per day, three hundred sixty-five (365) days per year basis. In connection therewith, (a) such hot water temperature shall be reset from a minimum of 130 degrees Fahrenheit and shall not be more than 180 degrees Fahrenheit when the ambient temperature is 5 degrees Fahrenheit, (b) such heating hot water shall be supplied at a minimum of 10 gallons per minute per therm (100,000 BTU) at twenty (20) degrees delta temperature and (c) Tenant at its expense shall select heating equipment accordingly. Landlord shall furnish a Heat Meter to accurately measure the thermal energy delivered to the Private Entrance from the heating hot water system, it being agreed that the same Heat Meter may be used to measure the thermal energy delivered to both the Amenity Premises and the Private Entrance. The Heat Meter shall be comprised of two matched temperature sensors, and an insertion flow, inline flow and magnetic flow (or ultrasonic flow meter). The Heat Meter shall be connected to Landlord’s metering system and Tenant shall pay monthly to Landlord (without any mark-up), as additional rent, such amounts (which shall be computed using the Heating Rate), paid by Landlord as may be billed by Landlord to Tenant therefor on the basis of Tenant’s consumption of thermal energy in the Private Entrance.

42.13                 Landlord shall not be obligated to furnish any services to the Private Entrance except as otherwise expressly provided herein.

42.14                 Subject to applicable Legal Requirements, the terms of Section 13.3 hereof and Landlord’s prior approval in its sole and absolute discretion, provided that the named Tenant herein or its Affiliate, Parent Company, Subsidiary or Successor is the Tenant under this Lease and is actually occupying (i.e., exclusive of any subtenants or other occupants other than any Affiliate, Parent Company or Subsidiary thereof or Permitted Licensees) the entire Premises, Tenant may install a canopy on the exterior of the Private Entrance.

42.15                 In connection with any work, alterations, or repairs performed by Landlord, Landlord shall have the right to erect and maintain sidewalk bridges and/or scaffolding on or about the Private Entrance and/or the Building and Landlord shall not be liable for any damage Tenant may sustain thereby nor shall (a) Tenant be entitled to any compensation therefor nor abatement or diminution of rent (except as otherwise expressly provided herein) or (b) the same release Tenant from its obligations under this Lease, or constitute an eviction. Whenever Landlord installs a sidewalk bridge and/or scaffolding in front of the Private Entrance, (i) Landlord shall use commercially reasonable efforts to otherwise erect the sidewalk bridge and/or scaffolding in order to avoid a material adverse effect upon the visibility of the exterior of the Private Entrance and (ii) Landlord shall, upon and subject to applicable Legal Requirements, install at Tenant’s expense, signage setting forth the name of Tenant immediately beneath such sidewalk bridge and/or scaffolding (as the case may be), it being agreed that the size, style and other features and components thereof shall be reasonably designated by Landlord. Landlord agrees to use commercially reasonable efforts (subject to force majeure and delays by Tenant and/or its agents, contractors and/or employees) to complete in a timely manner any work performed by Landlord that involves the installation of sidewalk bridge and/or scaffolding in front of the Private Entrance.

42.16                 Tenant agrees that any breach by Tenant of this Article 42 will materially injure Landlord, which intends to rent space in the Building to other tenants and does not wish to have other tenants of the Building disturbed, annoyed or inconvenienced. Tenant acknowledges that Landlord’s damages resulting from any breach of the provisions of this Article 42 are difficult, if not impossible, to ascertain and concedes that, among other remedies for such breach permitted by applicable Legal Requirements or the provisions of this Lease, Landlord shall be entitled to enjoin Tenant from any violation of such provisions.

ARTICLE 43

BUILDING EMERGENCY GENERATOR

43.1                        Tenant has been advised by Landlord that Landlord is installing at its expense one (1) emergency generator (together with all associated infrastructure, collectively, the “Building Emergency Generator”) on the twelfth (12th) floor setback of the Building. Landlord shall maintain, repair and replace the Building Emergency Generator as required in Landlord’s sole and absolute discretion.

43.2                        Tenant hereby advises Landlord that Tenant wishes to have allocated for Tenant’s sole use zero (0) kilowatts of the capacity of the Building Emergency Generator (the “Initial Desired Capacity;” the Initial Desired Capacity, as such amount may be increased by Tenant from time to time pursuant to the terms of this Article 43, shall be referred to herein as the “Desired Capacity”). Landlord at Tenant’s expense, upon and subject to all applicable Legal Requirements, shall install and maintain a dedicated feed from the twelfth (12th) floor setback of the Building to a location(s) in the Office Space reasonably approved by Landlord. If Tenant from time to time elects to increase the Desired Capacity, Tenant shall deliver notice thereof to Landlord with respect thereto, which notice shall state the requested increase of the Desired Capacity. If such capacity is then available in Landlord’s reasonable discretion, taking into account the future needs of existing and future occupants of space in the Building (whether or not such space is then vacant) as well as Landlord’s existing and future needs in the operation of the Building, then Landlord shall make such capacity available solely to Tenant upon and subject to the applicable terms of this Article 43. Landlord shall not be obligated to reserve for Tenant any capacity of the Building Emergency Generator, it being agreed that (a) any capacity which Landlord is reserving for the future needs of existing and future occupants of space in the Building (whether or not such space is then vacant) as well as Landlord’s existing and future needs in the operation of the Building shall not be deemed to be available, (b) Landlord shall have no liability to Tenant if sufficient capacity for Tenant shall not be available and (c) any such available capacity shall be allocated by Landlord to tenants and occupants of the Building on a “first come, first served” (i.e., non-discriminatory) basis.  Any required short-circuit and/or coordination studies required in connection with Tenant’s use of the Building Emergency Generator shall be performed by Tenant at its expense.

43.3                        On the date (the “Building Emergency Generator Date”) that Landlord shall make the Desired Capacity available to Tenant by the delivery of notice to Tenant, the Desired Capacity shall be purchased by Tenant from Landlord at a one-time charge of $1,650 per kilowatt (it being agreed that the charge of $1,650 per kilowatt may be increased by Landlord from time to time following the date hereof), which amount shall be payable by Tenant to Landlord as additional rent within thirty (30) days after demand. Tenant shall also be responsible from and after the Building Emergency Generator Date for Tenant’s proportionate share (as reasonably determined by Landlord from time to time and equal to a fraction, the numerator of which is the Desired Capacity from time to time and the denominator of which is the total capacity of the Building Emergency Generator that has been allocated by Landlord for the use of tenants in the Building from time to time) of (x) all maintenance and repair costs incurred by Landlord in connection with the Building Emergency Generator and (y) all fuel costs incurred by Landlord in connection therewith, which amounts shall be payable by Tenant to Landlord as additional rent within thirty (30) days after demand, which demand shall be accompanied by reasonable supporting documentation so that Tenant shall be able to verify the amount of such costs. Notwithstanding anything herein to the contrary, (1) Landlord shall have no obligation hereunder to provide any electricity to the Building, the Premises or Tenant during the occurrence of any emergency, (2) Landlord shall have no liability or responsibility whatsoever for any interruption in the furnishing of electricity during an emergency and (3) any such interruption shall not entitle Tenant to any abatement of Rent under this Lease.

43.4                        The rights granted in this Article 43 are given in connection with, and as part of, the rights created under this Lease are not separately transferable or assignable from this Lease. Tenant shall not look to Landlord or Landlord’s agents to supply or provide any material or property in connection with the Building Emergency Generator, except as otherwise expressly provided in this Article 43.

ARTICLE 44

 SETBACKS

44.1                        So long as Tenant shall lease the entire second (2nd) floor of the Building pursuant to the terms of this Lease (it being agreed that the exclusive license granted to Tenant pursuant to the terms of this Article 44 shall be immediately terminated, if Tenant shall for any reason no longer lease the entire second (2nd) floor of the Building), Landlord grants Tenant an exclusive license (subject to the terms of Section 44.8 hereof) from the Commencement Date (with respect to the North Second Floor Setback) and the South Second Floor Setback Possession Date (with respect to the South Second Floor Setback) through the expiration or sooner termination of this Lease to use, perform alterations thereto, and maintain and repair, the Setbacks, in each case upon and subject to the terms of this Article 44. Landlord shall deliver to Tenant vacant, broom-clean possession of (a) the North Second Floor Setback on the Commencement Date and (b) the South Second Floor Setback on the South Second Floor Setback Possession Date. Tenant’s use of the Setbacks shall at all times be for outdoor seating, entertainment and a reception area, and for such other lawful purposes as shall have been approved in writing in advance by Landlord in Landlord’s sole and absolute discretion, but for no other purpose. The grant of this license is personal to, and for the sole benefit of and use by Tenant or a subtenant of all or substantially all of the Premises approved by Landlord in accordance with the terms hereof and, accordingly, this license may not otherwise be assigned, sublet, licensed, or otherwise transferred in whole or in part. No third party may use the Setbacks other than the members, shareholders, partners, employees and invitees of Tenant or such subtenant, nor may Tenant receive any fees or other payment for the use of such Setbacks. Except as otherwise expressly provided herein, the Setbacks are provided to Tenant in their “as is” condition and Landlord makes no representation or warranty, express or implied, as to the condition, sufficiency, quality, or fitness for any purpose of the Setbacks (including any representation or warranty as to whether the Setbacks is suitable for Tenant’s use or whether the Setbacks can be legally used for the purposes described in this Article 44). Landlord shall have no liability of any kind or nature directly or indirectly arising from Tenant’s use, alterations to, or repair or maintenance of, the Setbacks.

44.2                        Tenant shall, at its expense, use, perform alterations thereto, and maintain and repair, the Setbacks during the term of this Lease in compliance with all applicable Legal Requirements, the Rules and Regulations, Tenant Alteration Guidelines, any requirements of Landlord’s insurance underwriters, and any applicable roofing warranties or guaranties (collectively, the “Setback Requirements”). Except as otherwise expressly provided herein, Tenant shall, at its expense, obtain and maintain all permits, licenses, variances, authorizations, and approvals, including any amendment of the Building’s certificate of occupancy (collectively, the “Setback Permits”) that may be required to use, perform alterations thereto, and maintain or repair, the Setbacks in compliance with all Setback Requirements. Landlord (at Tenant’s expense) shall reasonably cooperate with Tenant in connection therewith and shall join in any applications required by governmental authorities in connection with any required amendment to the Building’s certificate of occupancy, provided, however, that any amendment to such certificate of occupancy shall not be deemed to change any of the terms of this Article 44 nor be deemed to impose any additional burdens on Landlord or other tenants in the Building. Except as otherwise expressly provided herein, the terms of Section 5.4 hereof shall be fully applicable to the Setbacks.

44.3                        Tenant will not (1) store or keep any equipment, supplies, refuse, or merchandise on the Setbacks, (2) enclose the Setbacks or any portion thereof, (3) perform any construction on the Setbacks or thereto without Landlord’s prior written approval upon and subject to the applicable terms of this Lease, or (4) place anything on the ledges or railings on the Setbacks. Notwithstanding the foregoing, certain items such as furniture and planters may remain on the Setbacks provided that the same are first approved by Landlord (which approval may be withheld in Landlord’s sole and absolute discretion) and subsequently installed, secured and maintained by Tenant upon and subject to the terms of this Article 44 and in compliance with the Setback Requirements (including that the foregoing items are not in excess of the load per square foot which the Setbacks was designated to carry and which is allowed by applicable Legal Requirements).

44.4                        Subject to the terms of this Article 44, Tenant’s use of the Setbacks shall also be subject to the following conditions: (i) nothing shall be placed, erected or installed on the Setbacks without prior written approval of Landlord (which approval may be withheld in Landlord’s sole and absolute discretion), it being understood that any structures, improvements or planting erected on the Setbacks or alterations made to the Setbacks by Tenant in violation of the terms and conditions of this clause (i) and/or this Lease may be removed and/or restored by Landlord at the expense of Tenant; (ii) no exterior lighting shall be permitted on the Setbacks without the prior written approval of Landlord, which approval may be withheld in Landlord’s sole and absolute discretion; (iii) the walls, parapets, balustrades, railings or other structural elements thereof shall not be painted, covered or otherwise affected by Tenant, without the prior written approval of Landlord (which approval may be withheld in Landlord’s sole and absolute discretion); (iv) no smoking or cooking (or other similar processes) shall be permitted on the Setbacks; (v) Tenant shall not display, erect or inscribe any signs, signage or symbols of any kind in, on or about the Setbacks without Landlord’s prior written consent (which consent may be withheld in Landlord’s sole and absolute discretion); (vi) Tenant shall not sell or use (or permit to be sold or used) any alcoholic beverages in connection with the use of the Setbacks; (vii) Tenant shall be subject to Landlord’s additional requirements imposed from time to time in connection with Tenant’s use of the Setbacks including the hours Tenant shall be permitted to use the Setbacks and Tenant’s use of exterior lighting on the Setbacks; and (viii) at no time shall Tenant’s use of the Setbacks interfere or adversely affect the normal conduct of business of any other tenants or occupants of the Building. For purposes of this Section 44.4, the term “signs” or “signage” shall mean each or every kind of sign, inscription, banner, flag, awning, canopy, structure, placard, board, stanchion or display. Tenant may bring into the Setbacks food that has been prepared in advance, provided that the presence of such food in the Setbacks shall not violate the restrictions set forth in clause (iv) of this Section 44.4 or cause any unusual or other objectionable odors to emanate from the Setbacks.

44.5                        Tenant shall not, by its use of the Setbacks, endanger the safety of any person or the property of Landlord or any tenant or occupant of the Building. Tenant shall use the Setbacks at all times in a safe and sanitary manner and in a manner that does not disturb the quiet enjoyment of the other tenants or occupants of the Building. Tenant shall use the Setbacks in accordance with the Setback Requirements.

44.6                        Tenant shall, at its expense, have a duty to take proactive measures to secure, protect or remove any of Tenant’s property on or about the Setbacks to avoid potential hazards created by weather, high wind conditions and other natural events. Landlord may require that Tenant (or, at Landlord’s option, Landlord), at Tenant’s expense, secure, protect or remove any of Tenant’s property or take other protective measures on or about the Setbacks, in either case in a manner determined by Landlord in its sole and absolute discretion or as otherwise required by Legal Requirements. Landlord shall have no liability for Tenant’s failure to secure, protect or remove any of Tenant’s property or take other protective measures as described herein.

44.7                        The terms and provisions set forth in Exhibit M-18 attached hereto are incorporated by reference herein as if set out in full in this Article 44.

44.8                        Notwithstanding anything herein to the contrary, Landlord and Landlord’s agents may (but shall not be obligated to) enter upon the Setbacks to perform repairs, installations and/or improvements on and to the Setbacks upon and subject to the terms of Article 10 hereof. If Landlord must access mechanical or structural components of the Setbacks, the roof, or the Building located on or adjacent to the Setbacks, Tenant is solely responsible for any additional costs incurred by Landlord as a result thereof, including removing and replacing any planters, patio blocks or other items reasonably required by Landlord. Tenant shall vacate the Setbacks during the performance of any work by Landlord thereon (if necessary in Landlord’s discretion) and Tenant at its expense shall promptly remove any items thereon required by Landlord in connection therewith. Tenant’s use of the Setbacks shall be subject to all of Landlord’s rights including Landlord’s right to access and use the Setbacks upon and subject to the terms of this Section 44.8 in order to (i) install, utilize, operate, maintain, repair, perform alterations, rebuild, restore and replace the structural elements, the common elements and façade of the Building, (ii) temporarily store and launch window washing equipment from the Setbacks, including lowering and raising such equipment along tracks on the exterior facade of the Building or any other equipment required in order to comply with applicable Legal Requirements and (iii) erect, use, lease, maintain, repair, replace and operate telecommunications equipment and signage.

44.9

A.                                    All alterations by Tenant to the Setbacks must be performed under the supervision of Landlord or its property manager or other designee at the expense of Tenant, unless Landlord or its property manager expressly advises Tenant in writing that such supervision is not required. Such supervision, if any, is solely to protect Landlord’s own interests, and Tenant may not rely thereon for any purpose. Landlord has no liability to Tenant or anyone else for providing such supervision. Landlord may withdraw its approval of any alterations by Tenant to the Setbacks in its sole and absolute discretion if Landlord subsequently determines in good faith that such alterations may or is reasonably likely to (i) damage the structural integrity of the Setbacks, the roof, or any other part of the Building, tear or damage the membrane of the roof, or adversely affect or void any warranty or guaranty applicable to the Setbacks, the roof, or the Building, or (ii) violate any zoning ordinance or other applicable Legal Requirements, it being agreed that Landlord shall use commercially reasonable efforts to make such determination prior to Landlord’s approval of any alterations by Tenant to the Setbacks. Landlord may require that Tenant (or, at Landlord’s option, Landlord), at Tenant’s expense, install additional structural support (in a manner determined by Landlord’s engineer in its sole and absolute discretion at the expense of Tenant) or other protective measures to the portion of the Setbacks or Building affected by any alterations by Tenant to the Setbacks or Tenant’s use of the Setbacks, it being agreed that Landlord shall use commercially reasonable efforts to make such determination (or cause Landlord’s engineer to make such determination) prior to Landlord’s approval of any alterations by Tenant to the Setbacks. In no event may Tenant rely on any such approvals as being a representation by Landlord that such installation and operation is permitted by or in accordance with any zoning ordinance or other Legal Requirements. Notwithstanding anything herein to the contrary, Tenant shall deliver at least two (2) weeks’ advance notice to Landlord prior to the commencement of any alteration by Tenant to the Setbacks to permit Landlord at its option and at its expense to remove any existing improvements and/or landscaping on the Setbacks installed by or on behalf of Landlord.

B.                                    Tenant shall bear all costs and expenses associated with any alterations by Tenant to the Setbacks, including all of the incremental costs related to repairing the Setbacks or the Building in conjunction with such alterations. Landlord, in its sole and absolute discretion, may require certain aesthetic specifications concerning the appearance of the Setbacks, which Tenant shall perform at its cost.

C.                                    All alterations and repairs by Tenant to the Setbacks must be accomplished in a workmanlike, safe and diligent manner in accordance with Setback Requirements and as approved by Landlord (which approval may be withheld in Landlord’s sole and absolute discretion), and must not interfere with other tenants or occupants of the Building.

D.                                    Tenant shall be responsible and liable for all access to and from the Setbacks through the Premises (other than by Landlord and/or its agents and/or contractors). Tenant shall install, at its expense, reasonable security devices and systems to ensure that there is no unauthorized use of the Setbacks. Neither Landlord, nor any of its agents or employees, shall be liable for any damage to, or theft of, any materials, supplies or other property, nor for any injury or damage to persons, in connection with, resulting from, or relating to, access or use of the Setbacks.

E.                                     If during the term of this Lease, the current tenant of retail space located on the northeast portion of the ground floor of the Building vacates such space and the tenant buildout thereof is demolished, Landlord at its expense (and in compliance with all applicable Legal Requirements and the terms of this Lease, including Section 44.8 hereof), using materials, standards and finishes of Building Standard quality, quantity, color and design, shall promptly perform the following work to the North Second Floor Setback (collectively, “Landlord’s North Setback Work”): provide and install new railings, a roof membrane and acoustical covers over the existing rooftop units on the North Second Floor Setback and standard roofing materials (it being agreed that at Tenant’s option, Tenant at its expense shall install such standard roofing materials and Landlord shall provide a contribution thereto not to exceed the reasonable cost of installing standard roofing materials as reasonably agreed to by the parties in good faith). Prior to the performance by Landlord of Landlord’s North Setback Work, Tenant shall vacate the North Second Floor Setback during the performance of such work by Landlord and Tenant shall promptly remove any items thereon reasonably required by Landlord in connection therewith (including any landscaping installed by Tenant thereon upon and subject to the terms hereof).

F.                                      Notwithstanding anything herein to the contrary, Landlord at its expense (and in compliance with all applicable Legal Requirements), using materials, standards and finishes of Building Standard quality, quantity, color and design, shall perform the following work to the South Second Floor Setback (collectively, “Landlord’s South Setback Work;” together with Landlord’s North Setback Work, “Landlord’s Setback Work”): install one (1) access point (along with a ramp and stairway) coordinated with Tenant’s Final Plans. Subject to force majeure and delays by Tenant and/or its agents, contractors and/or employees, Landlord shall use commercially reasonable efforts to substantially complete Landlord’s South Setback Work on or prior to the date that is six (6) months following the date that Tenant occupies the Premises for the ordinary conduct of its business.

G.                                    Landlord’s Setback Work may be performed in the Premises, the North Second Floor Setback and/or the South Second Floor Setback (as the case may be) at any time, including during business hours. Except as otherwise expressly provided herein, Landlord shall file any plans with respect to Landlord’s Setback Work with the governmental authorities having jurisdiction and shall pay all required fees and obtain all required Setback Permits in connection therewith, if any; provided, however, Tenant at its expense agrees to cooperate with Landlord in connection therewith. Tenant may in no event request any changes and/or additions to Landlord’s Setback Work. Tenant at its expense shall reasonably cooperate with Landlord in connection with Landlord’s performance of Landlord’s Setback Work, including allowing Landlord to access portions of the Premises that are reasonably necessary to perform Landlord’s Setback Work upon and subject to the terms of Section 44.8 hereof. Tenant acknowledges that the performance of Landlord’s Setback Work may disturb Tenant’s performance of Tenant’s Work and/or Tenant’s quiet enjoyment of, and access to, the Premises (as the case may be). Tenant hereby accepts such conditions as modifications and limitations on its right to use the Premises and hereby waives all claims for damages to its property or its business which may be caused by the effects of Landlord’s Setback

Work. Notwithstanding the foregoing, Landlord at its expense shall promptly repair any property of Tenant damaged by the performance of Landlord’s Setback Work. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s performance of Tenant’s Work and/or Tenant’s use and occupancy of the Premises (as the case may be) as a result of the performance of Landlord’s Setback Work. Sections 37.1B, 37.1C and 37.1F shall be fully applicable to the performance by Landlord of Landlord’s Setback Work, it being agreed that Sections 37.1D and 37.1E shall be fully applicable solely to Landlord’s South Setback Work (in either event with any reasonable adjustments thereto that may be required in good faith in order to effectuate the intent thereof). Landlord shall deliver to Tenant at least five (5) business days’ advance notice of the South Second Floor Setback Possession Date (which notice may be delivered prior to the substantial completion of Landlord’s South Setback Work).

44.10                 At the end of the term of the license granted hereby, Tenant shall surrender the Setbacks to Landlord in good condition, reasonable wear and tear and damage by fire or other casualty excepted and in accordance with the terms of Section 13.3 hereof. Tenant hereby agrees that time shall be of the essence with respect to Tenant’s obligation to vacate and surrender possession of the Setbacks upon the expiration or sooner termination of the term of the license granted hereby, and Tenant shall vacate and surrender possession of the Setbacks at such time and shall remove all of its personal property therefrom. Tenant’s obligations under this Section 44.10 shall survive the expiration or earlier termination of this Lease.

44.11                 Landlord shall furnish electricity to the Setbacks solely for exterior lighting and convenience receptacles, which electrical consumption shall be billed by Landlord to Tenant on a submetering basis upon and subject to all of the applicable terms of Article 7 hereof, it being agreed that (a) such electric current shall be measured by the same submeter measuring the furnishing of electricity to the second (2nd) floor of the Building, (b) if Tenant requires electric service for any other uses of the Setbacks, any additional riser or risers required to supply Tenant’s electrical requirements and all other equipment proper and necessary in connection therewith shall be installed by Landlord at Tenant’s expense upon request of Tenant in accordance with the applicable terms of Article 7 hereof and (c) no electrical outlets will be installed on the Setbacks or roof of the Building except as approved by Landlord (which approval may be withheld in Landlord’s sole and absolute discretion). In addition, Landlord shall furnish water to the Setbacks solely for cleaning and irrigation, which water consumption shall be billed by Landlord to Tenant on a metered basis, it being agreed that, (i) such water shall be delivered to the Setbacks by a water bib to be installed by Landlord at Tenant’s expense in a location designated by Landlord on or prior to the South Second Floor Setback Possession Date, which Tenant shall maintain and repair at its expense, (ii) Landlord, at Tenant’s reasonable expense, shall install and maintain a meter(s) to measure Tenant’s water consumption on the Setbacks and (iii) Tenant shall reimburse Landlord for the actual out-of-pocket cost of all water consumed as measured by said meter(s). Except as expressly set forth in this Section 44.11, Landlord shall not be obligated to furnish any other services to the Setbacks and any other services thereto shall be furnished by Tenant at its expense upon and subject to the applicable terms of this Lease.

44.12                 Except as otherwise expressly provided herein, Landlord has no obligation whatsoever with respect to the repair or maintenance of the Setbacks; provided, however, that, in the case of structural damage to the Setbacks (including waterproofing), Tenant shall immediately notify Landlord thereof, and Landlord at its expense shall repair the same during business hours, except to the extent such structural damage was caused by the negligence or willful misconduct of Tenant and/or its agents and/or contractors (in which case Landlord shall repair such damage at Tenant’s expense during business hours). Subject to the provisions of Section 44.2 hereof, Tenant, at its expense, shall keep and maintain the Setbacks in good condition, order, and repair, and shall remove and properly dispose of any debris from the Setbacks, whether or not generated by Tenant. Tenant shall, at its expense, (i) promptly repair all non-

structural damage to the Setbacks (except to the extent such non-structural damage caused by Landlord and/or its agents and/or contractors, in which case Landlord shall repair such damage at Landlord’s expense), (ii) upkeep and maintain in good condition any landscaping and plantings installed by Tenant on the Setbacks, (iii) keep all drains free of debris and all tiles in good condition, (iv) clean, secure and remove all garbage from the Setbacks following each and every use of the Setbacks by Tenant, (v) place all garbage for pickup by Tenant (or at Tenant’s option by Landlord at Landlord’s then standard charge therefor) in accordance with this Lease or as otherwise instructed by Landlord, and (vi) promptly pay all violations, fines or other penalties that may be imposed upon Landlord or Tenant in connection with any failure on Tenant’s part to dispose of garbage or debris properly. Such repairs and maintenance shall be performed in such a manner as not to conflict or interfere with the use of other facilities in the Building and shall be consistent with the manner in which Tenant must maintain the Premises pursuant to the terms of this Lease. Tenant shall notify Landlord of any maintenance or repairs of the Setbacks that Tenant proposes to conduct, and Landlord must approve in writing in advance the contractors or other parties that Tenant proposes to perform such maintenance or repairs (which approval shall not be unreasonably withheld or delayed). Furthermore, in connection with any repairs or maintenance or exercise of its rights under the license granted hereby, Tenant must not damage, nor permit any other party to damage, the Setbacks or any other part of the roof or Building. Landlord has no responsibility or liability for the conduct or safety of any of Tenant’s engineers, contractors, personnel, or other representatives, or any of their employees, contractors, or other personnel while on the Setbacks or in any other part of the Building. Tenant is solely liable for any injury to, or death of, any such person from any cause.

44.13                 Except as otherwise expressly provided herein, Landlord shall have no obligation to alter, improve, decorate or otherwise prepare the Setbacks for Tenant’s use thereof. No representation is made by Landlord that the Setbacks satisfy the requirements of the ADA. Tenant shall use commercially reasonable efforts to use recycled content for any such alterations, improvements, or additions to the Setbacks to the extent feasible and commercially reasonable.

44.14                 If Tenant’s liability and property insurance policies required under this Lease do not cover Tenant’s use, alterations to, or repair or maintenance of, the Setbacks, then Tenant at its expense shall with respect to the Setbacks, obtain, maintain, and keep in effect throughout the term of the license granted hereby insurance with coverages, amounts, and insurers reasonably acceptable to Landlord, and naming Landlord, its property manager, and any superior mortgagees and superior lessors as additional insureds thereunder. Prior to Tenant’s first access to the Setbacks for any reason, Tenant shall provide to Landlord certificates of insurance evidencing such insurance coverages. If the cost of Landlord’s insurance increases as a result of the license granted hereby or any alterations by Tenant to the Setbacks, Tenant shall pay the cost of such increases to Landlord within thirty (30) days following written demand from Landlord.

44.15                 It is the intention of the parties that Tenant’s use, alterations to, and repair or maintenance of, the Setbacks shall be at Tenant’s sole cost and risk (without cost or risk to Landlord, except as otherwise expressly provided herein) including the risk that Tenant will be unable to use the Setbacks or perform its proposed alterations thereto as a result of any structural failure at the Building, or any other reason whatsoever. Landlord shall not be liable to Tenant for any adverse consequences arising out of Tenant’s inability to use, perform its proposed alterations to, or repair or maintain, the Setbacks. Tenant’s indemnity set forth in Article 16 hereof shall be fully applicable to Tenant’s use, performance of alterations, and repair and maintenance of, the Setbacks.

44.16                 If Tenant defaults beyond any applicable notice and cure periods with respect to the performance of any of the terms of this Article 44, Landlord may, in addition to all other rights and remedies that Landlord may have, revoke Tenant’s right to use the Setbacks immediately upon notice to Tenant until such default shall have been cured.

44.17                 This Article 44 does not and shall not be deemed to constitute a lease or a conveyance of the Setbacks by Landlord to Tenant, or to confer upon Tenant any right, title, estate or interest in the Setbacks. This Article 44 grants to Tenant only a personal privilege to use the Setbacks during the term of the license granted hereby upon and subject to the terms and conditions set forth herein.

ARTICLE 45

 TENANT’S CONTRACTION OPTION

45.1                        Provided that on the date that Tenant delivers to Landlord the Contraction Notice and on the Contraction Date, Tenant is not in default under any of the terms of this Lease beyond the expiration of any applicable notice and cure periods (it being understood that Landlord may waive any of such conditions in its sole and absolute discretion), Tenant shall have the one-time option (the “Contraction Option”) to cancel this Lease solely with respect to the portion of the Amenity Premises as shown on the floor plan annexed hereto as Exhibit J (the “Returned Space”) effective as of the Contraction Date upon and subject to the terms hereinafter set forth. If Tenant desires to exercise the Contraction Option, Tenant shall deliver to Landlord a single irrevocable notice (the “Contraction Notice”) of Tenant’s exercise thereof, which Contraction Notice shall contain the date on which Tenant desires to surrender possession of the Returned Space (such date, the “Contraction Date;” the date that Tenant shall actually surrender possession of the Returned Space in accordance with the terms hereof, which shall be no earlier than the Contraction Date, shall be referred to herein as the “Actual Returned Space Surrender Date”), which Contraction Date (i) shall be the final day of the month and (ii) shall in no event be earlier than (x) twelve (12) months following the delivery of the Contraction Notice and (y) the fourth (4th) anniversary of the Rent Commencement Date. In the event that Tenant delivers the Contraction Notice and thereafter fails to surrender the Returned Space on or before the Contraction Date, Tenant shall be deemed to be holding over in the Returned Space and the terms and conditions of Article 22 shall apply solely with respect to the Returned Space (and not to the balance of the Premises). The balance of the Premises other than the Returned Space shall be referred to herein collectively as the “Retained Space” and shall constitute the Premises hereunder from and after the Actual Returned Space Surrender Date. The parties shall in good faith agree upon a suitable division of the Private Entrance and Amenity Premises effective from and after the Contraction Date, recognizing that from and after the Contraction Date, the Ground Floor Space shall consist of a portion of the Amenity Premises and the entire Private Entrance.

45.2                        Together with Tenant’s delivery of the Contraction Notice, Tenant shall pay to Landlord by wire transfer to such account of Landlord as shall be designated by Landlord from time to time, an amount (the “Contraction Payment”) equal to the sum of (a) six (6) times the Fixed Rent and additional rent pursuant to Article 4 hereof payable by Tenant under this Lease with respect to the Returned Space for the month in which the Contraction Date shall occur (such additional rent amount to be reasonably estimated by the parties but subject to subsequent adjustment upon and subject to the terms of Article 4 hereof) and (b) the aggregate unamortized amounts, computed as of the Contraction Date, of the Work Allowance Amortization Amount, the Broker’s Commission Amortization Amount and the Free Rent Amortization Amount, such amounts to be amortized over the Initial Term of this Lease commencing on the Rent Commencement Date on a straight-line basis with an annual interest factor equal to eight (8%) percent. For purposes of calculating the amount of the Contraction Payment, the “Work Allowance Amortization Amount” shall mean the sum of the work allowance paid by Landlord with respect to the Returned Space; the “Broker’s Commission Amortization Amount” shall mean the amount of the Broker’s commission paid by Landlord with respect to the Returned Space; and the “Free Rent Amortization Amount” shall mean the sum of the free rent received by Tenant with respect to the Returned Space. The parties shall use commercially reasonable efforts to calculate the amount of the

Work Allowance Amortization Amount, the Broker’s Commission Amortization Amount and the Free Rent Amortization Amount no later than one (1) year following the date hereof. Landlord shall timely deliver to Tenant its proposed calculation of such amounts (together with reasonably detailed evidence of the costs and amounts used to calculate such amounts), and Tenant shall, within thirty (30) days following its receipt thereof, advise Landlord by the delivery of notice if Tenant reasonably agrees with such calculation. Upon such determination of the Work Allowance Amortization Amount, the Broker’s Commission Amortization Amount and the Free Rent Amortization Amount, Landlord and Tenant shall promptly execute an agreement reasonably satisfactory to Tenant and Landlord specifying such amounts. Any failure by Tenant to timely pay the Contraction Payment shall, at Landlord’s option, be deemed to be a material default by Tenant hereunder.

45.3                        If Tenant timely delivers Landlord the Contraction Notice, then this Lease solely with respect to the Returned Space shall expire on the Contraction Date, and Tenant shall vacate the Returned Space and surrender the same to Landlord on or before the Contraction Date in accordance with all of the provisions of this Lease, including the terms of Section 13.3 hereof. In addition, on or before the Contraction Date, Tenant, at its expense and upon and subject to all of the terms of this Lease, shall (i) separate all utility or other mechanical connections, if any, within the Returned Space from the Retained Space, (ii) remove any telecommunication or data wiring or cabling connecting the Returned Space to the Retained Space, (iii) redistribute any electricity to the extent necessary so that the Returned Space in the aggregate has an electrical capacity in compliance with the terms of Article 7 hereof, (iv) demise the Returned Space, including installing a wall in compliance with Legal Requirements in the location shown on the floor plan annexed hereto as Exhibit J and encasing the Escalator in such a manner that the Escalator’s noise and vibrations shall not impair or interfere with the use or enjoyment by any tenant of the Returned Space, (v) restore the exterior entrance of the Returned Space, including the removal of any of Tenant’s signage in front thereof, and the height of the floor of the Returned Space so that it is identical to that of the plaza and (vi) perform any other alterations reasonably required by Landlord in good faith to separately demise the Returned Space (including with respect to any services to be provided to the Returned Space). The terms of the preceding two (2) sentences shall survive the termination of this Lease with respect to the Returned Space. At Landlord’s option, the work set forth in clauses (iv) through (vi) above shall be performed by Landlord at Tenant’s reasonable expense.

45.4                        All Fixed Rent and additional rent payable by Tenant hereunder with respect to the Returned Space shall be apportioned as of the Actual Returned Space Surrender Date. If the amount of any such additional rent cannot be determined as of the Actual Returned Space Surrender Date, Tenant shall remain liable for the payment of any such additional rent attributable to the period through the Actual Returned Space Surrender Date. In addition, Tenant shall be obligated to cure any default hereunder existing on the Actual Returned Space Surrender Date with respect to the Returned Space. Such defaults shall be cured within the periods provided herein, and such liability of Tenant shall survive the cancellation of this Lease with respect to the Returned Space.

45.5                        As of the Actual Returned Space Surrender Date, Landlord and Tenant each hereby agrees to release the other and its successors and assigns of and from all claims, demands, actions and causes of action of every kind and nature whatsoever arising out of this Lease with respect to the Returned Space, except that nothing herein shall be deemed to constitute a release of the other party with respect to (i) third party claims against such party accruing through the Actual Returned Space Surrender Date with respect to the Returned Space, (ii) any obligation or liability of the other party incurred hereunder with respect to the Returned Space which remains outstanding and unsatisfied on the Actual Returned Space Surrender Date, (iii) as otherwise expressly provided in this Article 45 and (iv) any obligation of the other party with respect to the Returned Space that expressly survives the expiration or earlier termination or cancellation of this Lease with respect to the Returned Space.

45.6                        If Tenant timely delivers the Contraction Notice and surrenders the Returned Space, the parties agree to enter into a written amendment to this Lease, in form and substance reasonably satisfactory to Landlord and Tenant, reflecting the reduction of the Premises. Except for the subtraction of the Returned Space from the Demised Premises, the terms of this Lease shall remain in full force and effect

45.7                        From and after the delivery of the Contraction Notice but subject to the applicable terms of Article 10 of this Lease, Tenant shall grant Landlord and its prospective tenants and their respective agents, brokers or representatives access to the Returned Space upon advance notice (which may be telephonic) for the purpose of inspecting the Returned Space.

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this Lease as of the date first above written.

DOLP 1133 PROPERTIES II LLC

By:	The Durst Manager LLC, a New York limited
liability company, its Manager

	By:	SRDA Manager, LLC, a New York limited
liability company, its Managing Member

		By:	/s/ Jonathan Durst
Jonathan Durst, President

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Daniel Emerson
Name: Daniel Emerson
Title: Executive Vice President and General Counsel